As filed with the Securities and Exchange Commission on December 27, 2010
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLEGHENY TECHNOLOGIES INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Delaware	3317	25-1792394
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1000 Six PPG Place
Pittsburgh, Pennsylvania 15222
(412) 394-2800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jon D. Walton
Executive Vice President, Human Resources,
Chief Legal and Compliance Officer and Corporate Secretary
Allegheny Technologies Incorporated
1000 Six PPG Place
Pittsburgh, Pennsylvania 15222
(412) 394-2800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ronald D. West K&L Gates LLP K&L Gates Center 210 Sixth Avenue Pittsburgh, Pennsylvania 15222 (412) 355-6500	Wayne E. Larsen Vice President Law/Finance & Secretary Ladish Co., Inc. 5481 S. Packard Avenue Cudahy, Wisconsin 53110 (414) 747-2611	Mark T. Plichta Foley & Lardner LLP 777 E. Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement and the effective time of the merger referred to herein.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an x in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(1) (Cross-Border Issuer Tender Offer)        ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered(1)	Price per Share	Offering Price(2)	Fee
Common stock, $0.10 par value	7,384,160	N/A	$404,540,498	$46,968

(1)	Represents a bona fide estimate of the maximum number of shares of Allegheny Technologies Incorporated common stock, $0.10 par value, that may be issued in connection with the merger described herein, calculated as the product of (i) the sum of (A) 15,707,552, which is the number of shares of common stock, $0.01 par value, of Ladish Co., Inc., referred to as Ladish common stock, that were outstanding on December 20, 2010, and (B) 500,000, which is the number of shares of Ladish common stock to be delivered to holders of restricted stock units under the Ladish Co., Inc. 2010 Restricted Stock Unit Plan, referred to as the 2010 Plan, on the effective date of the merger described herein, and (ii) 0.4556, the exchange ratio in the merger.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(c) and 457(f)(1) under the Securities Act. This amount was calculated as (i) (a) $48.96, which is the average of the high and low prices per share of Ladish common stock on December 17, 2010, on the Nasdaq Global Select Market, multiplied by (b) (i) the sum of (A) 15,707,552, which is the number of shares of Ladish common stock that were outstanding on December 20, 2010, and (B) 500,000, which is the number of shares of Ladish common stock to be delivered to holders of restricted stock units under the 2010 Plan on the effective date of the merger described herein, less (ii) $388,981,248, the aggregate amount of cash that would be payable to the holders of Ladish common stock in the merger assuming that the merger consideration is paid with respect to an aggregate of 16,207,552 shares of Ladish common stock upon completion of the merger.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus does not constitute an offer to sell these securities, nor a solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED DECEMBER 27, 2010

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

You are invited to attend a Special Meeting of Shareholders of Ladish Co., Inc., referred to as Ladish, which will be held at   :00 a.m., local time, on          , 2011 at          . At the special meeting, you will be asked to adopt the Agreement and Plan of Merger, referred to as the merger agreement, entered into by Ladish, Allegheny Technologies Incorporated, referred to as ATI, LPAD Co., a wholly owned subsidiary of ATI, referred to as LPAD, and PADL LLC, a wholly owned subsidiary of ATI, referred to as PADL, on November 16, 2010. Under the merger agreement, ATI will acquire Ladish through a merger of LPAD with and into Ladish, referred to as the merger, with Ladish continuing as the surviving entity and a wholly owned subsidiary of ATI. Immediately following the merger, Ladish will be merged with and into PADL, with PADL continuing as the surviving entity and a wholly owned subsidiary of ATI. The merger agreement is attached as Annex A to this proxy statement/prospectus.

At the effective time and as a result of the merger, each outstanding share of Ladish common stock will be converted into the right to receive the sum of 0.4556 of a share of ATI common stock and $24.00 in cash.

Common stock of Ladish is listed on the Nasdaq Global Select Market under the symbol “LDSH.” Common stock of ATI is listed on the New York Stock Exchange under the symbol “ATI.” Upon completion of the merger, we expect that Ladish common stock will be delisted.

This proxy statement/prospectus describes the merger agreement, the merger and the transactions contemplated by the merger agreement and provides information concerning the special meeting of Ladish shareholders. Before we can complete the merger, Ladish’s shareholders must adopt the merger agreement. We urge you to take the time to read this proxy statement/prospectus, and the documents incorporated into this proxy statement/prospectus by reference, carefully. Please pay particular attention to the section titled “Risk Factors” beginning on page 12. You also can obtain information about Ladish and ATI from documents that we or ATI have filed or will file with the Securities and Exchange Commission prior to the special meeting.

After careful consideration, the Ladish board of directors has approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and determined that the merger agreement and the merger are fair to and otherwise in the best interests of Ladish shareholders and recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the proposal to approve the adjournment or postponement of the special meeting for the solicitation of additional proxies in the event there are insufficient votes present, in person or represented by proxy, at the time of the special meeting to adopt the merger agreement.

Your vote is very important. Whether or not you plan to attend the special meeting, we urge you to submit your proxy as promptly as possible. Please refer to the instructions on the enclosed proxy card.

/s/  Gary J. Vroman
Gary J. Vroman
President and Chief Executive Officer
Ladish Co., Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated          , 2011 and is first being mailed or otherwise delivered to Ladish shareholders on or about          , 2011.

SOURCES OF ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about ATI and Ladish from documents that each company has filed with the Securities and Exchange Commission, referred to as the SEC, but which have not been included in or delivered with this proxy statement/prospectus. For a list of documents incorporated by reference into this proxy statement/prospectus and how you may obtain them, see “Where You Can Find More Information” beginning on page 88.

This information is available to you without charge upon your written or oral request. You can also obtain the documents incorporated by reference into this proxy statement/prospectus by accessing the SEC’s website maintained at http://www.sec.gov.

In addition, Ladish’s filings with the SEC are available to the public on Ladish’s website, www.ladishco.com, and ATI’s filings with the SEC are available to the public on ATI’s website, www.atimetals.com. Information contained on Ladish’s website, ATI’s website or the website of any other person is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on those websites as part of this proxy statement/prospectus.

ATI and Ladish will provide you with copies of their respective documents incorporated by reference into this proxy statement/prospectus, without charge, if you so request from:

Allegheny Technologies Incorporated	Ladish Co., Inc.
1000 Six PPG Place	5481 South Packard Avenue
Pittsburgh, Pennsylvania 15222-5479	Cudahy, Wisconsin 53110
Attention: Investor Relations	Attention: Investor Relations
Telephone Number: (412) 394-2800	Telephone Number: (414) 747-2611

If you wish to obtain any of these documents from ATI or Ladish, you should make your request no later than          , 2011 to ensure timely delivery.

Information contained in this proxy statement/prospectus regarding ATI has been provided by, and is the responsibility of, ATI and information contained in this proxy statement/prospectus regarding Ladish has been provided by, and is the responsibility of, Ladish. No one has been authorized to give you any other information, and neither ATI nor Ladish take responsibility for any information that others may give you. This proxy statement/prospectus is dated          , 2011. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date. Neither Ladish’s mailing of this proxy statement/prospectus to Ladish shareholders nor the issuance by ATI of common stock in connection with the merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF LADISH CO., INC.:

NOTICE IS HEREBY GIVEN that a special meeting of holders of common stock of Ladish Co., Inc., referred to as Ladish, will be held at   :00 a.m., local time, on          , 2011 at          , for the following purposes:

1. To consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of November 16, 2010, by and among Allegheny Technologies Incorporated, referred to as ATI, LPAD Co., a wholly owned subsidiary of ATI, referred to as LPAD, PADL LLC, a wholly owned subsidiary of ATI, and Ladish, as amended from time to time, pursuant to which LPAD will merge with and into Ladish, referred to as the merger, with Ladish continuing as the surviving entity and a wholly owned subsidiary of ATI; and

2. To consider and vote upon a proposal to approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Only shareholders of record at the close of business on          , 2011 are entitled to notice of, and to vote at, the special meeting or postponements or adjournments thereof (unless the board of directors fixes a new record date for any such postponed or adjourned meeting).

Your vote is important. Whether or not you plan to attend the special meeting, please vote now by proxy in order to ensure the presence of a quorum. You may vote by telephone or via the Internet, as described on the enclosed proxy card, or by marking, signing and dating the enclosed proxy card on the reverse side and returning it promptly in the accompanying postage-paid envelope. A proxy may be revoked at any time prior to its exercise at the meeting, and your return of the enclosed proxy will not affect your right to vote your shares if you attend the meeting in person. Please review this proxy statement/prospectus for more complete information regarding the merger and the special meeting. If you do not return or submit your proxy or vote your shares by telephone or over the Internet or vote in person at the special meeting, the effect will be the same as a vote against the proposal to adopt the merger agreement.

The board of directors of Ladish has approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and determined that the merger agreement and the merger are fair to and otherwise in the best interests of Ladish shareholders and recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the proposal to approve the adjournment or postponement of the special meeting for the solicitation of additional proxies in the event there are insufficient votes present, in person or represented by proxy, at the time of the special meeting to adopt the merger agreement.

Whether or not you plan to attend the special meeting in person, please vote your proxy by telephone or through the Internet, as described on the enclosed proxy card, or complete, date, sign and return the enclosed proxy card in the enclosed envelope. The enclosed envelope requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card or voted by telephone or through the Internet.

By Order of the Board of Directors,

/s/  Wayne E. Larsen

Wayne E. Larsen
Vice President Law/Finance and Secretary

          , 2011

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to address briefly some questions that you, as a shareholder of Ladish, may have regarding the merger, the other transactions contemplated by the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder. To better understand these matters, and for a description of the legal terms governing the merger and other transactions contemplated by the merger agreement, you should carefully read this entire proxy statement/prospectus, including the Annexes, as well as the documents that have been incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus. All references in this proxy statement/prospectus to ATI refer to Allegheny Technologies Incorporated, a Delaware corporation; all references in this proxy statement/prospectus to Ladish refer to Ladish Co., Inc., a Wisconsin corporation; all references in this proxy statement/prospectus to LPAD refer to LPAD Co., a Wisconsin corporation and a wholly owned subsidiary of ATI; all references in this proxy statement/prospectus to PADL refer to PADL LLC, a Wisconsin limited liability company and a wholly owned subsidiary of ATI; all references in this proxy statement/prospectus to the merger agreement refer to the Agreement and Plan of Merger, dated as of November 16, 2010, by and among ATI, LPAD, PADL and Ladish, a copy of which is included as Annex A to this proxy statement/prospectus; and all references in this proxy statement/prospectus to the merger refer to the merger of LPAD with and into Ladish, with LPAD continuing as the surviving entity and a wholly owned subsidiary of ATI.

Q:	Why am I receiving this document?

A:	Under the terms of the merger agreement, LPAD will be merged with and into Ladish, with Ladish continuing as the surviving entity and a wholly owned subsidiary of ATI. Following the merger, Ladish will no longer be a separate publicly held corporation. Immediately following the merger, Ladish will be merged with and into PADL, with PADL continuing as the surviving entity and a wholly owned subsidiary of ATI. Following the merger and other transactions contemplated by the merger, ATI expects to continue to operate the Ladish businesses under the name “Ladish Co.” See “The Merger” and “The Merger Agreement.” A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

This document is both a proxy statement of Ladish and a prospectus of ATI. It is a proxy statement of Ladish because the Ladish board of directors is soliciting proxies from its shareholders to vote on the adoption of the merger agreement at the special meeting of its shareholders described in this proxy statement/prospectus, referred to as the special meeting, as well as the other matters set forth in the notice of the special meeting and described in this proxy statement/prospectus, and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting. It is a prospectus because ATI will issue ATI common stock to the holders of Ladish common stock as a portion of the consideration to be paid in the merger. This document contains important information about the merger agreement, the merger and the special meeting. You should read this document carefully.

Your vote is very important. ATI and Ladish encourage you to vote as soon as possible. The enclosed proxy card allows you to vote your Ladish shares without attending the special meeting. If you are a registered shareholder, you may vote by proxy either by telephone, via the Internet or by completing, signing, dating and returning the enclosed proxy card by mail. For more specific information on how to vote, please see the questions and answers below and “The Special Meeting.”

Q:	On what am I being asked to vote?

A:	At the special meeting, Ladish common shareholders will be asked (1) to adopt the merger agreement and (2) to approve the adjournment of the special meeting for the solicitation of additional proxies in the event there are insufficient votes present, in person or represented by proxy, at the time of the special meeting to adopt the merger agreement. See “The Special Meeting — Purposes of the Special Meeting.”

Q:	What will happen in the merger?

A:	If Ladish shareholder approval as described in this proxy statement/prospectus is obtained and all other conditions to the merger have been satisfied (or, to the extent legally permissible, waived), LPAD will merge with and into Ladish, upon the terms and subject to the conditions set forth in the merger agreement. Upon the completion of the merger, the separate corporate existence of LPAD will cease, and Ladish will continue as the surviving entity in the merger and become a wholly owned subsidiary of ATI. Immediately following the merger, Ladish will be merged with and into PADL, with PADL continuing as the surviving entity and a wholly owned subsidiary of ATI. Following the merger, ATI expects to continue to operate the Ladish businesses under the name “Ladish Co.” See “The Merger — Structure; Merger Consideration.”

Q:	What will I receive in exchange for my Ladish common stock in the merger?

A:	Each of your shares of Ladish common stock will be converted in the merger into the right to receive 0.4556 of a share of ATI common stock and $24.00 in cash. ATI will not issue fractional shares in the merger. Instead, it will pay cash for fractional shares of common stock based on the arithmetic average of the average of the daily high and low sales prices per share of ATI common stock as reported on the New York Stock Exchange, referred to as the NYSE, on each of the 10 trading days immediately preceding the date on which the merger is consummated. See “The Merger Agreement — Structure; Merger Consideration” and “The Merger — No Issuance of Fractional Shares.”

Q:	Will I receive future dividends following the merger?

After completion of the merger, you will be entitled only to dividends on any shares of ATI common stock that you own as of the applicable record date for such dividend. While ATI provides no assurances as to the level or payment of any future dividends on shares of its common stock, and ATI’s board of directors has the power to modify dividend policy at any time, ATI presently pays dividends at a quarterly rate of $0.18 per share of ATI common stock. See “Market Price and Dividend Information.”

Q:	How much stock will the current shareholders own in the combined company?

A:	As of the date of this proxy statement/prospectus, ATI has approximately million shares of common stock outstanding and expects to issue approximately million shares of common stock in connection with the merger, including with respect to outstanding Ladish restricted stock units. As a result, as of the closing of the merger, it is expected that current ATI stockholders will own approximately % and that current Ladish shareholders will own approximately % of ATI’s outstanding shares on a fully diluted basis.

Q:	Will Ladish’s rights plan apply to the merger?

No. On November 16, 2010, immediately prior to its execution of the merger agreement, Ladish amended its Shareholder Rights Agreement, dated October 9, 2009, between Ladish and American Stock Transfer & Trust Company, LLC, referred to as the rights agreement, for the purpose of rendering the rights agreement inapplicable to the merger agreement and the transactions contemplated thereby, including the merger.

Q:	What are the United States federal income tax consequences of the merger?

A:	You generally will recognize gain, but not loss, equal to the lesser of: (1) the amount of cash you receive in the merger or (2) the excess, if any, of (a) the sum of the amount of the cash and the fair market value of ATI common stock that you receive in the merger, determined as of the closing date of the merger, over (b) your tax basis in the Ladish common stock surrendered in the merger. You should read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the transaction. Tax matters can be complicated, and the tax consequences of the transaction to you will depend on your particular tax situation. Accordingly, you are urged to consult your own tax advisors to determine the particular federal, state, local or foreign income, reporting or other tax consequences of the merger to you.

Q:	When do the parties expect to complete the merger?

A:	ATI and Ladish are working to complete the merger as quickly as possible and anticipate that it will be completed during the first quarter of 2011. However, the merger is subject to approval by Ladish’s shareholders, various regulatory approvals and other conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. Unless ATI and Ladish otherwise agree, the merger will be completed no later than the second business day after all of the closing conditions in the merger agreement are satisfied or waived in accordance with their terms.

Q:	How will the combined company be managed?

A:	In the merger, LPAD will be merged with and into Ladish, with Ladish continuing as the surviving entity and a wholly owned subsidiary of ATI. Immediately following the merger, Ladish will be merged with and into PADL, with PADL continuing as the surviving entity and a wholly owned subsidiary of ATI. PADL will be effectively subject to the management of the ATI board of directors. It is not expected that any members of the Ladish board of directors will become members of the ATI board of directors upon consummation of the merger and the other transactions contemplated by the merger agreement.

Q:	Do persons involved in the merger have interests that may conflict with mine as a Ladish shareholder?

A:	Yes. When considering the recommendations of Ladish’s board of directors, you should be aware that certain Ladish directors and executive officers have interests in the merger that are different from, or are in addition to, yours. These interests include:

• the possible employment of certain of Ladish’s executive officers by ATI after the merger, although no agreements have been proposed or entered into;

• the beneficial ownership of restricted stock units which will vest in full as of the effective date of the merger and potential to receive unissued shares eligible for issuance under Ladish’s 2010 Restricted Stock Unit Plan, referred to as the 2010 Plan, on the effective date of the merger;

• the eligibility of certain executive officers to receive payments from a retention pool to be established by ATI; and

• the receipt of indemnification and liability insurance benefits by directors and executive officers of Ladish from ATI.

See “The Merger — Interests of Certain Persons in the Merger.”

Q:	How does Ladish’s board of directors recommend that I vote on the proposals?

A:	The board of directors of Ladish recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of adoption of the merger agreement. See “The Merger — Ladish’s Reasons for the Merger; Recommendation of the Ladish Board of Directors.”

Q:	Are there risks that I should consider in deciding whether to vote for the merger?

A:	Yes. In evaluating the merger, you should consider carefully the factors discussed in the section titled “Risk Factors.”

Q:	What will happen if the merger is not completed?

A:	If the merger agreement is not adopted by Ladish shareholders or if the merger is not completed for any other reason, you will not receive any payment for your shares of Ladish common stock in connection with the merger. Instead, Ladish will remain an independent public company, and its common stock will continue to be listed and traded on the Nasdaq Global Select Market. If the merger agreement is terminated under specified circumstances, Ladish will be required to pay ATI a termination fee of $31.0 million as described under “The Merger Agreement — Termination Fee.”

Q:	Are there any other matters to be addressed at the special meeting?

A:	Ladish is not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, and they intend to vote the shares as the Ladish board of directors may recommend.

Q:	When is this proxy statement/prospectus being mailed?

A:	This proxy statement/prospectus and the related proxy card are first being sent to Ladish shareholders on or about , 2011.

Q:	When and where will the special meeting be held?

A:	The special meeting will take place on , 2011, at the time and location specified on the cover page of this proxy statement/prospectus. See “The Special Meeting — Date, Time and Place of the Special Meeting.”

Q:	Who is entitled to vote at the special meeting?

A:	All holders of Ladish common stock who held shares at the close of business on , 2011, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If the special meeting is postponed or adjourned the Ladish board of directors may fix a new record date for any such postponed or adjourned meeting under certain circumstances. If a bank, broker or other nominee holds your shares, then you are not the holder of record and you must ask your bank, broker or other nominee how you can vote in person at the special meeting. See “The Special Meeting — Record Date; Outstanding Shares; Shares Entitled to Vote.”

Q:	Who may attend the special meeting?

A:	Ladish shareholders (or their authorized representatives) and Ladish’s invited guests may attend the special meeting. Shareholders may call Ladish’s secretary at (414) 747-2611 to obtain directions to the location of the special meeting.

Q:	How do I vote my shares at the special meeting?

A:	If you are entitled to vote at the special meeting and hold your shares in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, Ladish encourages you to submit a proxy before the special meeting even if you plan to attend the special meeting. A proxy is a legal designation of another person to vote your shares of Ladish common stock on your behalf. If you hold shares in your name, you may submit a proxy for your shares by:

• calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted;

• accessing the Internet web site specified on the enclosed proxy card and following the instructions provided to you; or

• filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

If you submit a proxy by telephone or the Internet web site, please do not return your proxy card by mail.

See the response to the next question for how to vote shares held through a broker or other nominee.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. If your shares are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your shares by following the instructions that the broker or other nominee provides to you with these materials. Most brokers offer the ability for shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone or via the Internet.

If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker can register your shares as being present at the special meeting for purposes of determining a quorum but will not be able to vote on those matters for which specific authorization is required. Brokers will not have discretionary authority to vote on the proposal to adopt the merger agreement. A broker non-vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

If you hold shares through a broker or other nominee and wish to vote your shares in person at the special meeting, you must obtain a proxy from your broker or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

See “The Special Meeting — How to Vote.”

v

Q:	Why is my vote important?

A	If you do not return your proxy card, submit your proxy by telephone or through the Internet or vote in person at the special meeting, it will be more difficult for Ladish to obtain the necessary quorum to hold its special meeting and the shareholder approval necessary to consummate the merger. In addition, your failure to return your proxy card, submit your proxy by telephone or through the Internet or vote in person at the special meeting will have the same effect as a vote against the adoption of the merger agreement.

Q:	What constitutes a quorum for the meeting?

A:	A majority of the shares of Ladish common stock issued and outstanding and entitled to vote at the special meeting must be present or represented by proxy to constitute a quorum for action on the matters to be voted upon at the special meeting. All shares of Ladish common stock represented at the special meeting, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting. See “The Special Meeting — Quorum; Vote Required; Abstentions and Broker Non-Votes.”

Q:	How many votes are required for the approval of each item?

A:	Adoption of the merger agreement requires the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding shares of Ladish common stock. Any adjournment of the special meeting by vote of Ladish shareholders for the purpose of soliciting additional proxies or for any other purpose must be approved by the affirmative vote of a majority of the shares of Ladish common stock represented at the special meeting. See “The Special Meeting — Quorum; Vote Required; Abstentions and Broker Non-Votes.”

Q:	How will abstentions and broker non-votes be counted?

A:	Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. Because the affirmative vote of a majority of all the votes entitled to be cast by the holders of Ladish common stock is needed for us to proceed with the merger, abstentions and broker non-votes will have the same effect as a vote against the adoption of the merger agreement. See “The Special Meeting — Quorum; Vote Required; Abstentions and Broker Non-Votes.”

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your Ladish shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration. In order to receive the merger consideration, you must hold your Ladish shares through completion of the merger.

Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:	You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus and/or voting instruction forms. This can occur if you hold shares in more than one brokerage account, if you hold shares directly as a record holder and also in “street name,” or otherwise through a nominee, and in certain other circumstances. If you receive more than one set of voting materials, each should be voted and/or returned separately in order to ensure that all of your shares are voted. See “Where You Can Find More Information — Householding Information.”

Q:	Can I change my vote?

A:	Yes. If you are a holder of record as of the record date, you can change your proxy instructions after you have submitted your proxy card, or submitted your proxy by telephone or through the Internet, by:

• submitting a new proxy with a later date, by using the telephone or Internet voting procedures described above, or by completing, signing, dating and returning a new proxy card by mail to Ladish;

• attending the special meeting and voting in person; or

• sending written notice of revocation to Ladish’s secretary.

For more detailed procedures on revoking a proxy, see the description under “The Special Meeting — Revoking Your Proxy.”

If you own your shares through a broker, you must follow the directions you receive from your broker in order to change or revoke your vote. If you have shares credited to you through the Ladish Savings and Deferral Investment Plan as of the record date, you must provide new directions to the trustee for that plan at any time prior to the reply date in order to change or revoke your vote. You are not limited as to the number of changes of voting directions you may give the trustee prior to the reply date.

Q:	Should I send in my Ladish stock certificates now?

A:	No. You should not send in your stock certificates at this time. Ladish shareholders who hold their shares in certificated form will need to exchange their Ladish stock certificates for the cash and ATI common stock provided for in the merger agreement upon completion of the transaction. ATI will send Ladish shareholders instructions for exchanging Ladish stock certificates at that time. Ladish shareholders who hold their shares in book-entry form will also receive instructions for exchanging their shares after the transaction is completed.

Q:	Am I entitled to dissenters’ rights?

A:	No. Under Wisconsin law, the holders of Ladish common stock are not entitled to dissenters’ rights in connection with the merger. See “The Merger — Dissenters’ Rights.”

Q:	Is completion of the merger agreement subject to any conditions?

A:	Yes. In addition to the adoption of the merger agreement by Ladish shareholders, completion of the merger requires the receipt of the necessary governmental and regulatory approvals and the satisfaction or, if permitted under applicable law, waiver of the other conditions specified in the merger agreement. See “The Merger Agreement — Conditions to the Closing of the Merger.”

Q:	Can Ladish terminate the merger agreement in order to accept a superior proposal to acquire Ladish?

A:	It depends. Under certain circumstances, Ladish may terminate the merger agreement prior to the adoption of the merger agreement by the Ladish shareholders in order to accept a superior proposal from a third party to acquire Ladish. After the Ladish shareholders have adopted the merger agreement, Ladish may not terminate the merger agreement to accept such a superior proposal. See “The Merger Agreement — Termination of the Merger Agreement.”

Q:	Will the shareholder vote to approve the merger occur before regulatory approval of the merger?

A:	The shareholder vote to approve the merger is scheduled to occur on , 2011. The merger is subject to review by U.S. antitrust authorities under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, referred to as the HSR Act. On December 1, 2010, ATI and Ladish filed the requisite notification and report forms under the HSR Act with the Federal Trade Commission, referred to as the FTC, and the Antitrust Division of the Department of Justice, referred to as the DOJ. The merger can be completed only after expiration or termination of the applicable waiting periods required under the HSR Act and any other applicable antitrust law. ATI and Ladish have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and cooperate with each other in doing, all things necessary, proper or advisable to obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the merger. ATI and Ladish are working to obtain the required regulatory approvals and consents. It is possible that one or more required regulatory approvals may not be received, may be received later than expected or may contain conditions that adversely affect ATI’s and Ladish’s ability to obtain the anticipated benefits of the merger.

Q:	When do you expect to complete the merger?

A:	Ladish and ATI are working towards completing the merger promptly. Ladish and ATI currently expect to complete the merger in the first quarter of 2011, subject to receipt of Ladish’s shareholder approval, governmental and regulatory approvals and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the merger will occur.

Q:	What do I need to do now?

A:	After you have carefully read this entire document, please vote your shares of Ladish common stock. You may do this either by signing, dating and mailing the enclosed proxy card or by submitting your proxy by telephone or through the Internet, as explained in the voting instructions attached to your proxy card. This will enable your shares to be represented and voted at the special meeting. If you submit a valid proxy and do not indicate how you want to vote, Ladish will count your proxy as a vote in favor of the proposals described in this document and submitted at the special meeting.

The Ladish board of directors recommends that Ladish shareholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to permit solicitation of additional proxies in favor of the proposal to adopt the merger agreement.

Q:	Whom should I call with questions?

A:	Ladish shareholders with any questions about the transaction should call Ladish’s Investor Relations Department at (414) 747-2611.

Q:	Where can I find more information about ATI and Ladish?

A:	You can find more information about ATI and Ladish from various sources as described under “Where You Can Find More Information.”

SUMMARY

This brief summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that may be important to you. Accordingly, ATI and Ladish urge you to read carefully this entire proxy statement/prospectus, the Annexes and the other documents to which ATI and Ladish refer you for a more complete understanding of the merger and the other transactions contemplated by the merger agreement. In addition, ATI and Ladish incorporate by reference into this proxy statement/prospectus important business and financial information about ATI and Ladish. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item.

ATI and Ladish Propose That ATI Acquire Ladish (Page 24)

ATI and Ladish propose that ATI acquire Ladish by merging LPAD with and into Ladish, with Ladish continuing as the surviving entity and a wholly owned subsidiary of ATI. Upon the completion of the merger, the separate corporate existence of LPAD will cease, and Ladish will continue as the surviving entity in the merger and become a wholly owned subsidiary of ATI. Immediately following the merger, Ladish will be merged with and into PADL, with PADL continuing as the surviving entity and a wholly owned subsidiary of ATI. Following the merger, ATI expects to continue to operate the Ladish businesses under the name “Ladish Co.” ATI’s common stock will continue to trade on the NYSE under the symbol “ATI.” If Ladish shareholder approval and regulatory approvals are obtained and the other conditions to closing are satisfied, ATI and Ladish expect to complete the merger during the first quarter of 2011.

For Each Share of Ladish Common Stock, Ladish Shareholders Will Receive in the Merger 0.4556 of a Share of ATI Common Stock and $24.00 in Cash (Page 48)

Upon completion of the merger, each of your shares of Ladish common stock will be converted into the right to receive 0.4556 of a share of ATI common stock and $24.00 in cash. ATI will not issue fractional shares in the merger. Instead, it will pay cash for fractional shares of common stock based on the arithmetic average of the average of the daily high and low sales prices per share of ATI common stock as reported on the NYSE on each of the 10 trading days immediately preceding the date on which the merger is consummated.

If the merger were completed on          , 2011, and you owned 100 shares of Ladish common stock immediately prior to the effective time of the merger, you would have received at the effective time of the merger:

•	$2,400.00 in cash from ATI;

•	45 shares of ATI common stock; and

•	Assuming that the arithmetic average of the average of the daily high and low sales prices per share of ATI common stock as reported on the NYSE on each of the 10 trading days immediately preceding , 2011 was $ , $ in cash for the fractional shares of ATI common stock (calculated by multiplying 0.5600 (the remaining fractional interest in an ATI common share) by $ ).

The Number of Shares of ATI Common Stock to Be Issued in the Merger Is Fixed, and Therefore the Value of the Merger Consideration Will Fluctuate with Market Prices (Page 48)

The number of shares of ATI common stock and cash to be issued in the merger for each Ladish common share is fixed and will not be adjusted for changes in the market price of either ATI common stock or Ladish common stock. Accordingly, any change in the price of ATI common stock prior to the merger will affect the market value of the merger consideration that Ladish shareholders will receive as a result of the merger.

You should obtain current stock price quotations for ATI common stock and Ladish common stock. ATI common stock is listed on the NYSE under the symbols “ATI,” and Ladish common stock is listed on the Nasdaq Global Select Market under the symbol “LDSH.” The following table shows the closing prices for ATI common stock and Ladish common stock and the implied per share value in the merger to Ladish shareholders on

November 16, 2010, the last trading day completed before ATI and Ladish announced the execution of the merger agreement and on          , 2011, the last practicable day before the date of this proxy statement/prospectus:

Implied Value of
	ATI	Ladish	One Share of Ladish
	Common Stock	Common Stock	Common Stock

November 16, 2010	$49.94	$29.33	$46.75
, 2011	$	$	$

The Merger Will Be Accounted for as an Acquisition (Page 47)

The merger will be treated as an acquisition by ATI of Ladish in conformity with accounting principles generally accepted in the United States, referred to as GAAP.

Material United States Federal Income Tax Consequences (Page 61)

You generally will recognize gain, but not loss, equal to the lesser of: (1) the amount of cash you receive in the merger or (2) the excess, if any, of (a) the sum of the amount of the cash and the fair market value of ATI common stock that you receive in the merger, determined as of the closing date of the merger, over (b) your tax basis in the Ladish common stock surrendered in the merger. You should read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the transaction. Tax matters can be complicated, and the tax consequences of the transaction to you will depend on your particular tax situation. Accordingly, you are urged to consult your own tax advisors to determine the particular federal, state, local or foreign income, reporting or other tax consequences of the merger to you.

Opinion of Ladish’s Financial Advisor (Page 31 and Annex B)

Robert W. Baird & Co. Incorporated, referred to as Baird, has provided an opinion to Ladish’s board of directors, dated as of November 16, 2010, to the effect that, subject to the contents of such opinion, including the various assumptions and limitations set forth therein, the merger consideration to be received by the holders of Ladish common stock (other than ATI and its affiliates) in the merger was fair, from a financial point of view, to the holders of Ladish common stock (other than ATI and its affiliates). Baird’s opinion did not constitute a recommendation to any Ladish shareholder as to how such shareholder should vote with respect to the adoption of the merger agreement. Baird expressed no opinion about the fairness of the amount or nature of the merger consideration to any of Ladish’s creditors, officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by Ladish’s shareholders. The full text of Baird’s written opinion, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Baird in rendering its opinion, is attached as Annex B to this proxy statement/prospectus. You are urged to read the opinion in its entirety.

Interests of Ladish’s Directors and Officers in the Merger (Page 43)

Certain of Ladish’s directors and executive officers have interests in the merger that are different from, or are in addition to, their interests solely as shareholders of Ladish. The Ladish board of directors knew about these additional interests and considered them when it approved the merger agreement. These interests include:

•	the possible employment of certain of Ladish’s executive officers by ATI after the merger, although no agreements have been proposed or entered into;

•	the beneficial ownership of restricted stock units which will vest in full as of the effective date of the merger and potential to receive unissued shares eligible for issuance under the 2010 Plan on the effective date of the merger;

•	the eligibility of certain executive officers to receive payments from a retention pool to be established by ATI; and

•	the receipt of indemnification and liability insurance benefits by directors and executive officers of Ladish from ATI.

The Ladish Board of Directors Recommends That You Vote “FOR” Adopting the Merger Agreement (Page 29)

The Ladish board of directors, with one director dissenting, has approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, resolved to submit the merger agreement to the Ladish shareholders and determined that the merger agreement and the merger are fair to and otherwise in the best interests of Ladish shareholders and recommends that you vote “FOR” the adoption of the merger agreement.

ATI and Ladish Have Agreed When and How Ladish Can Consider Third-Party Acquisition Proposals (Page 53)

In the merger agreement, Ladish has agreed not to, and to cause its subsidiaries and representatives not to, directly or indirectly, solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals from any third party that constitute, or may reasonably be expected to lead to, a takeover proposal to acquire Ladish or its businesses. In addition, Ladish has agreed not to participate in discussions or negotiations with any third party regarding such a takeover proposal, accept such a takeover proposal or enter into any agreement related to such a takeover proposal or enter into any agreement that would require Ladish to abandon the merger or terminate the merger agreement. However, if Ladish (i) receives an unsolicited, bona fide written acquisition proposal from a third party prior to the adoption of the merger agreement by Ladish’s shareholders in circumstances not involving a breach of the merger agreement and (ii) provides ATI with not less than 24 hours written notice of its intention to take such action, Ladish may participate in discussions and negotiations with and furnish confidential information to the third party provided that, among other requirements, the Ladish board of directors reasonably determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation) that the takeover proposal is a superior proposal and (after considering applicable provisions of state law and after consulting with and receiving the advice of outside counsel) that the failure to take such action is reasonably likely to constitute a breach by the Ladish board of directors of its fiduciary duties to Ladish shareholders under applicable law. After the adoption of the merger agreement by Ladish’s shareholders, Ladish may not participate in discussions or negotiations with or provide confidential information to a third party, and Ladish may not terminate the merger agreement to accept a superior proposal.

Adoption of the Merger Agreement by Ladish’s Shareholders Requires the Affirmative Vote of a Majority of All the Votes Entitled to be Cast by Holders of Outstanding Shares of Ladish Common Stock. (Page 20)

Adoption of the merger agreement requires the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding shares of Ladish common stock as of          , 2011, the record date for the special meeting. As of that date, Ladish’s directors and executive officers had the right to vote approximately           shares of the then-outstanding Ladish common stock, or approximately     % of the shares entitled to vote at the special meeting. Ladish expects that each of its directors and executive officers will vote to adopt the merger agreement, although there is no requirement for them to do so.

Treatment of Outstanding Equity and Deferred Compensation Awards (Page 42)

Restricted Stock Units.

Under the 2010 Plan, all restricted stock units outstanding as of the date of the merger will vest in full, and shares deliverable under vested restricted stock units will be issued to participants in the 2010 Plan in a single lump sum on the date of the merger. In addition, any shares remaining unissued under the 2010 Plan as of the date of the merger will be issued to participants in the 2010 Plan who are employees or affiliates of Ladish immediately prior to the merger on a pro rata basis based on the number of restricted stock units then held by the participant.

Deferred Compensation.

All awards of deferred compensation under Ladish’s Long-Term Incentive Award Plan, referred to as the 2006 Plan, will become immediately and fully vested upon completion of the merger if the participant is employed by Ladish or an affiliate of Ladish immediate prior to the date on which the merger is completed. Under Ladish’s

Elective Deferred Compensation Plan, referred to as the Deferred Compensation Plan, amounts that have been deferred and any earnings on those amounts will be paid to participants in a single lump sum within seven days of the consummation of the merger.

Retention Pool (Page 43)

Pursuant to the terms of the merger agreement, ATI has agreed to establish a retention pool in an amount of approximately $7.0 million to make payments to certain Ladish employees who remain employees of PADL or any of its affiliates for a period of no less than six months following the effective date of the merger, referred to as the retention period. One half of the amounts awarded under the retention pool will be paid promptly after the effective time of the merger, and one half of the amounts awarded under the retention pool will be paid at the end of the retention period to eligible individuals, subject to the requirement that an eligible individual who ceases to be an employee of PADL or any affiliate of PADL during the retention period, except if terminated or caused to be terminated by ATI without cause, will no longer be eligible to receive the payment due at the end of the retention period and will repay ATI a portion of the initial amount paid on a pro rata basis. An eligible individual terminated by or caused to be terminated by PADL or any affiliate of PADL without cause during the retention period will be eligible to retain the initial payment and receive the subsequent payment from the retention pool. ATI, in consultation with Ladish management, will determine the allocation of the retention pool shortly before, or at, the closing of the merger.

Dissenters’ Rights (Page 46)

Under Wisconsin law, the holders of Ladish common stock are not entitled to dissenters’ rights in connection with the merger.

ATI and Ladish Must Meet Several Conditions to Complete the Merger (Page 56)

ATI’s and Ladish’s obligations to complete the merger depend on a number of conditions being met. These conditions include:

•	the adoption of the merger agreement by the Ladish shareholders;

•	the expiration or termination of the applicable waiting period under the HSR Act and any other applicable antitrust law, and the taking of all actions required by, and the making of all filings required to be made with, any governmental authority under any antitrust law that are necessary to permit the consummation of the merger;

•	the absence of any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal;

•	the effectiveness under the Securities Act of 1933, as amended, referred to as the Securities Act, of the registration statement of which this proxy statement/prospectus forms a part and the absence of any stop order or proceedings seeking a stop order with respect to such registration statement;

•	the approval for listing of the shares of ATI common stock to be issued in the merger on the NYSE, subject to official notice of the issuance; and

•	subject to certain exceptions and limitations, the accuracy of the other’s representations and warranties and the performance in all material respects of its covenants.

Where permitted by applicable law, either of ATI or Ladish could choose to waive a condition to its respective obligations to complete the merger even when that condition has not been satisfied. ATI and Ladish cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

ATI and Ladish Must Obtain Regulatory Approvals to Complete the Merger (Page 55)

ATI and Ladish cannot complete the merger unless they receive approvals or waivers of approval from applicable regulatory authorities. The merger is subject to review by U.S. antitrust authorities under the HSR Act.

On December 1, 2010, ATI and Ladish filed the requisite notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ. The merger can be completed only after expiration or termination of the applicable waiting periods required under the HSR Act and any other applicable antitrust law. ATI and Ladish are working to obtain the required regulatory approvals and consents. It is possible that one or more required regulatory approvals may not be received or may be received later than expected. ATI and Ladish have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummation the merger.

ATI and Ladish May Terminate the Merger Agreement in Certain Circumstances (Page 58)

The merger agreement may be terminated at any time prior to the effective time of the merger, notwithstanding the adoption of the merger agreement by Ladish’s shareholders in certain circumstances, including:

•	by mutual written consent of ATI and Ladish;

•	by either ATI or Ladish, if:

•	the merger is not consummated on or before June 30, 2011; provided that a party may not terminate the merger agreement if the failure to consummate the merger was primarily due to a failure by that party to perform any of its obligations under the merger agreement;

•	any final, non-appealable law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect that enjoins, restrains, prevents or prohibits consummation of the merger or makes the consummation of the merger illegal; or

•	the Ladish shareholders do not vote to adopt the merger agreement at the special meeting; provided that Ladish may not terminate the merger agreement if it has failed to comply in all material respects with its covenants related to the registration statement of which this proxy statement/prospectus forms a part, holding the special meeting and the non-solicitation of takeover proposals.

•	by ATI, if:

•	Ladish has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, or if any of the representations or warranties of Ladish set forth in the merger agreement fails to be true, which breach or failure, if it occurred or was continuing as of the closing date of the merger, would give rise to the failure of a condition to ATI’s obligation to close the merger and is incapable of being cured or is not cured by Ladish prior to the earlier of the 30th calendar day following Ladish’s receipt of written notice of such breach or failure from ATI and June 30, 2011;

•	(i) Ladish’s board of directors (A) withdraws or modifies, in a manner adverse to ATI, its recommendation that the Ladish shareholders adopt the merger agreement or (B) fails to reaffirm its recommendation that the Ladish shareholders adopt the merger agreement within seven days after a takeover proposal is made public and receipt of a written request to so reaffirm from ATI or (ii) prior to the adoption of the merger agreement by Ladish’s shareholders, Ladish willfully and materially breaches its covenants in the merger agreement related to the non-solicitation of takeover proposals or its covenant to hold the special meeting; or

•	there have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on Ladish; or

•	by Ladish, if:

•	ATI has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, or if any of the representations or warranties of ATI set forth in the merger agreement fails to be true, which breach or failure, if it occurred or was continuing as of the closing date of the merger, would give rise to the failure of a condition to Ladish’s obligation to close the merger and is incapable of being cured or is not cured by ATI prior to the earlier of the 30th calendar day following ATI’s receipt of written notice of such breach or failure from Ladish and June 30, 2011; or

•	at any time prior to the adoption of the merger agreement by Ladish’s shareholders while Ladish and its board of directors have complied with the provisions of the merger agreement with respect to a withdrawal or modification of its recommendation that Ladish’s shareholders adopt the merger agreement, Ladish is simultaneously entering into a definitive agreement to effect a superior proposal.

Ladish May Be Obligated to Pay ATI a Termination Fee (Page 59)

In certain circumstances involving a termination of the merger agreement, Ladish has agreed promptly to pay ATI a termination fee of $31.0 million in cash. The merger agreement provides that all expenses incurred by ATI or Ladish in connection with the merger or the merger agreement will be borne by the party that has incurred such expenses.

Litigation Relating to the Merger (Page 47)

Following announcement of the merger on November 17, 2010, Ladish, its directors and ATI were named as defendants in lawsuits brought by and on behalf of Ladish shareholders in Wisconsin state court and in the United States District Court for the Eastern District of Wisconsin, each challenging ATI’s acquisition of Ladish pursuant to the merger agreement. The respective plaintiffs generally allege that the consideration that Ladish shareholders will receive in connection with the merger is inadequate and that Ladish’s directors breached their fiduciary duties to Ladish shareholders in negotiating and approving the merger agreement. Generally, the respective plaintiffs further allege that Ladish and ATI aided and abetted the alleged breaches by Ladish’s directors. The complaints seek various forms of relief, including injunctive relief that would, if granted, prevent the merger from being consummated in accordance with the agreed-upon terms. Ladish and ATI believe that the claims stated in the complaints against them (and, in Ladish’s case, also its directors) are all without merit and intend to defend the actions vigorously.

The Rights of Ladish Shareholders Following the Merger Will Be Different (Page 69)

ATI is a Delaware corporation, and Ladish is a Wisconsin corporation. As a result, the rights of ATI stockholders are governed by Delaware law, and the rights of Ladish shareholders are governed by Wisconsin law. The rights of ATI stockholders also are governed by ATI’s restated certificate of incorporation, as amended, referred to as ATI’s certificate of incorporation, and ATI’s amended and restated bylaws, referred to as ATI’s bylaws, whereas the rights of Ladish shareholders are governed by Ladish’s restated articles of incorporation, referred to as Ladish’s articles of incorporation, and Ladish’s amended and restated by-laws, referred to as Ladish’s bylaws. Ladish’s articles of incorporation and bylaws differ from ATI’s certificate of incorporation and ATI’s by-laws in certain respects. Ladish shareholders should be aware of these differences when they vote at the special meeting because, upon completion of the merger, they will own shares of ATI common stock and therefore their rights will be governed by ATI’s certificate of incorporation, ATI’s bylaws and Delaware law.

Information About the Companies (Page 65)

Allegheny Technologies Incorporated

ATI is one of the largest and most diversified specialty metals producers in the world. ATI uses innovative technologies to offer growing global markets a wide range of specialty metals solutions. ATI’s products include titanium and titanium alloys, nickel-based alloys and superalloys, zirconium, hafnium and niobium, advanced powder alloys, stainless and specialty steel alloys, grain-oriented electrical steel, tungsten-based materials and cutting tools, carbon alloy impression die forgings, and large grey and ductile iron castings. ATI’s specialty metals are produced in a wide range of alloys and product forms and are selected for use in applications that demand metals having exceptional hardness, toughness, strength, resistance to heat, corrosion or abrasion, or a combination of these characteristics. ATI’s principal executive offices are located at 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222-5479, and the telephone number of ATI’s principal executive offices is (412) 394-2800.

LPAD Co.

LPAD is a newly formed Wisconsin corporation and a wholly owned subsidiary of ATI. LPAD was formed solely for the purpose of effecting the transactions contemplated by the merger agreement and has not carried on any activities other than in connection with the merger. The address and telephone number for LPAD’s principal executive offices are the same as for ATI.

PADL LLC

PADL is a newly formed Wisconsin limited liability company and a wholly owned subsidiary of ATI. PADL was formed solely for the purpose of effecting the transactions contemplated by the merger agreement and has not carried on any activities other than in connection with the merger. The address and telephone number for PADL’s principal executive offices are the same as for ATI.

Ladish Co., Inc.

Ladish engineers, produces and markets high-strength, high-technology forged and cast metal components for a wide variety of load-bearing and fatigue-resisting applications in the jet engine, aerospace and industrial markets. Approximately 88% of Ladish’s 2009 revenues were derived from the sale of jet engine parts, missile components, landing gear, helicopter rotors and other aerospace products. Approximately 44% of Ladish’s 2009 revenues were derived from sales, directly or through prime contractors, under U.S. government contracts or under contracts with allies of the U.S. government, primarily covering defense equipment. Ladish’s principal executive offices are located at 5481 South Packard Avenue, Cudahy, Wisconsin 53110, and the telephone number of Ladish’s principal executive offices is (414) 747-2611.

The Special Meeting (Page 20)

Ladish plans to hold its special meeting of shareholders on          , 2011, at   :00 a.m., local time, at           . At the special meeting, Ladish shareholders will be asked to adopt the merger agreement providing for the merger of Ladish with and into LPAD, with Ladish continuing as the surviving entity and a wholly owned subsidiary of ATI. In addition, Ladish shareholders will be asked to approve adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Ladish shareholders can vote at the special meeting of shareholders if they owned Ladish common stock at the close of business on          , 2011, the record date for the special meeting. As of that date, there were approximately           shares of Ladish common stock outstanding and entitled to vote. Ladish shareholders can cast one vote for each share of Ladish common stock that they owned on the record date.

Risk Factors (Page 12)

In evaluating the merger and the merger agreement, you should read carefully this proxy statement/ prospectus and especially consider the factors discussed in the section titled “Risk Factors” beginning on page 12.

Listing of Shares of ATI Common Stock Issued to Ladish Shareholders on the New York Stock Exchange (Page 47)

If the merger is completed, Ladish shareholders will be able to trade the shares of ATI common stock that they receive in the merger on the NYSE, subject to restrictions on affiliates of ATI described in the section entitled “The Merger — Restrictions on Resales by Affiliates.” If the merger is completed, it is expected that Ladish common stock will be delisted from and will no longer be traded on the Nasdaq Global Select Market.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ATI

Set forth below is certain selected historical consolidated financial information relating to ATI. The selected financial information of ATI for each of the fiscal years ended December 31, 2009, 2008 and 2007 and as of December 31, 2009 and 2008 are derived from ATI’s audited financial statements filed as part of ATI’s Annual Report on Form 10-K for its fiscal year ended December 31, 2009, referred to as the ATI Form 10-K, which is incorporated by reference into this proxy statement/prospectus. The selected financial information of ATI for each of the fiscal years ended December 31, 2006 and 2005, and as of December 31, 2007 and 2006 have been derived from ATI’s audited consolidated financial statements for such periods, which have not been incorporated into this proxy statement/prospectus by reference. The selected financial information of ATI as of and for the nine months ended September 30, 2010 and September 30, 2009 are derived from ATI’s unaudited consolidated financial statements filed as part of ATI’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2010, referred to as the ATI Form 10-Q, which is incorporated by reference into this proxy statement/prospectus. This financial information should be read in conjunction with the financial statements and the related notes and other financial information contained in the ATI Form 10-K and the ATI Form 10-Q. More comprehensive financial information, including management’s discussion and analysis of ATI’s financial condition and results of operations, is contained in the ATI Form 10-K, the ATI Form 10-Q and other reports filed by ATI with the SEC. The following selected historical consolidated financial data is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus. The information set forth below is not necessarily indicative of the results of future operations of ATI.

						Nine Months Ended
	Year Ended December 31,					September 30,
	2005	2006	2007	2008	2009	2009	2010
	(Dollars in millions, except operating data)
						(Unaudited)

Statement of income data:
Sales:
High Performance Metals	$1,246.0	$1,806.6	$2,067.6	$1,944.9	$1,300.0	$987.6	$988.5
Flat-Rolled Products	1,900.5	2,697.3	2,951.9	2,909.1	1,516.1	1,077.6	1,751.1
Engineered Products	393.4	432.7	433.0	455.7	238.8	174.0	270.6

Total sales	3,539.9	4,936.6	5,452.5	5,309.7	3,054.9	2,239.2	3,010.2
Operating profit (loss):
High Performance Metals	335.1	657.2	729.1	539.0	234.7	146.6	194.3
Flat-Rolled Products	159.0	356.1	512.0	385.0	71.3	41.3	61.7
Engineered Products	47.5	56.7	32.1	20.9	(23.8)	(24.1)	12.5

Total operating profit	541.6	1,070.0	1,273.2	944.9	282.2	163.8	268.5
Income before income taxes and cumulative effect of change in accounting principle	316.0	880.7	1,154.1	867.7	64.9	2.9	103.1
Net income (loss) attributable to ATI	362.4	574.1	747.1	565.9	31.7	(6.1)	55.6
Balance sheet data (at end of period):
Working capital	$926.1	$1,344.8	$1,544.7	$1,235.5	$1,373.0	$1,465.0	$1,450.3
Total assets	2,729.9	3,280.5	4,095.6	4,170.4	4,346.0	4,380.0	4,489.7
Long-term debt	547.0	529.9	507.3	494.6	1,037.6	1,050.4	1,039.2
Total debt	560.4	553.6	528.2	509.8	1,071.1	1,070.6	1,061.1
Cash and cash equivalents	362.7	502.3	623.3	469.9	708.8	826.3	443.3
Stockholders’ equity	828.3	1,540.4	2,279.2	2,029.0	2,089.6	2,153.5	2,132.7
Cash flow information:
Cash flow provided by (used in) operating activities	$224.2	$303.3	$701.5	$754.5	$218.5	$149.4	$(63.9)
Cash flow used in investing activities	(110.4)	(235.8)	(451.7)	(513.9)	(453.7)	(302.6)	(132.4)
Cash flow provided by (used in) financing activities	(1.9)	72.1	(128.8)	(394.0)	474.1	509.6	(69.2)

						Nine Months Ended
	Year Ended December 31,					September 30,
	2005	2006	2007	2008	2009	2009	2010
	(Dollars in millions, except operating data)
						(Unaudited)

Operating data:
Volume (000’s lbs.):
High Performance Metals:
Titanium mill products	24,882	27,361	30,689	32,530	23,588	18,386	19,750
Nickel-based and specialty alloys	39,939	42,873	44,688	42,525	32,562	24,652	26,819
Exotic alloys	4,018	4,304	5,169	5,473	5,067	3,674	3,305
Flat-Rolled Products:
High value	495,868	502,524	491,891	500,375	367,195	268,720	337,212
Standard	652,870	889,105	557,016	584,389	474,950	346,696	500,683

Flat-Rolled Products total	1,148,738	1,391,629	1,048,907	1,084,764	842,145	615,416	837,895
Average Prices (per lb.):
High Performance Metals:
Titanium mill products	$22.75	$33.83	$30.14	$25.60	$20.92	$21.38	$19.00
Nickel-based and specialty alloys	11.25	14.35	19.16	18.14	14.43	14.21	13.96
Exotic alloys	40.38	40.39	41.85	48.53	57.79	58.85	59.78
Flat-Rolled Products:
High value	2.15	2.50	3.22	3.26	2.49	2.46	2.80
Standard	1.26	1.61	2.40	2.13	1.22	1.14	1.59
Flat-Rolled Products combined average	1.64	1.93	2.79	2.65	1.77	1.71	2.08

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LADISH

Set forth below is certain selected historical consolidated financial information relating to Ladish. The selected financial information of Ladish for each of the fiscal years ended December 31, 2009, 2008 and 2007 and as of December 31, 2009 and 2008 are derived from Ladish’s audited financial statements filed as part of Ladish’s Annual Report on Form 10-K for its fiscal year ended December 31, 2009, referred to as the Ladish Form 10-K, which is incorporated by reference into this proxy statement/prospectus. The selected financial information of Ladish for each of the fiscal years ended December 31, 2006 and 2005, and as of December 31, 2007 and 2006 have been derived from Ladish’s audited consolidated financial statements for such periods, which have not been incorporated into this proxy statement/prospectus by reference. The selected financial information of Ladish as of and for the nine months ended September 30, 2010 and September 30, 2009 are derived from Ladish’s unaudited consolidated financial statements filed as part of Ladish’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2010, referred to as the Ladish Form 10-Q, which is incorporated by reference into this proxy statement/prospectus. This financial information should be read in conjunction with the financial statements and the related notes and other financial information contained in the Ladish Form 10-K and the Ladish Form 10-Q. More comprehensive financial information, including management’s discussion and analysis of Ladish’s financial condition and results of operations, is contained in the Ladish Form 10-K, the Ladish Form 10-Q and other reports filed by Ladish with the SEC. The following selected historical consolidated financial data is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus. The information set forth below is not necessarily indicative of the results of future operations of Ladish.

						Nine Months
	Year Ended December 31,					Ended September 30,
	2009	2008	2007	2006	2005	2010	2009
	(In thousands, except per share data)
						(Unaudited)

Income Statement Data:
Net Sales	$349,832	$469,466	$424,631	$369,290	$266,841	$298,635	$266,616
Income from operations	9,248	39,538	52,319	48,960	23,847	33,862	4,376
Interest expense	5,050	1,971	2,528	3,548	2,072	4,257	3,594
Net income (loss)	6,094	32,205	32,288	28,481	13,715	19,126	(411)
Basic earnings (loss) per share	0.38	2.15	2.22	2.01	1.00	1.21	(0.02)
Diluted earnings (loss) per share	0.38	2.15	2.22	2.00	0.98	1.21	(0.02)
Dividends paid	—	—	—	—	—	—	—
Shares used to compute earnings per share:
Basic	15,901,833	14,998,437	14,516,120	14,136,946	13,781,586	15,754,554	15,901,439
Diluted	15,902,246	15,000,844	14,550,258	14,205,641	13,931,539	15,755,826	15,901,439
Balance Sheet Data:
Total assets	$469,514	$509,466	$381,833	$329,060	$296,556	$490,426	$463,777
Net working capital	137,515	138,910	130,855	123,764	71,116	141,171	133,658
Total debt	90,000	118,900	53,500	54,100	45,000	84,285	90,000
Stockholders’ equity	225,582	223,411	201,554	152,670	117,469	241,082	224,939

MARKET PRICE AND DIVIDEND INFORMATION

ATI common stock is listed on the NYSE and traded under the symbol “ATI,” and Ladish common stock is listed on the Nasdaq Global Select Market and traded under the symbol “LDSH.” The following table shows the high and low reported sales prices per share of, and dividends declared with respect to, ATI and Ladish common stock for the periods indicated.

	ATI			Ladish
	High	Low	Dividend	High	Low	Dividend

Year Ending December 31, 2010:
Fourth Quarter (through December 23, 2010)	$59.41	$45.19	$0.18	$50.69	$28.64	—
Third Quarter	53.41	39.35	0.18	32.37	21.64	—
Second Quarter	58.25	44.01	0.18	29.28	20.16	—
First Quarter	56.23	39.00	0.18	21.74	14.91	—
Year Ended December 31, 2009:
Fourth Quarter	$46.31	$29.62	$0.18	$16.43	$11.72	—
Third Quarter	36.95	25.80	0.18	16.90	10.05	—
Second Quarter	44.09	21.22	0.18	15.19	6.95	—
First Quarter	31.83	16.92	0.18	15.47	5.21	—
Year Ended December 31, 2008:
Fourth Quarter	$29.74	$15.00	$0.18	$20.48	$10.85	—
Third Quarter	58.85	26.60	0.18	28.05	18.07	—
Second Quarter	85.49	58.40	0.18	38.30	20.55	—
First Quarter	87.32	59.00	0.18	43.44	32.16	—

Past price performance is not necessarily indicative of likely future performance. Because market prices of ATI and Ladish common stock will fluctuate, you are urged to obtain current market prices for shares of ATI and Ladish common stock.

The last reported sale price of ATI’s common stock on the NYSE on          , 2011 was $      per share. As of          , 2011, there were           shares of ATI’s common stock outstanding held by approximately           registered holders.

The payment of dividends by ATI, if any, and the amount of such dividends depends upon matters deemed relevant by ATI’s board of directors on a quarterly basis, such as its results of operations, financial condition, cash requirements, future prospects, any limitations imposed by law, credit agreements or debt securities and other factors deemed relevant and appropriate. While ATI has historically paid cash dividends on its common stock on a quarterly basis, no assurance can be given that it will continue to pay dividends on its common stock in a manner and amount consistent with its historical practices, or at all, in the future.

Ladish has not paid cash dividends and currently intends to retain all of its earnings. Ladish does not expect to pay dividends for the foreseeable future. Ladish has agreed in the merger agreement that, through the effective time of the merger, it will not declare, set aside for payment or pay any dividend on, or otherwise make any payments to its shareholders in their capacity as such.

RISK FACTORS

In addition to the risks described in Part I, Item 1A in each of the ATI Form 10-K and the Ladish Form 10-K and the risks described in the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote.

Because the market value of the ATI common stock that Ladish shareholders will receive in the merger may fluctuate, Ladish shareholders cannot be sure of the market value of the ATI common stock to be issued upon completion of the merger.

At the effective time and as a result of the merger, each outstanding share of Ladish common stock will be converted into the right to receive 0.4556 of a share of ATI common stock and $24.00 in cash. The number of shares of ATI common stock that Ladish shareholders will be entitled to receive in the merger will not be adjusted in the event of any increase or decrease in the share price of either ATI common stock or Ladish common stock. The market value of the shares of ATI common stock that Ladish shareholders will be entitled to receive when the merger is completed will depend on the market value of shares of ATI common stock at that time and could vary significantly from the market value of shares of ATI common stock on the date the merger agreement was executed, the date of this proxy statement/prospectus or the date of the special meeting.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in ATI’s and Ladish’s businesses, operations and prospects, regulatory considerations and market reaction to the merger and related developments. Many of these factors are beyond either party’s control. As a result, the value represented by the merger consideration also will vary. For example, based on the range of closing prices of ATI common stock during the period from November 16, 2010, the last trading day completed before ATI and Ladish announced the execution of the merger agreement, through          , 2011, the merger consideration represented a value ranging from a high of approximately $      to a low of approximately $ for each share of Ladish common stock. Because the merger is not expected to be consummated until the first quarter of 2011 and could be further delayed, at the time of the special meeting you will not know the market value of ATI common stock that Ladish shareholders will receive upon completion of the merger, and the market value of ATI common stock may continue to fluctuate following the merger. ATI and Ladish recommend that you obtain current market quotations for ATI common stock and Ladish common stock before voting at the special meeting. See the section entitled “Market Price and Dividend Information.”

Combining the businesses of ATI and Ladish may be more difficult, costly or time-consuming than expected, which may adversely affect ATI’s results and affect adversely the value of ATI’s stock following the merger.

ATI and Ladish have entered into the merger agreement because they believe that the merger will be beneficial to the respective companies and their respective security holders. The success of the merger will depend, in part, on ATI’s ability to realize the anticipated benefits from combining the businesses of ATI and Ladish. To realize these anticipated benefits, ATI must successfully combine the businesses of ATI and Ladish in an efficient and effective manner. If ATI and Ladish are not able to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than expected, and the value of ATI’s common stock may be affected adversely.

ATI and Ladish have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect ATI’s ability to maintain relationships with customers, employees, suppliers and other business partners following the merger or to achieve the anticipated benefits of the merger.

Specifically, issues that must be addressed in integrating the operations of Ladish into ATI’s operations in order to realize the anticipated benefits of the merger include, among other things:

•	integrating and optimizing the utilization of the properties and equipment of ATI and Ladish;

•	integrating the sales and information technology systems of ATI and Ladish; and

•	conforming standards, controls, procedures and policies, business cultures and compensation structures between the companies.

Integration efforts between the two companies will also divert management attention and resources. An inability to realize the full extent of the anticipated benefits of the merger, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of ATI, which may affect adversely the value of the ATI common stock after the completion of the merger.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual synergies, if achieved at all, may be lower than what ATI expects and may take longer to achieve than anticipated. If ATI is not able to adequately address these challenges, ATI may be unable to successfully integrate Ladish’s operations into its own, or to realize the anticipated benefits of the integration of the two companies.

ATI and Ladish may be unable to obtain in the anticipated timeframe, or at all, the regulatory approvals required to complete the merger, or, in order to do so, ATI and Ladish may be required to comply with material restrictions or conditions.

Completion of the merger is conditioned upon, among other things, the receipt of certain governmental approvals, including the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable antitrust laws. On December 1, 2010, ATI and Ladish filed the requisite notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ. The merger can be completed only after expiration or termination of the applicable waiting periods required under the HSR Act and any other applicable antitrust law. ATI and Ladish have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummation the merger. ATI and Ladish are working to obtain the required regulatory approvals and consents. It is possible that one or more required regulatory approvals may not be received, may be received later than expected or may contain conditions that adversely affect ATI’s and Ladish’s ability to obtain the anticipated benefits of the merger. If ATI becomes subject to any material conditions in order to obtain any approvals required to complete the merger, the business and results of operations of the combined company could be adversely affected.

Ladish may not terminate the merger agreement to accept a superior proposal to acquire Ladish after the Ladish shareholders have adopted the merger agreement and, in certain circumstances, may be required to pay a termination fee to ATI.

In the merger agreement, Ladish has agreed not to, and to cause its subsidiaries and representatives not to, directly or indirectly, solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals from any third party that constitute, or may reasonably be expected to lead to, a takeover proposal to acquire Ladish or its businesses. In addition, Ladish has agreed not to participate in discussions or negotiations with any third party regarding such a takeover proposal, accept such a takeover proposal or enter into any agreement related to such a takeover proposal or enter into any agreement that would require Ladish to abandon the merger or terminate the merger agreement. However, if Ladish (i) receives an unsolicited, bona fide written acquisition proposal from a third party prior to the adoption of the merger agreement by Ladish’s shareholders in circumstances not involving a breach of the merger agreement and (ii) provides ATI with not less than 24 hours written notice of its intention to take such action, Ladish may participate in discussions and negotiations with and furnish confidential information to the third party provided that, among other requirements, the Ladish board of directors reasonably determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation) that the takeover proposal is a superior proposal and (after considering applicable provisions of state law and after consulting with and receiving the advice of outside counsel) that the failure to take such action is reasonably likely to constitute a breach by the Ladish board of directors of its fiduciary duties to Ladish shareholders under applicable law. After the adoption of the merger agreement by Ladish’s shareholders, Ladish may not participate in discussions or negotiations with or provide confidential information to a third party, and Ladish may not terminate the merger agreement to accept a superior proposal. In addition, under specified circumstances, Ladish is required to pay a termination fee of $31.0 million to ATI. See “The Merger Agreement — No Solicitation by Ladish.”

These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Ladish from considering or proposing an acquisition even if it were prepared to pay consideration with a higher value than the consideration offered in connection with the merger, or might result in a potential competing acquiror proposing to pay a less valuable per share consideration to acquire Ladish than it might otherwise have proposed to pay.

Any delay in completing the merger may substantially reduce the benefits that ATI expects to be obtained from the merger.

In addition to obtaining the required governmental clearances and approvals, the merger is subject to a number of other conditions beyond the control of ATI and Ladish that may prevent, delay or otherwise materially adversely affect its completion. See “The Merger Agreement — Conditions to Completion of the Merger.” ATI and Ladish cannot predict whether or when the conditions required to complete the merger will be satisfied. The requirements for obtaining the required clearances and approvals could delay the effective time of the merger for a significant period of time or prevent it from occurring. Moreover, each of ATI and Ladish may terminate the merger agreement if the merger is not consummated by June 30, 2011. Any delay in completing the merger may materially adversely affect the synergies and other benefits that ATI expects to achieve if the merger and the integration of the companies’ respective businesses are completed within the expected timeframe.

Ladish will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on customers, suppliers and other business partners may have an adverse effect on Ladish and consequently on ATI following the merger. These uncertainties could cause customers, suppliers, business partners and others that deal with Ladish to defer entering into contracts with Ladish or making other decisions concerning Ladish or seek to change existing business relationships with Ladish. In addition, except as expressly permitted by the merger agreement or as required by applicable law, subject to certain exceptions, until the effective time of the merger, the merger agreement restricts Ladish’s ability to take certain action and engage in certain transactions, as described under “The Merger Agreement — Conduct of Business Pending the Merger.”

Uncertainties associated with the merger may cause a loss of employees and may otherwise affect the future business and operations of ATI and Ladish.

ATI’s success after the merger will depend in part upon its ability to retain key employees of ATI and Ladish. Prior to the merger, employees of ATI or Ladish may experience uncertainty about their roles with ATI following the merger. Employees of Ladish whom are retained by ATI following the merger may also experience similar uncertainty after the completion of the merger. This may adversely affect the ability of each of ATI and Ladish to attract or retain key management, sales, technical and other personnel. In addition, Ladish’s executive officers are not subject to any non-compete agreement. Key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with ATI following the merger. As a result, ATI may not be able to attract or retain key employees of ATI and Ladish following the merger to the same extent that ATI and Ladish have been able to attract or retain their own employees in the past, which could have a negative impact on the business of ATI following the merger. If key employees depart, the integration of the companies may be more difficult, and ATI’s business following the merger could be materially harmed.

Some of Ladish’s officers and directors have interests in the merger that are different from, and in addition to, your interests.

Some of the directors of Ladish who recommend that you vote in favor of the proposals to be considered at the special meeting of Ladish shareholders, and the officers of Ladish who provided information to Ladish’s board of directors relating to the merger and the other transactions contemplated by the merger agreement, have rights to acceleration of the vesting of certain equity-based awards, may participate in a retention pool to be established by ATI and have rights to ongoing indemnification and insurance that provide them with interests in the transaction that may differ from, or be in addition to, yours. The receipt of compensation or other benefits in the transaction might result in these directors and officers being more likely to support and vote to adopt the merger agreement than if they did not have these interests. Ladish shareholders should consider whether their interests and benefits may have influenced these directors and officers to support or recommend adoption of the merger agreement. See the section entitled “The Merger — Interests of Certain Persons in the Merger” for a further description of these interests, including the aggregate cash payments that each director and executive officer of Ladish is entitled to receive in connection with the completion of the merger.

The market price of ATI common stock after the merger may be affected by factors different from those affecting Ladish common stock currently.

The businesses of ATI and Ladish differ in many respects including product offerings and relationships with customers and suppliers, and, accordingly, the results of operations of ATI following the merger and the market price of shares of ATI’s common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of Ladish. For a discussion of the businesses of ATI and Ladish and of certain factors to consider in connection with their respective businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information.” See the section entitled “Market Price and Dividend Information” for additional information on the historical market value of shares of ATI common stock and Ladish common stock.

ATI will incur significant transaction and merger-related costs in connection with the merger.

ATI expects to incur non-recurring costs associated with combining the operations of the two companies. Most of these costs will be comprised of transaction costs related to the merger, facilities and systems consolidation costs and employment-related costs. ATI will also incur transaction fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of the two companies’ businesses. Although ATI expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow ATI to offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The merger may not be accretive and may cause dilution to ATI’s earnings per share, which may negatively affect the market price of ATI common stock.

ATI currently anticipates that the merger will be accretive to its earnings per share (on an adjusted earnings basis) within 18 to 24 months after the merger. This expectation is based on preliminary estimates, which may change materially. ATI could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to ATI’s earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market price of ATI common stock.

The stock prices and businesses of ATI and Ladish may be adversely affected if the merger is not completed.

Completion of the merger is subject to certain closing conditions, including, among others, obtaining requisite regulatory approvals and the approval of Ladish’s shareholders. ATI and Ladish may be unable to obtain such approvals on a timely basis or at all. If the merger is not completed, the prices of ATI common stock and Ladish common stock may decline to the extent that the current market prices of ATI common stock and Ladish common stock reflect a market assumption that the merger will be completed.

If the merger is not completed, the respective ongoing businesses of ATI and Ladish may be adversely affected and ATI and Ladish will be subject to several risks and consequences, including the following:

•	Ladish may be required, under certain circumstances, to pay ATI a termination fee of $31.0 million under the merger agreement;

•	ATI and Ladish will be required to pay certain costs incurred by each of them relating to the merger, whether or not the merger is completed, such as fees and expenses of their respective advisors, litigation related expenses and printing fees;

•	under the merger agreement, Ladish is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies; and

•	matters relating to the merger may require substantial commitments of time and resources by ATI and Ladish management, which could otherwise have been devoted to other opportunities that may have been beneficial to ATI and Ladish as independent companies, as the case may be.

In addition, there may be uncertainty surrounding the future direction of the businesses and strategy of ATI or Ladish on a standalone basis, and ATI or Ladish may experience negative reactions from the financial markets and from their respective employees, customers, suppliers and other business partners. ATI and Ladish are subject to litigation related to the merger and could be subject to additional litigation related to any failure to complete the merger, or to enforcement proceedings commenced against ATI or Ladish to perform their respective obligations under the merger agreement. If the merger is not completed, ATI and Ladish cannot assure their respective securityholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of ATI or Ladish.

Certain existing indebtedness of Ladish, if not refinanced, amended or repaid, may decrease ATI’s financial or business flexibility, reduce its ability to incur additional indebtedness, affect its existing debt covenants, increase its borrowing costs or result in repayment or collateralization obligations.

Certain of Ladish’s existing indebtedness is expected to be outstanding upon completion of the merger. The agreements governing Ladish’s indebtedness differ from those governing ATI’s indebtedness and in certain respects could require waivers, amendments or refinancing of the Ladish indebtedness. Although ATI and Ladish will try to resolve any such conflicts prior to closing, there can be no assurance that such conflicts will be resolved by that time or at the anticipated cost or that any refinancing may be obtained at favorable terms. In addition, the failure to effect any such refinancing, if required, on favorable terms may, among other things, have the effect of reducing ATI’s liquidity or operational flexibility and have a material adverse effect on ATI following the merger, including its ability to obtain further financing, take advantage of certain growth opportunities and respond to comparatively better financed competitors.

Ladish shareholders will have a significantly reduced ownership and voting interest after the merger and will exercise less influence over the management and policies of ATI than they do over Ladish.

Ladish shareholders currently have the right to vote in the election of the board of directors of Ladish and on other matters affecting Ladish. When the merger occurs, each Ladish shareholder that receives shares of ATI common stock will become a stockholder of ATI with a percentage ownership of ATI that is much smaller than the shareholder’s percentage ownership of Ladish. It is expected that the former shareholders of Ladish as a group will own approximately     % of the outstanding shares of ATI immediately after the merger. Because of this, Ladish shareholders will have less influence over the management and policies of ATI than they now have over the management and policies of Ladish.

The shares of ATI common stock to be received by Ladish shareholders as a result of the merger will have different rights from the shares of Ladish common stock.

Upon completion of the merger, Ladish shareholders will become ATI stockholders and their rights as stockholders will be governed by ATI’s certificate of incorporation, ATI’s bylaws and Delaware law. Certain of the rights associated with Ladish common stock are different from the rights associated with ATI common stock. See the section entitled “Comparison of Rights of Ladish Shareholders and ATI Stockholders” for a discussion of the different rights associated with ATI common stock.

Lawsuits have been filed against Ladish, the members of the Ladish board of directors and ATI challenging the merger, and an adverse judgment in any lawsuit challenging the merger may prevent the merger from being completed within the expected timeframe, or at all.

Following announcement of the merger on November 17, 2010, Ladish, its directors and ATI were named as defendants in lawsuits brought by and on behalf of Ladish shareholders in Wisconsin state court and in the United States District Court for the Eastern District of Wisconsin, each challenging ATI’s acquisition of Ladish pursuant to the merger agreement. The respective plaintiffs generally allege that the consideration that Ladish shareholders will receive in connection with the merger is inadequate and that Ladish’s directors breached their fiduciary duties to Ladish shareholders in negotiating and approving the merger agreement. Generally, the respective plaintiffs further allege that Ladish and ATI aided and abetted the alleged breaches by Ladish’s directors. The complaints seek various forms of relief, including injunctive relief that would, if granted, prevent the merger from being consummated in accordance with the agreed-upon terms. Ladish and ATI believe that the claims stated in the complaints against them (and, in Ladish’s case, also its directors) are all without merit and intend to defend the actions vigorously. See “The Merger — Litigation Relating to the Merger.”

One of the conditions to the closing of the merger is the absence of any law, injunction, judgment or ruling by any governmental authority enjoining, restraining, preventing or prohibiting the consummation of the merger or making the merger illegal. As such, if the plaintiffs are successful in obtaining an injunction prohibiting Ladish or ATI from consummating the merger on the agreed-upon terms, then such injunction may prevent the merger from being completed within the expected timeframe, or at all.

ATI may pursue other strategic transactions in the future, which could be difficult to implement, disrupt its business or change its business profile significantly.

ATI will continue to consider opportunistic strategic transactions, which could involve acquisitions or dispositions of businesses or assets. Any future strategic transaction could involve numerous risks, including:

•	potential disruption of ATI’s ongoing business and distraction of management;

•	difficulty integrating acquired businesses or segregating assets to be disposed of;

•	exposure to unknown and/or contingent or other liabilities, including litigation arising in connection with the acquisition, disposition and/or against any businesses ATI may acquire; and

•	changing ATI’s business profile in ways that could have unintended consequences.

If ATI enters into significant strategic transactions in the future, related accounting charges may affect its financial condition and results of operations, particularly in the case of any acquisitions. In addition, the financing of any significant acquisition may result in changes in its capital structure, including the incurrence of additional indebtedness. Conversely, any material disposition could reduce its indebtedness or require the amendment or refinancing of a portion of its outstanding indebtedness. ATI may not be successful in addressing these risks or any other problems encountered in connection with any strategic transactions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, and the documents incorporated herein by reference, include certain forward-looking information about ATI, Ladish and the combined company after completion of the merger that is intended to be covered by the safe harbor for “forward-looking statements” provided by the U.S. Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. Representatives of ATI and Ladish may also make forward-looking statements. Forward-looking statements include information concerning ATI’s and Ladish’s possible or assumed future results of operations, including descriptions of ATI’s and Ladish’s business strategies. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “can,” “feel,” “forecasts,” “to be” or similar expressions. These statements are based on ATI’s and Ladish’s expectations and beliefs at the time such statements were made; however, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. As you read and consider this proxy statement/prospectus, you should understand that these statements are not guarantees of performance or results. These forward-looking statements are subject to numerous risks and uncertainties, including the risks described in this proxy statement/prospectus under “Risk Factors,” that could cause actual results to differ

Some other risks and uncertainties include, but are not limited to:

•	the risk that the respective businesses of ATI and Ladish will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	the risk that expected synergies, operational efficiencies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	the risk that ATI’s revenues following the merger may be lower than expected;

•	the inability to obtain governmental approvals of the merger on the proposed terms and schedule;

•	the operational and profitability impact of divestitures that may be required to be undertaken to secure regulatory approval;

•	the risk of changes in applicable tax or other laws;

•	the failure of Ladish shareholders to adopt the merger agreement;

•	adverse response by Ladish’s and ATI’s employees, customers, suppliers or other business partners;

•	other risks to consummation of the merger;

•	significant changes in the business environment, including as a result of industry consolidation, and the effect of competition in ATI’s and Ladish’s markets;

•	unanticipated regulatory or judicial proceedings or rulings;

•	potential or actual litigation;

•	the risk that assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

•	the risk that the design of either company’s disclosure controls and procedures or internal controls prove inadequate, or are circumvented, thereby causing losses or errors in information or a delay in the detection of fraud; and

•	the impact on ATI’s or Ladish’s respective businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the factors described under the headings “Forward-Looking Statements” in the ATI Form 10-K, “Forward-Looking and Other Statements” in the ATI Form 10-Q and “Forward Looking Statements” in the Ladish Form 10-K and in Part I, Item 3, Quantitative and Qualitative Disclosures About

Market Risk, in the Ladish Form 10-Q. See “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements, and the factors that will determine these results are beyond ATI’s or Ladish’s ability to control or predict.

ATI and Ladish caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus, in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference in this proxy statement/prospectus, in the case of forward-looking statements made in those incorporated documents.

Except to the extent required by applicable law or regulation, ATI and Ladish undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

All subsequent written or oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to ATI or Ladish or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

Neither ATI’s nor Ladish’s independent registered public accounting firms have compiled, examined or otherwise applied procedures to the prospective financial information presented herein and, accordingly, do not express an opinion or any other form of assurance on such information or its achievability.

THE SPECIAL MEETING

Overview

This proxy statement/prospectus is being provided to Ladish shareholders as part of a solicitation of proxies by the Ladish board of directors for use at the special meeting of Ladish shareholders and at any adjournments or postponements thereof. This proxy statement/prospectus is first being furnished to shareholders of Ladish on or about          , 2011. In addition, this proxy statement/prospectus constitutes a prospectus of ATI in connection with the issuance by ATI of its common stock in connection with the merger. This proxy statement/prospectus provides Ladish shareholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting of Ladish shareholders.

Date, Time and Place of the Special Meeting

The special meeting of Ladish shareholders will be held on          , 2011, at   :00 a.m., local time, at           .

Purposes of the Special Meeting

At the special meeting, Ladish’s shareholders will be asked:

1. To consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of November 16, 2010, by and among ATI, LPAD, PADL and Ladish, as amended from time to time, pursuant to which LPAD will merge with and into Ladish, with Ladish continuing as the surviving entity and a wholly owned subsidiary of ATI; and

2. To consider and vote upon a proposal to approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

The Ladish board of directors recommends that Ladish shareholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement. Your properly signed and dated proxy card will be voted in accordance with the board’s recommendation unless you specify otherwise.

Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the special meeting of Ladish shareholders is          , 2011. Only shareholders of record at the close of business on          , 2011 are entitled to receive notice of, and to vote at, the special meeting or postponements or adjournments thereof (unless the board of directors fixes a new record date for any such postponed or adjourned meeting). You are entitled to one vote for each share of Ladish common stock you own. At the close of business on          , 2011, there were approximately           shares of Ladish common stock outstanding and entitled to vote, held by approximately           holders of record and, based on information available as of the date of this proxy statement/prospectus,           beneficial holders.

Quorum; Vote Required; Abstentions and Broker Non-Votes

No business may be transacted at the special meeting unless a quorum is present. Adoption of the merger agreement requires the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding shares of Ladish common stock. If a quorum is not present, the affirmative vote of a majority of the shares of Ladish common stock represented at the special meeting will have the power to adjourn the special meeting in accordance with Ladish’s by-laws. In addition, if fewer shares of Ladish common stock are voted in favor of the adoption of the merger agreement than the number required for its adoption, the special meeting may be adjourned or postponed to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting. All shares of Ladish common stock represented at the special meeting, including abstentions and broker non-votes, will be included in the calculation of the number of shares of Ladish common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Adoption of the merger agreement requires the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding shares of Ladish common stock. Because the affirmative vote of all the votes entitled to be cast by holders of outstanding shares of Ladish common stock is needed to proceed with the merger, if you abstain from voting, or fail to vote, with respect to the proposal to adopt the merger agreement, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Any adjournment of the special meeting by vote of Ladish shareholders for the purpose of soliciting additional proxies or for any other purpose must be approved by the affirmative vote of a majority of the shares of Ladish common stock represented at the special meeting.

In accordance with the rules of the NYSE, banks, brokers and other nominees who hold shares of Ladish common stock in “street name” for their customers but do not have discretionary authority to vote the shares may not exercise their voting discretion with respect to the adoption of the merger agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the adoption of the merger agreement or the adjournment of the special meeting to solicit further proxies to approve the proposal to adopt the merger agreement. For shares of Ladish common stock held in “street name,” only shares of Ladish common stock affirmatively voted “FOR” adoption of the merger agreement or “FOR” the adjournment of the special meeting to solicit further proxies to approve the proposal to adopt the merger agreement will be counted as a favorable vote for such proposal. Failing to provide voting instructions to your bank, broker or other nominee will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Attendance at the Special Meeting

All holders of shares of Ladish common stock as of the close of business on          , 2011, the record date for the special meeting, including registered shareholders (shareholders holding shares in their own name) and beneficial owners of stock registered in the “street name” of a bank, broker or other nominee, and Ladish’s invited guests may attend the special meeting. If you are a registered shareholder, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

How to Vote

Voting in Person

Registered shareholders will be able to vote in person at the special meeting. If you are not a registered shareholder, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Voting by Proxy

To ensure that your shares are represented at the special meeting, we recommended that you vote promptly by proxy, even if you plan to attend the special meeting in person. If you attend the special meeting and wish to vote in person or change your vote, you can always revoke your proxy by voting at the meeting.

If you are a registered shareholder, you may vote by proxy using one of the methods described below.

Vote by Telephone or via the Internet.  This proxy statement/prospectus is accompanied by a proxy card with instructions for voting. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Vote by Proxy Card.  If you complete, sign, date and return the enclosed proxy card by mail so that it is received before the special meeting, your shares will be voted in the manner directed by you on your proxy card.

You may vote “FOR,” vote “AGAINST” or abstain from voting with respect to each of the proposal to adopt the merger agreement and the proposal to adjourn the special meeting to solicit further proxies to approve the proposal to adopt the merger agreement.

If you return your signed proxy card, but do not specify how you want to vote your shares, your shares will be voted “FOR” the proposal to adopt the merger agreement and the proposal to adjourn the special meeting. In addition, your shares will be voted in the discretion of the persons appointed as proxies in the proxy card as to any other business that is properly brought before the special meeting or any adjournment or postponement of the meeting. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to vote your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by :00 a.m., Central Time, on          , 2011. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the special meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in “street name” at the special meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the Internet with respect to your shares. If you do not provide your bank, broker or other nominee with instructions as to how to vote your shares, your bank, broker or other nominee will not be able to vote your shares, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Revoking Your Proxy

Your proxy is revocable. If you are a registered shareholder, you can revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet voting procedures described above, or by completing, signing, dating and returning a new proxy card by mail to Ladish;

•	attending the special meeting and voting in person; or

•	sending written notice of revocation to Ladish’s secretary at 5481 South Packard Avenue, Cudahy, Wisconsin 53110.

Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to Ladish or by sending a written notice of revocation to Ladish’s secretary, you should ensure that you mail your new proxy card or written notice of revocation in sufficient time for it to be received by Ladish before the day of the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Stock Ownership and Voting by Ladish’s Directors and Executive Officers

At the close of business on          , 2011, the record date for the special meeting, Ladish’s directors and executive officers had the right to vote approximately           shares of the then-outstanding Ladish voting stock at the special meeting, representing approximately     % of Ladish common stock outstanding and entitled to vote at the special meeting. It is expected that Ladish’s directors and executive officers will vote their shares “FOR” the adoption of the merger agreement, although none of them has entered into any agreement requiring them to do so.

Proxy Solicitations

Ladish is soliciting proxies for the special meeting from Ladish shareholders. Ladish will bear the entire cost of soliciting proxies from Ladish shareholders. In addition to this mailing, Ladish’s directors, officers and employees (who will not receive any additional compensation for their services) may solicit proxies personally, electronically or by telephone. Ladish will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Ladish common stock and will, if requested, reimburse them for their reasonable out-of-pocket expenses in doing so.

Shareholders should not submit any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of certificates representing shares of Ladish common stock will be mailed to Ladish shareholders if the merger is completed.

Dissenters’ Rights

Dissenters’ rights are statutory rights that enable shareholders to dissent in certain circumstances from an extraordinary transaction, such as a merger, and to demand that a corporation pay the shareholders the fair value of their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Under Wisconsin law, dissenters’ rights generally are not available to holders of shares, such as shares of Ladish common stock, that are listed on a national securities exchange, unless the transaction is a business combination involving a significant shareholder or the corporation’s articles of incorporation provide otherwise. Ladish’s articles of incorporation do not otherwise provide for dissenters’ rights. Accordingly, holders of Ladish common stock are not entitled to dissenters’ rights in connection with the merger.

Other Business

Ladish is not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Ladish board of directors may recommend.

Adjournments

Adjournments of the special meeting may be made for the purpose of, among other things, soliciting additional proxies from Ladish shareholders. At the adjourned meeting, Ladish may transact any business that it might have transacted at the original meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by Ladish shareholders for use at the special meeting will be used at any adjournment or postponement of the meeting. References to the special meeting in this proxy statement/prospectus are to such special meeting as so adjourned or postponed from time to time.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Ladish’s Investor Relations department at (414) 747-2611.

THE MERGER

The following discussion contains certain material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement and the opinion of Baird included as Annexes A and B, respectively, to this proxy statement/prospectus. ATI and Ladish urge you to read carefully this entire document, including the merger agreement, for a more complete understanding of the merger.

General

Under the terms of the merger agreement, LPAD will be merged with and into Ladish, with Ladish continuing as the surviving entity and a wholly owned subsidiary of ATI. Following the merger, Ladish will no longer be a separate publicly held corporation. Immediately following the merger, Ladish will be merged with and into PADL, with PADL continuing as the surviving entity and a wholly owned subsidiary of ATI. Following the merger and other transactions contemplated by the merger, ATI expects to continue to operate the Ladish businesses under the name “Ladish Co.”

Each share of Ladish common stock will be converted in the merger into the right to receive 0.4556 of a share of ATI common stock and $24.00 in cash. ATI will not issue fractional shares in the merger. Instead, it will pay cash for fractional shares of common stock based on the arithmetic average of the daily average of the high and low sales prices per share of ATI common stock as reported on the NYSE during the 10 trading days immediately preceding the date on which the merger is consummated.

Shares of ATI common stock issued and outstanding at the completion of the merger will remain outstanding, and rights associated with those shares will be unaffected by the merger. ATI’s common stock will continue to trade on the NYSE following the merger under the symbol “ATI.”

See “The Merger Agreement” for additional and more detailed information regarding the merger agreement, which is the legal document governing the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

Each of Ladish’s and ATI’s board of directors has from time to time separately engaged with the senior management of their respective companies in reviews and discussions of potential strategic alternatives and has considered ways to enhance their respective performance and prospects in light of competitive and other relevant developments. These reviews and discussions have focused on, among other things, the business environment facing their respective industries generally and each respective company in particular, as well as conditions in such industries and the capital and debt financing markets. For each company, these reviews have also included periodic discussions with respect to potential transactions that would further its strategic objectives and enhance stockholder value and the potential benefits and risks of those transactions.

ATI previously had given consideration to potential strategic transactions to provide upstream integration opportunities, particularly with regard to serving aerospace end markets, including with companies having forging capabilities. ATI and Ladish have had a long-standing customer/supplier relationship pursuant to which Ladish has purchased specialty metals from ATI.

In May 2009, L. Patrick Hassey, ATI’s Chairman and Chief Executive Officer, contacted Kerry L. Woody, then Ladish’s Chief Executive Officer and a member of its board of directors, to suggest that ATI and Ladish consider a potential strategic combination. Mr. Hassey did not present any specific proposal at that time. Mr. Woody responded that he would discuss the matter with members of Ladish’s board of directors and subsequently reported on his conversation with Mr. Hassey to Ladish’s board of directors.

Mr. Hassey contacted Mr. Woody on August 30, 2009 to further discuss the strategic reasons for combining the companies and the potential benefits. In September 2009, representatives of ATI and Ladish began the process of negotiating the terms of a confidentiality agreement. Wayne E. Larsen, Ladish’s Vice President Law/Finance and Secretary, provided a draft of a confidentiality and standstill agreement to Jon D. Walton, ATI’s Executive Vice President, Human Resources, Chief Legal and Compliance Officer and Corporate Secretary, on September 4, 2009.

ATI’s senior management, including Messrs. Hassey and Walton and Richard J. Harshman, ATI’s then Executive Vice President, Finance and Chief Financial Officer and currently ATI’s President and Chief Operating Officer, reviewed and discussed the draft confidentiality and standstill agreement over the following days. At a meeting of ATI’s board of directors on September 10, 2009, ATI’s senior management discussed with ATI’s board of directors the views of senior management regarding a potential strategic combination with Ladish and the draft confidentiality and standstill agreement that had been provided by Mr. Larsen. Mr. Walton provided a revised draft confidentiality and standstill agreement to Mr. Larsen on September 14, 2009. Mr. Larsen indicated to Mr. Walton on September 15, 2009 that he would review the revised draft confidentiality and standstill agreement with Ladish’s board of directors at its meeting on September 25, 2009.

On September 25, 2009, Ladish announced that Mr. Woody had retired as Ladish’s Chief Executive Officer and resigned from Ladish’s board of directors. At that time, Ladish’s board of directors appointed Gary J. Vroman as Ladish’s President and Chief Executive Officer and elected Mr. Vroman as a member of Ladish’s board of directors. Mr. Larsen also then was elected as a member of Ladish’s board of directors. The Ladish board of directors also concluded that, as a result of these management changes and the then current economic climate, that it was not an appropriate time to explore a strategic combination with ATI. Mr. Larsen communicated to Mr. Walton on September 28, 2009 that, as a result of the management changes, Ladish did not intend to take actions in furtherance of a potential strategic combination with ATI at that time.

On October 6, 2009, ATI’s board of directors held a meeting to further consider a potential strategic combination with Ladish. ATI’s board of directors received at that meeting an update from ATI’s senior management and considered recent trends in Ladish’s stock price. Additional topics reviewed included publicly-available business and financial information regarding Ladish, the merger and acquisition environment for the specialty metals industry generally, the strategic rationale for the merger, potential synergies anticipated to result from the proposed merger, the potential pro forma impact of the merger on ATI’s earnings per share, the relative contributions of ATI and Ladish to various financial metrics of the combined company and the pro forma ownership in the combined company of stockholders of ATI and shareholders of Ladish. ATI’s board of directors authorized ATI’s senior management to send a letter to Ladish’s board of directors in which ATI’s interest in a potential strategic combination with Ladish would be reiterated.

On October 13, 2009, Mr. Hassey sent a letter to Mr. Vroman in which Mr. Hassey proposed a business combination with Ladish in which Ladish’s shareholders would receive an unspecified premium over the current and three-month trailing average market price. The letter indicated that ATI contemplated that the form of consideration would be shares of ATI common stock. ATI also indicated in the letter that, as proposed, the potential transaction would be subject to ordinary course due diligence, execution of a mutually acceptable definitive agreement and customary conditions.

At a meeting of Ladish’s board of directors on November 4, 2009, Mr. Hassey’s October 13, 2009 letter was discussed extensively. On November 6, 2009, Mr. Vroman contacted Mr. Hassey and stated that Ladish’s board of directors and management team were in the midst of executing a long-term strategic plan for the growth and expansion of Ladish and that Ladish’s board of directors did not believe it to be an appropriate time for Ladish to undertake a strategic combination with ATI.

On November 9, 2009, Mr. Hassey sent a letter to Mr. Vroman, setting forth a non-binding proposal for a strategic combination, subject to the negotiation and execution of a definitive agreement. ATI proposed a merger transaction in which each outstanding share of Ladish common stock would be converted into 0.614 of a share of ATI common stock, representing a price of approximately $20.00 per share of Ladish common stock and a premium of approximately 35.7% over the 50-day moving average price of $14.74 per share of Ladish common stock and a 58.2% premium over the closing stock price for Ladish common stock on November 6, 2009 of $12.64 per share.

On November 13, 2009, Mr. Vroman sent a letter to Mr. Hassey in which Mr. Vroman acknowledged receipt of Mr. Hassey’s November 9, 2009 letter and the communication of the contents of that letter to Ladish’s board of directors. Mr. Vroman further indicated that the position of Ladish’s board of directors and management team conveyed to Mr. Hassey on November 6, 2009 remained unchanged.

On November 13, 2009, Mr. Vroman suggested to Mr. Hassey that the two of them meet during the week of November 16, 2009 at an industry event in London that both Mr. Vroman and Mr. Hassey would be attending. Mr. Vroman and Mr. Hassey met in person in London on November 19, 2009 and agreed to suspend discussions of a potential strategic combination pending analysis of Ladish’s and ATI’s respective results for the fourth quarter of 2009.

On March 15, 2010, Mr. Walton sent by email to Mr. Larsen a copy of a letter dated March 15, 2010 from Mr. Hassey to Ladish’s board of directors. The letter reiterated ATI’s interest in pursuing a possible strategic combination with Ladish. ATI proposed in the letter a merger transaction in which each outstanding share of Ladish common stock would be converted into 0.542 of a share of ATI common stock, representing a price of approximately $27.50 per share of Ladish common stock and a premium of approximately 77.5% over the 90-day moving average price of $15.51 per share of Ladish common stock and a 35% premium over the closing price for Ladish common stock on March 12, 2010 of $20.39 per share.

Mr. Larsen spoke by telephone with Mr. Walton on March 25, 2010 and acknowledged receipt of Mr. Hassey’s March 15, 2010 letter. Mr. Larsen indicated that a meeting of Ladish’s board of directors was scheduled for March 29, 2010 and that the March 15, 2010 letter would be discussed at that meeting.

On March 25, 2010, a representative of another bidder (“Bidder X”) contacted Ladish and expressed Bidder X’s interest in a business combination with Ladish.

On March 29, 2010, the Ladish board of directors held a special meeting, at which a representative of Foley & Lardner LLP, Ladish’s outside counsel, was present for a portion. At the meeting, the board of directors discussed the ATI offer and the initial expression of interest from Bidder X. The board also discussed with the representative of Foley & Lardner the applicable fiduciary duties of the board of directors in connection with the offer and expression. The Ladish board of directors authorized management to continue preliminary discussions with ATI and to share limited due diligence information, subject to receipt of an appropriate confidentiality and standstill agreement. Also on March 29, 2010, Ladish retained Baird as its financial advisor in connection with a potential strategic combination.

On March 31, 2010, Mr. Larsen sent a draft confidentiality and standstill agreement to Mr. Walton. On April 1, 2010, Ladish executed and delivered to ATI the confidentiality and standstill agreement, which was dated as of April 1, 2010. On April 12, 2010, ATI executed the confidentiality agreement and delivered its signature page to Ladish. In the confidentiality and standstill agreement, ATI and Ladish agreed to a “standstill” provision providing that, subject to certain exceptions, neither company would, for a period of three years, engage in certain types of transactions to acquire securities or assets of the other company or take other actions seeking to control or influence the other company.

On April 15, 2010, Messrs. Vroman and Larsen met with officers of Bidder X regarding a potential business combination between Bidder X and Ladish. Bidder X did not make any proposal or provide an indicative price range to Ladish at or around that time, but asked that Ladish contact Bidder X if Ladish decided that it was an appropriate time for it to enter into a strategic business combination.

On April 19, 2010, Messrs. Hassey, Harshman, Walton, Vroman and Larsen met at Ladish’s offices in Cudahy, Wisconsin to further discuss ATI’s and Ladish’s respective interests in pursuing a strategic combination. Also in April 2010, ATI retained Credit Suisse Securities (USA) LLC, referred to as Credit Suisse, as its financial advisor in connection with a potential strategic combination with Ladish.

On May 4, 2010, a special meeting of the Ladish board of directors was held, with representatives of Baird and Foley & Lardner. At the meeting, representatives of Baird discussed with the Ladish board of directors Baird’s preliminary valuation analyses. In addition, a representative of Foley & Lardner summarized for the board of directors the fiduciary duties of the board of directors in connection with a business transaction.

Over the following weeks, representatives of ATI and Ladish, including their respective financial advisors, continued to engage in preliminary conversations regarding the structure of and consideration in a proposed business combination and review limited initial due diligence information. Also during this time, the Ladish board of directors met several times at which meetings the board of directors was updated on the status of negotiations and gave further instruction and advice to management, Baird and Foley & Lardner as to the conduct of the negotiations.

On August 17, 2010, Mr. Hassey sent to Mr. Vroman a letter from Mr. Hassey to the members of Ladish’s board of directors. The letter reiterated ATI’s interest in pursuing a possible strategic combination with Ladish. ATI proposed in the letter a merger transaction in which Ladish shareholders would receive $40.12 for each outstanding share of Ladish common stock, consisting of $10.03 of cash and $30.09 in ATI common stock. The letter noted that this proposed consideration represented a premium of approximately 43.7% over the 30-day volume weighted average price of $27.92 per share of Ladish common stock, 53.4% over the 60-day volume weighted average price of $26.16 per share of Ladish common stock, 54.0% over the 90-day volume weighted average price of $26.05 per share of Ladish common stock and 42.0% over the closing price for Ladish common stock on August 16, 2010 of $28.25 per share.

The Ladish board of directors discussed ATI’s letter of August 17, 2010 and the negotiations with ATI generally at special meetings of the board held on August 19 and 25, 2010. At these meetings representatives of Baird discussed with the Ladish board of directors Baird’s updated preliminary valuation analyses. The board of directors also discussed other potential partners for a business combination involving Ladish. The Ladish board of directors and the Baird representatives also discussed the ability of other potential partners to complete such a transaction. In addition, a representative of Foley & Lardner reviewed the fiduciary duties of the board of directors in connection with a business combination transaction.

In early September 2010, Mr. Vroman informed Mr. Hassey that Ladish’s board of directors intended to contact one or more potential bidders that had indicated an interest in a strategic transaction with Ladish before the board would further pursue a business combination with ATI.

On September 9, 2010, Mr. Larsen contacted a representative of Bidder X about Bidder X’s interest in making an offer with respect to a business combination with Ladish. Mr. Larsen communicated to Bidder X that time was of the essence and that Bidder X should make its best offer.

On September 9, 2010, Bidder X and Ladish executed a confidentiality and standstill agreement that was substantially identical to the confidentiality and standstill agreement between ATI and Ladish. During the following week Bidder X conducted due diligence with respect to Ladish.

On September 20, 2010, Bidder X delivered to Ladish a written offer with respect to a proposed strategic combination with Ladish. Bidder X’s offer involved consideration of $40.00 per share of Ladish common stock, with half of the consideration being in cash and half of the consideration consisting of Bidder X’s common stock.

On September 22, 2010, the Ladish board of directors met with representatives of Baird and Foley & Lardner. At the meeting, Mr. Vroman updated the board on Ladish management’s communications with ATI and Bidder X. The board of directors then discussed the relative merits of the current offers from ATI and Bidder X, including the amounts and cash-stock mix of the offers and the perceived better strategic fit, greater opportunities for synergies and lower regulatory risk associated with the ATI offer. The board of directors also considered that Bidder X had been invited to make a best offer but had made an offer that was essentially equal to the ATI offer in amount. Based on the foregoing and other factors the directors deemed relevant, including the advice of Baird and Foley & Lardner, the Ladish board of directors instructed management to attempt to convince ATI to materially increase its offer to differentiate it from other offers and make it compelling to the Ladish board of directors.

On October 5, 2010, Mr. Vroman met with Mr. Hassey in Pittsburgh, Pennsylvania. Mr. Vroman indicated that Ladish had received an offer from a third party with respect to a proposed strategic combination with Ladish.

On October 6, 2010, Mr. Hassey and Mr. Vroman spoke by phone. Mr. Hassey proposed that Mr. Vroman ask the Ladish board of directors whether they would view favorably an offer involving merger consideration of $48.00 per share of Ladish common stock, one half of which would be in shares of ATI common stock and one half of which would be in cash. Mr. Hassey explained that he would only ask the ATI board of directors to authorize him to make an official offer along those lines if he was confident that it would be viewed favorably by the Ladish board of directors.

On October 7, 2010, the Ladish board of directors met again with representatives of Baird and Foley & Lardner to discuss ATI’s potential revised offer discussed on October 6, 2010 and ATI’s related demand for an exclusivity agreement. Following the meeting, Mr. Vroman informed Mr. Hassey that the Ladish board of directors would view such an offer favorably.

ATI’s board of directors considered the status of ATI’s offer to Ladish at a meeting on October 12, 2010. At that meeting, ATI’s board of directors authorized a revised offer to Ladish, which was conveyed to Ladish by a letter from Mr. Hassey to Mr. Vroman dated October 12, 2010. The revised offer involved merger consideration of $48.00 per share of Ladish common stock, one half of which would be in shares of ATI common stock and one half of which would be in cash.

Also on October 12, 2010, Mr. Walton provided to Mr. Larsen a draft of an exclusivity agreement. The exclusivity agreement provided, among other things, that Ladish would not solicit any third party proposals for competing transactions, participate in negotiations with third parties regarding such a competing transaction or enter into any agreement regarding such a competing transaction. The exclusivity period set forth in the exclusivity agreement commenced on October 12, 2010 and continued through the earliest of (i) the date, if any, on which ATI notified Ladish that ATI has elected not to proceed with a business combination with Ladish, (ii) the date a definitive agreement between ATI and Ladish was executed and delivered and (iii) November 30, 2010. Ladish and ATI agreed to move forward with the negotiation of a business combination on an exclusive basis and executed the exclusivity agreement on October 12, 2010.

On October 15, 2010, Ladish made an electronic data room available to ATI and additional due diligence commenced. In late October 2010 and early November 2010, Messrs. Hassey, Harshman and Walton toured Ladish facilities in Windsor, Connecticut; Irvine, California; Albany, Oregon; Cudahy, Wisconsin; and Stalowa Wola, Poland. Messrs. Vroman and Larsen accompanied Messrs. Hassey, Harshman and Walton on the tours of the domestic facilities.

On October 19, 2010, Mr. Walton sent an initial draft of a merger agreement to Mr. Larsen via email. Through Foley & Lardner LLP, Ladish’s outside legal counsel, comments to the initial merger agreement draft were sent to K&L Gates LLP, ATI’s outside legal counsel, on October 26, 2010.

On October 28, 2010, ATI’s board of directors met and received an update on the status of the proposed business combination with Ladish, including an update on the negotiation of the merger agreement. Prior to the meeting the directors received a packet that included the current draft of the merger agreement, a summary of the agreement and other discussion materials to facilitate their review and consideration of the proposed merger, including financial analyses prepared by ATI’s senior management. During the meeting, Mr. Hassey reviewed ATI’s financial analyses with ATI’s board of directors. Following further discussion and deliberation regarding the proposed merger, ATI’s board of directors authorized ATI’s senior management to proceed with the negotiation of the merger agreement and to execute and deliver the merger agreement if, in the judgment of ATI’s senior management, the merger could be accomplished substantially on the terms discussed by ATI’s board of directors at that meeting.

K&L Gates sent a revised draft of the merger agreement to Foley & Lardner on October 29, 2010. On October 30, 2010 and continuing over the next two weeks, representatives of ATI and Ladish, including K&L Gates and Foley & Lardner, continued to communicate regularly regarding due diligence items, negotiate and revise the draft merger agreement and related disclosure schedules and otherwise coordinate regarding relevant transaction matters.

On November 3, 2010, the Ladish board of directors held a regular meeting, with representatives of Baird and Foley & Lardner attending. At that meeting, management and representatives of Baird reviewed with the board of directors the status of negotiations with ATI, as well as the financial due diligence on ATI being conducted by Baird. Representatives of Baird also discussed with the board of directors Baird’s updated preliminary financial analyses. The board of directors also discussed with representatives of Baird the board’s plans for its special meeting to be held on November 4, 2010.

On November 4, 2010, the Ladish board of directors held a special meeting, at which representatives of ATI, including Messrs. Hassey, Harshman, Walton and Dale G. Reid, ATI’s Senior Vice President, Finance and Principal Financial Officer, made a presentation to the Ladish board of directors regarding ATI’s plans for the combined company after the proposed business combination. After the presentation, the Ladish board of directors took the opportunity to ask further questions regarding ATI and its plans for the combined company.

On November 11, 2010, the Ladish board of directors held a special meeting at which a representative of Foley & Lardner reviewed with the board the details of the merger agreement, which had been distributed, together with draft resolutions and a summary of the covenants regarding the solicitation of competing takeover proposals and the payment of termination fees. Messrs. Vroman and Larsen and the Foley & Lardner representative summarized for the board of directors the current status of negotiations and the additional actions that would need to occur before the merger agreement would be signed.

On November 15, 2010, the Ladish board of directors held a special meeting with representatives of Baird and Foley & Lardner in attendance. At that meeting, Mr. Vroman updated the board regarding status of negotiations. A representative of Foley & Lardner reviewed with the board of directors in detail the draft resolutions, which had been circulated to the board the prior week.

On November 16, 2010, the Ladish board of directors held a special meeting to consider the proposed business combination, with representatives of Baird and Foley & Lardner attending. The Ladish board of directors was provided in advance of the meeting a substantially final draft of the merger agreement and other materials related to the transaction. At the meeting, Mr. Larsen and representatives of Foley & Lardner reviewed with the board of directors certain legal matters relating to its consideration of the proposed merger and discussed certain material terms of the merger agreement. Baird reviewed its financial analyses of the merger consideration to be received by the holders of Ladish common stock in the proposed merger and delivered its oral opinion to the Ladish board of directors (which was subsequently confirmed in writing by delivery of Baird’s written opinion dated November 16, 2010), to the effect that, as of November 16, 2010 and subject to the assumptions, qualifications and limitations set forth in its written opinion, the merger consideration to be received by the holders of Ladish common stock in the merger was fair, from a financial point of view, to such holders. Following discussion, the Ladish board of directors, taking into account various factors and potential risks as described further below under “— Ladish’s Reasons for the Merger; Recommendation of the Ladish Board of Directors” and with one director dissenting, determined that the proposed merger agreement and the transactions contemplated by the proposed merger agreement were advisable, fair to and in the best interests of Ladish and its shareholders, and approved and adopted the proposed merger agreement and the transactions contemplated thereby. Mr. Larsen then contacted Mr. Walton to inform him that the Ladish board meeting had concluded and that the board of directors had approved the merger.

After the parties finalized the form of, and exchanged the final versions of, the merger agreement and disclosure schedules, the agreement was executed by ATI, LPAD, PADL and Ladish on November 16, 2010, and ATI and Ladish each issued a press release before the opening of trading on November 17, 2010 announcing the merger agreement.

Ladish’s Reasons for the Merger; Recommendation of the Ladish Board of Directors

Ladish’s board of directors consulted with Ladish’s management, as well as Ladish’s outside legal counsel and financial advisors, in its evaluation of the merger. In reaching its conclusion to approve and adopt the merger agreement and in determining that the merger was advisable and in the best interests of Ladish and its shareholders, the Ladish board of directors considered the potential benefits of the merger and the risks of Ladish remaining as a stand-alone company, including the following material factors, each of which the Ladish board of directors believed supported its decision:

•	the terms and conditions of the merger and the merger agreement;

•	Ladish’s current and historical financial condition, results of operations, business and prospects, taking into account the risks inherent in remaining independent, and Ladish’s prospects going forward as an independent entity;

•	the Ladish board of directors’ recent evaluation of Ladish’s long-term strategic plan;

•	consideration of the analyses of Ladish management and Baird of the potential for other interested acquirers, the likelihood that such an acquirer would offer a price in excess of the value of the merger consideration that

Ladish shareholders will receive as a result of the merger and the execution risk associated with such an offer;

•	the presentation of Baird as to various financial matters and Baird’s opinion to Ladish’s board of directors, dated as of November 16, 2010, to the effect that, subject to the contents of such opinion, including the various assumptions and limitations set forth therein, the merger consideration to be received by the holders of Ladish common stock (other than ATI and its affiliates) in the merger was fair, from a financial point of view, to the holders of Ladish common stock (other than ATI and its affiliates). The full text of Baird’s written opinion, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Baird in rendering its opinion, is attached as Annex B to this proxy statement/prospectus. You are urged to read the opinion in its entirety;

•	the relationship of the merger consideration to be received by the holders of Ladish common stock to the historical trading prices of Ladish’s common stock, including the fact that the merger consideration represented premiums of 63.7%, 51.7%, 64.1%, 73.1% and 105.9% over the average closing price for Ladish common stock reported for the one-day, 30-day, 90-day, 180-day and one-year periods, respectively, prior the first public announcement of the merger;

•	the cash and stock mix of consideration to be paid to holders of Ladish common stock in the merger and the resulting effects, including:

•	the potential for ATI common stock price appreciation;

•	the increased trading liquidity of ATI common stock compared to Ladish common stock; and

•	the certainty of value of the cash portion of the consideration;

•	the fact that the merger is intended to be tax free to the holders of Ladish common stock with respect to the stock portion of the merger consideration, as described under “Material U.S. Federal Income Tax Consequences”;

•	the vertical integration that would result from the merger, which the Ladish board of directors believed was necessary for Ladish to effectively compete in its industries over the long term;

•	the experience and expertise of ATI’s management and the potential vertical integration benefits, cost savings and other synergies of the merger and the related impact on the combined company’s earnings;

•	the belief of Ladish’s board of directors that the merger consideration represented the highest consideration that ATI was willing to pay;

•	the fact that the merger agreement permits Ladish to participate in discussions and negotiations with and furnish confidential information to the third party if Ladish (i) receives an unsolicited, bona fide written acquisition proposal from a third party prior to the adoption of the merger agreement by Ladish’s shareholders in circumstances not involving a breach of the merger agreement and (ii) provides ATI with not less than 24 hours written notice of its intention to take such action, provided that, among other requirements, the Ladish board of directors reasonably determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation) that the takeover proposal is a superior proposal and (after considering applicable provisions of state law and after consulting with and receiving the advice of outside counsel) that the failure to take such action is reasonably likely to constitute a breach by the Ladish board of directors of its fiduciary duties to Ladish shareholders under applicable law;

•	Ladish’s right to terminate the merger agreement to accept a superior proposal, subject to certain conditions and, under certain circumstances, payment of a $31 million termination fee to ATI;

•	the representation of ATI that it has sufficient cash or access to cash to satisfy all of the obligations under the merger agreement and the fact that the merger is not subject to a financing condition; and

•	the beliefs that there are relatively few regulatory approvals required to consummate the merger and that the prospects for receiving such approvals within a short time frame are good.

The Ladish board of directors also considered a variety of risks and other potentially negative factors concerning the merger and the merger agreement, including the following:

•	the challenges of integrating Ladish’s businesses, operations and workforce with those of ATI, and the risks associated with achieving anticipated cost savings and other synergies;

•	the need to obtain regulatory approvals to complete the merger, and the likelihood that such approvals will be obtained, and the impact on Ladish’s businesses if the merger does not close as a result of a failure to obtain such regulatory approvals or otherwise;

•	the potential for the price of ATI common stock to fall, including prior to the merger;

•	the terms of the merger agreement, including the restrictions on the ability of Ladish to participate in discussions and negotiations with and furnish confidential information to a third party in connection with a takeover proposal, the termination fee of $31.0 million that Ladish would be required to pay if the merger agreement were terminated under certain circumstances, and the right of ATI to negotiate with Ladish after a superior proposal is received by Ladish and before the superior proposal is accepted by Ladish, and whether these might limit the willingness of a third party to propose a competing business combination transaction with Ladish;

•	the fact that Ladish’s directors and executive officers have interests in the merger that are different from, or in addition to, their interests solely as Ladish shareholders;

•	the customary restrictions on the conduct of Ladish’s business prior to the consummation of the merger, requiring Ladish to conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent Ladish from undertaking certain business opportunities or actions; and

•	the lack of any right of Ladish’s shareholders to exercise dissenters’ rights to assure that they receive a fair price for their shares.

The foregoing discussion of the information and factors considered by the Ladish board of directors is not exhaustive, but includes the material factors considered by the Ladish board of directors. In view of the wide variety of factors considered by the Ladish board of directors in connection with its evaluation of the merger and the complexity of these matters, the Ladish board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Ladish board of directors evaluated the factors described above and reached consensus that the merger was advisable and in the best interests of Ladish and Ladish’s shareholders. In considering the factors described above, individual members of the Ladish board of directors may have given different weights to different factors.

The Ladish board of directors, with one director dissenting, determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable and in the best interests of Ladish and its shareholders. Accordingly, the Ladish board of directors, with one director dissenting, approved the merger and approved and adopted the merger agreement and recommends that Ladish shareholders vote “FOR” the proposal to adopt the merger agreement

Opinion of Ladish’s Financial Advisor — Robert W. Baird & Co. Incorporated

Ladish’s board of directors retained Baird in connection with the merger and to render an opinion as to the fairness, from a financial point of view, to the holders of the common stock of Ladish, other than ATI and its affiliates, of the merger consideration to be received by the holders of Ladish common stock (other than ATI and its affiliates) in the merger.

On November 16, 2010, Baird rendered its oral opinion (which was subsequently confirmed in writing) to Ladish’s board of directors to the effect that, subject to the contents of such opinion, including the various assumptions and limitations set forth therein, as of such date, the merger consideration to be received by the holders of Ladish common stock (other than ATI and its affiliates) was fair, from a financial point of view, to the holders of the Ladish common stock (other than ATI and its affiliates).

As a matter of policy, Baird’s opinion was approved by a fairness committee, a majority of the members of which were not involved in providing financial advisory services on behalf of Baird to Ladish in connection with the merger.

The full text of Baird’s written opinion, dated November 16, 2010, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Baird in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. Baird’s opinion was directed only to the fairness, as of the date of the opinion and from a financial point of view, to the holders of Ladish common stock (other than ATI and its affiliates) of the merger consideration and did not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the merger. Baird expressed no opinion about the fairness of the amount or nature of the compensation or consideration to any of Ladish’s creditors, officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by Ladish’s shareholders. The summary of Baird’s opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached as Annex B to this proxy statement/prospectus. You are urged to read the opinion carefully in its entirety.

In conducting its investigation and analyses and in arriving at its opinion, Baird reviewed such information and took into account such financial and economic factors, investment banking procedures and considerations as it deemed relevant under the circumstances. In that connection, and subject to the various assumptions, qualifications and limitations set forth in its opinion, Baird, among other things:

(i) reviewed certain internal information, primarily financial in nature, including financial forecasts concerning the business and operations of Ladish as prepared and furnished to Baird for purposes of its analysis by Ladish’s management (referred to herein as the Forecasts) as well as the contemplated synergies associated with the merger as prepared and furnished to Baird for purposes of its analysis by Ladish’s management (referred to herein as the Expected Synergies);

(ii) reviewed certain publicly available information, including, but not limited to Ladish’s and ATI’s recent filings with the SEC and equity analyst research reports covering Ladish and ATI prepared by various investment banking firms;

(iii) reviewed the principal financial terms of the merger agreement, as they related to Baird’s analysis;

(iv) compared the financial position and operating results of Ladish and ATI with those of certain other publicly traded companies Baird deemed relevant;

(v) compared the historical market prices, trading activity and market trading multiples of Ladish common stock and ATI common stock with those of certain other publicly traded companies Baird deemed relevant;

(vi) compared the proposed valuation multiples implied in the merger with the implied enterprise value multiples of certain other business combinations Baird deemed relevant;

(vii) considered the present values of the forecasted cash flows of Ladish reflected in the Forecasts; and

(viii) reviewed certain potential pro forma financial effects of the merger furnished to Baird, and prepared, by Ladish’s management.

Baird held discussions with members of Ladish’s and ATI’s respective senior managements concerning Ladish’s and ATI’s historical and current financial condition and operating results, as well as the future prospects of Ladish and ATI. In connection with its engagement, Baird evaluated potential interest from other parties and contacted one party, other than ATI, as directed by Ladish’s board of directors. Baird also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant for the preparation of its opinion.

In arriving at its opinion, Baird assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was publicly available or provided by Ladish or on Ladish’s behalf. Baird did not independently verify any information supplied to it by Ladish concerning the parties to the merger that formed a substantial basis for its opinion. Baird was not engaged to independently verify, did not assume any responsibility to verify, assumed no liability for, and expressed no opinion on, any such information, and Baird assumed, without independent verification, that Ladish was not aware of any information prepared by it or its advisors that might be material to Baird’s opinion that has not been provided to Baird. Baird assumed, without independent verification, that:

(i) all material assets and liabilities (contingent or otherwise, known or unknown) of Ladish and ATI were as set forth in their respective financial statements provided to Baird or that were publicly available;

(ii) the financial statements of Ladish and ATI provided to Baird or that were publicly available presented fairly the results of operations, cash flows and financial condition of Ladish and ATI, respectively, for the periods, and as of the dates, indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied;

(iii) the Forecasts and the Expected Synergies were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Ladish’s senior management as to the future performance of Ladish, and Baird relied, without independent verification, upon such Forecasts and Expected Synergies in the preparation of its opinion, and Baird assumed, without independent verification, that the Forecasts and the Expected Synergies currently contemplated by Ladish’s management used in its analysis would be realized in the amounts and on the time schedule contemplated;

(iv) in all respects material to Baird’s analysis, the merger would be consummated in accordance with the material terms and conditions of the merger agreement without any material amendment thereto and without waiver by any party of any of the material conditions to their respective obligations thereunder;

(v) in all respects material to Baird’s analysis, the representations and warranties contained in the merger agreement were true and correct and that each party would perform all of the material covenants and agreements required to be performed by it under the merger agreement;

(vi) all material corporate, governmental, regulatory or other consents and approvals (contractual or otherwise) required to consummate the merger had been, or would be, obtained without the need for any material changes to the merger consideration or other material financial terms or conditions of the merger or that would otherwise materially affect Ladish or ATI or Baird’s analysis; and

(vii) the merger would be treated as a tax-free reorganization for federal income tax purposes.

Baird relied, without independent verification, as to all legal matters regarding the merger on the advice of legal counsel to Ladish.

In conducting its review, Baird did not undertake or obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise, known or unknown) or solvency of Ladish or ATI nor did Baird make a physical inspection of the properties or facilities of Ladish or ATI. Baird did not consider any expenses or potential adjustments to the merger consideration relating to the merger as part of its analysis. In each case above, Baird made the assumptions and took the actions or inactions described above with Ladish’s board of directors’ knowledge and consent. In reaching its conclusions, Baird did not perform a discounted cash flow analysis of ATI because the estimates in publicly available equity analyst research reports for ATI were either incomplete or did not extend over a sufficiently long period of time. ATI did not provide Baird with financial forecasts concerning the business and operations of ATI. With respect to the publicly available research analyst estimates for ATI referred to above, with Ladish’s board of directors’ consent, Baird reviewed and discussed such estimates with the management of ATI. With respect to such estimates for the fourth quarter of 2010, Baird noted the broad earnings per share range, and with respect to such estimates for 2011 and 2012, Baird was informed by such management that such estimates represent reasonable estimates and judgments of the future financial results and conditions of ATI, and in each case, Baird expressed no opinion with respect to such estimates or the assumptions on which they are based.

Baird’s opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date of its opinion, and its opinion did not predict or take into account any changes which may occur, or information which may become available, after the date of its opinion. Furthermore, Baird expressed no opinion as to the prices or trading ranges at which any of Ladish’s or ATI’s securities (including Ladish common stock and ATI common stock) would trade following the date of its opinion or as to the effect of the merger on such prices or trading range, or any earnings or ownership dilutive impact that may result from ATI’s issuance of additional ATI common stock as part of the merger consideration. Such prices and trading ranges may be affected by a number of factors, including but not limited to (i) dispositions of Ladish common stock and ATI common stock by shareholders within a short period of time after, or other market effects resulting from, the announcement and/or effective date of the merger; (ii) changes in prevailing interest rates and other factors which generally influence the price of securities; (iii) adverse changes in the current capital markets; (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of Ladish or ATI or in Ladish’s or ATI’s industries; (v) any necessary actions by, or restrictions of, federal, state or other governmental agencies or regulatory authorities; and (vi) timely completion of the merger on terms and conditions that are acceptable to all parties at interest.

Baird’s opinion was prepared at the request and for the internal and confidential information of Ladish’s board of directors, and may not be relied upon, used for any other purpose or disclosed to any other party without its prior written consent. Baird’s opinion should not be construed as having created any fiduciary duty on Baird’s part to any party. Baird’s opinion did not address the relative merits or risks of: (i) the merger, the merger agreement or any other agreements or other matters provided for, or contemplated by, the merger agreement; (ii) any other transactions that may be, or might have been, available as an alternative to the merger; or (iii) the merger compared to any other potential alternative transactions or business strategies considered by Ladish’s board of directors and, accordingly, Baird relied upon its discussions with the senior management of Ladish with respect to the availability and consequences of any alternatives to the merger.

The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion, which is qualified in its entirety by reference to the full text of such opinion attached as Annex B and to the other disclosures contained in this section. The following summary, however, does not purport to be a complete description of the financial analyses performed by Baird. The order of analyses described does not represent relative importance or weight given to the analyses performed by Baird. Some of the summaries of the financial analyses include information presented in a tabular format. These tables must be read together with the full text of each summary and alone are not a complete description of Baird’s financial analyses. Except as otherwise noted, the following quantitative information is based on market and financial data as it existed on or before November 16, 2010 and is not necessarily indicative of current market conditions.

Valuation of Ladish

Implied Valuation, Transaction Multiples and Transaction Premiums.  Based on the cash consideration of $24.00 net per share of Ladish common stock (such cash amount is referred to herein as the Cash Consideration) and a fraction of a share of ATI common stock worth $24.00 at the time of the signing of the merger agreement based upon a fixed exchange ratio (such number of shares is referred to herein as the Stock Consideration and, together with the Cash Consideration, as the Per Share Equity Purchase Price), Baird calculated the implied “equity purchase price” (defined as the Per Share Equity Purchase Price multiplied by the total number of diluted common shares outstanding of Ladish, including gross shares issuable upon the exercise of stock options, less assumed option proceeds) to be $765 million. In addition, Baird calculated the implied “total purchase price” (defined as the equity purchase price plus the book value of Ladish’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities) to be $836 million.

Baird reviewed the historical price and trading activity of Ladish common stock and noted that the high, low and average closing prices for Ladish common stock were $33.48, $13.25 and $23.31, respectively, over the last twelve months and $46.07, $5.36 and $21.65, respectively, over the last three years. Baird also noted that Ladish common stock price rose 117.4% over the last twelve months and declined 27.6% over the last three years.

Baird also calculated the premiums that the Per Share Equity Purchase Price represented over the closing market price of Ladish common stock for various time periods ranging from one day to one year prior to November 17, 2010. These premiums are summarized in the table below.

		Implied
		Transaction
Period	Stock Price	Premium

1-Day	$29.33	63.7%
Average 7-Days	31.25	53.6%
Average 30-Days	31.64	51.7%
Average 90-Days	29.24	64.1%
Average 180-Days	27.72	73.1%
Average 1-Year	23.31	105.9%
LTM Low	13.25	262.3%
LTM High	33.48	43.4%

Note: LTM refers to the Latest Twelve Month Period ended November 16, 2010.

Selected Publicly Traded Company Analysis.  Baird reviewed certain publicly available financial information and stock market information for certain publicly traded companies that Baird deemed relevant. The group of selected publicly traded companies reviewed is listed below.

•	Barnes Group Inc.

•	Carpenter Technology Corp.

•	Ducommun Inc.

•	Goodrich Corp.

•	HEICO Corp.

•	Hexcel Corp.

•	Precision Castparts Corp.

•	RTI International Metals, Inc.

•	Titanium Metals Corporation

•	Triumph Group, Inc.

•	Woodward Governor Co.

Baird chose these companies based on a review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industry in which Ladish operates. Baird noted that none of the companies reviewed is identical to Ladish and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each of the companies and other factors that affect the public market values of such companies.

For each company, Baird calculated the “equity market value” (defined as the market price per share of each company’s common stock multiplied by the total number of diluted common shares outstanding of such company, including net shares issuable upon the exercise of stock options). In addition, Baird calculated the “total market value” (defined as the equity market value plus the book value of each company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each company’s total market value to its estimated 2010, projected 2011 and projected 2012 earnings before interest, taxes, depreciation and amortization (referred to herein as EBITDA); and earnings before interest and taxes (referred to herein as EBIT). Baird also calculated multiples of each company’s price per share to projected 2010, projected 2011 and projected 2012 diluted earnings per share. Baird then compared the transaction multiples implied in the merger with the corresponding trading multiples for the selected companies. Stock market and historical financial information for the selected companies was based on publicly available information as of November 16, 2010, and projected financial information was based on publicly available research reports as of such date. A summary of the implied multiples is provided in the table below.

	Implied
	Transaction		Selected Company Multiples
	Multiple		Low		Median		Mean		High

EBITDA
2010E	14.1	x	5.3	x	9.8	x	11.1	x	16.9	x
2011P	12.0		4.9		8.4		9.6		17.1
2012P	10.1		5.6		6.5		6.8		8.6
EBIT
2010E	19.0	x	8.1	x	13.5	x	14.4	x	24.1	x
2011P	16.3		7.4		10.8		11.3		15.0
2012P	13.0		5.6		9.4		8.6		10.1
P/E
2010E	29.8	x	10.9	x	19.3	x	21.4	x	38.7	x
2011P	25.7		9.7		16.6		17.1		27.2
2012P	20.2		8.1		13.8		13.1		19.4

In addition, Baird calculated the implied per share equity values of Ladish common stock based on the trading multiples of the selected public companies and compared such values to the Per Share Equity Purchase Price of $48.00 per share. The implied per share equity values, based on the multiples that Baird deemed relevant, are summarized in the table below.

	Ladish	Implied Equity Value per Share
	Statistic	Low	Median	Mean	High
	($ in millions, except per share data)

EBITDA
2010E	$59.2	$15.32	$32.03	$36.74	$58.28
2011P	69.6	16.98	32.12	37.59	70.14
2012P	82.8	24.72	29.20	30.83	40.25
EBIT
2010E	$44.0	$17.95	$32.74	$35.31	$61.99
2011P	51.3	19.29	30.45	32.02	43.84
2012P	64.2	18.02	33.64	30.09	36.20
P/E
2010E	$1.61	$17.60	$31.00	$34.46	$62.36
2011P	1.87	18.10	31.09	32.02	50.83
2012P	2.38	19.37	32.79	31.27	46.16

Baird compared the implied per share equity values in the table above with the Per Share Equity Purchase Price implied in the merger in concluding that the merger consideration was fair to Ladish from a financial point of view.

Selected Acquisition Analysis.  Baird reviewed certain publicly available financial information concerning completed or pending acquisition transactions that Baird deemed relevant. The group of selected acquisition transactions is listed below.

Acquiror	Target

• BE Aerospace Inc.	•	TSI Group, Inc.
• TransDigm Inc.	•	McKechnie Aerospace DE, Inc.
• Oak Hill Capital Partners	•	Firth Rixson Ltd.
• Timken Co.	•	The Purdy Corporation
• Dubai International Capital Private Equity	•	Doncasters Group Limited
• The Carlyle Group	•	Firth Rixson Ltd.
• Precision Castparts Corp.	•	Drop Dies and Forgings Co.
• Precision Castparts Corp.	•	Wyman-Gordon Forgings Co.

Baird chose these acquisition transactions based on a review of completed and pending acquisition transactions involving target companies that possessed general business, operating and financial characteristics representative of companies in the industry in which Ladish operates. Baird noted that none of the acquisition transactions or subject target companies reviewed is identical to the merger or Ladish, respectively, and that, accordingly, the analysis of such acquisition transactions necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each subject target company and each acquisition transaction and other factors that affect the values implied in such acquisition transactions.

For each transaction, Baird calculated the implied “total purchase price” (defined as the equity purchase price plus the book value of each target company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of Ladish’s and each selected target company’s implied total purchase price to its LTM revenues and EBITDA. A summary of the implied multiples is provided in the table below.

	Implied 2010E Transaction		LTM Selected Transaction Multiples
	Multiples		Low		Median		Mean		High

Revenue	2.1	x	0.5	x	1.8	x	1.8	x	4.2	x
EBITDA	14.1		5.5		9.5		10.0		13.3

In addition, Baird calculated the implied per share equity values of Ladish common stock based on the acquisition transaction multiples of the selected acquisition transactions. The implied per share equity values, based on the multiples that Baird deemed relevant, are summarized in the table below.

	Ladish	Implied Equity Value per Share
	Statistic	Low	Median	Mean	High
	($ in millions, except per share data)

2010E Revenue	$397.2	$8.71	$41.04	$41.06	$101.10
2011E EBITDA	59.2	15.92	30.85	32.65	44.84

Baird compared the implied per share equity values in the table above with the Per Share Equity Purchase Price implied in the merger in concluding that the merger consideration was fair to Ladish from a financial point of view.

Discounted Cash Flow Analysis.  Baird performed a discounted cash flow analysis utilizing Ladish’s projected unlevered free cash flows (defined as net income excluding after-tax net interest, plus depreciation and amortization, less capital expenditures and increases in net working capital, plus/minus changes in other operating and investing cash flows) from 2011 to 2015, as provided by Ladish’s senior management. In such analysis, Baird calculated the present values of the unlevered free cash flows from 2011 to 2015 by discounting such amounts at rates ranging from 13% to 17%. Baird calculated the present values of the free cash flows beyond 2015 by assuming terminal values ranging from 7.5x to 9.5x forward EBITDA and discounting the resulting terminal values at rates ranging from 13% to 17%. The summation of the present values of the unlevered free cash flows and the present values of the terminal values produced equity values ranging from $26.26 to $39.08 per share, as compared to the Per Share Equity Purchase Price of $48.00 per share. Baird compared these implied per share equity values with the Per Share Equity Purchase Price implied in the merger in concluding that the merger consideration was fair to Ladish from a financial point of view.

Valuation of ATI

Stock Price, Trading Activity and Public Equity Research.  In order to assess the relative public market valuation of ATI common stock to be used as consideration in the merger, Baird reviewed the historical stock prices, historical trading activity and public equity research of ATI. In considering the historical price and trading activity of ATI common stock, Baird noted that the high, low and average closing prices for ATI common stock were $57.52, $33.84 and $47.31, respectively over the last twelve months and $97.75, $15.24 and $46.20, respectively, over the last three years. Baird also noted that ATI common stock price rose 42.8% over the last twelve months and declined 44.8% over the last three years. Baird also reviewed publicly available equity research covering ATI and Baird noted that five research analysts had “outperform” or similar ratings on ATI’s stock, four research analysts had “neutral” or similar ratings on ATI’s stock and one research analyst had “underperform” or similar ratings on ATI’s stock.

Selected Publicly Traded Company Analysis.  In order to assess the relative public market valuation of the ATI common stock to be used as consideration in the merger, Baird reviewed certain publicly available financial information for certain publicly traded companies that Baird deemed relevant. The group of selected publicly traded companies reviewed is listed below.

•	AK Steel Holding Corporation

•	Carpenter Technology Corp.

•	Commercial Metals Company

•	Haynes International Inc.

•	Nucor Corporation

•	Precision Castparts Corp.

•	RTI International Metals, Inc.

•	Steel Dynamics Inc.

•	Titanium Metals Corporation

•	U.S. Steel Corp

Baird chose these companies based on a review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industry in which ATI operates. Baird noted that none of the companies reviewed is identical to ATI and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of such companies.

For each company, Baird calculated the “equity market value” (defined as the market price per share of each company’s common stock multiplied by the total number of diluted common shares outstanding of such company, including net shares issuable upon the exercise of stock options). In addition, Baird calculated the “total market value” (defined as the equity market value plus the book value of each company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each company’s total market value to its projected 2010, projected 2011 and projected 2012 EBITDA and EBIT. Baird also calculated multiples of each company’s price per share to projected 2010, projected 2011 and projected 2012 diluted earnings per share. Baird then compared ATI’s implied multiples with the corresponding trading multiples for the selected companies. Stock market and historical financial information for the selected companies was based on publicly available information as of November 16, 2010, and projected financial information was based on publicly available research reports as of such date. A summary of the implied multiples is provided in the table below.

	Current		Selected Company Multiples
	ATI Multiple(1)		Low		Median		Mean		High

EBITDA
2010E	15.0	x	8.9	x	13.7	x	13.8	x	16.9	x
2011P	8.4		5.6		7.5		8.5		17.1
2012P	6.5		3.8		5.6		5.5		8.6
EBIT
2010E	25.9	x	12.7	x	16.2	x	17.3	x	24.1	x
2011P	11.1		8.1		10.9		12.4		21.5
2012P	8.2		6.6		7.6		7.9		9.6
P/E
2010E	54.3	x	19.0	x	29.1	x	29.0	x	38.7	x
2011P	17.6		11.2		17.3		17.7		25.7
2012P	12.8		7.3		11.4		12.0		19.4

(1)	Based on consensus estimates as of November 16, 2010.

In addition, Baird calculated the implied per share equity values of ATI common stock based on the trading multiples of the selected public companies. The implied per share equity values, based on the multiples that Baird deemed relevant, are summarized in the table below.

	ATI	Implied Equity Value per Share
	Statistic(1)	Low	Median	Mean	High
	($ in millions, except per share data)

EBITDA
2010E	$377.0	$26.85	$45.00	$45.36	$57.10
2011P	673.8	31.28	43.58	50.93	108.93
2012P	864.6	25.68	41.49	40.79	67.91
EBIT
2010E	$218.6	$20.94	$28.68	$31.06	$45.95
2011P	508.0	34.50	48.53	56.21	103.25
2012P	693.0	39.24	45.81	48.39	59.83
P/E
2010E	$0.92	$17.48	$26.78	$26.67	$35.64
2011P	2.83	31.71	48.91	50.05	72.88
2012P	3.91	28.59	44.62	46.72	75.76

(1)	Per consensus estimates.

Baird compared the implied per share equity values to ATI common stock price as of November 16, 2010 in concluding that the merger consideration was fair to Ladish from a financial point of view.

Pro Forma Merger Analysis.  Baird prepared an analysis of the pro forma financial impact of the merger on ATI. In conducting its analysis, Baird relied upon several assumptions, including financial projections for ATI based on equity analyst research reports. Baird compared the diluted earnings per share of ATI common stock, on a stand-alone basis, to the pro forma diluted earnings per share of the combined companies. This analysis indicated that the proposed transaction would be dilutive to the combined company’s diluted earnings per share in fiscal 2011. The results of this pro forma merger analysis are not necessarily indicative of future operating results or financial position.

Historical Exchange Ratio Analysis.  Baird performed an analysis of the historical exchange ratio between Ladish common stock and ATI common stock based on the closing market prices of such shares for each trading day over the last five years. This analysis indicated a historical exchange ratio ranging from a low of 0.2313x to a high of 0.8546x, with an average exchange ratio of 0.4714x during this period. The average historical exchange ratios and associated implied exchange ratio premiums are summarized in the table below.

			Implied Offer
	Average Historical		Exchange Ratio
	Exchange Ratio		Premium

1-Day	0.5873	x	55.1%
10-Days	0.6039	x	50.9%
1-Year	0.4911	x	85.5%
3-Years	0.4710	x	93.5%

The foregoing summary does not purport to be a complete description of the analyses performed by Baird or its presentations to the Ladish board of directors. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird believes that its analyses (and the summary set forth above) must be considered as a whole and that selecting portions of such analyses and factors considered by Baird, without considering all of such analyses and factors, could create an incomplete view of the processes and judgments underlying the analyses performed and conclusions reached by Baird and its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird’s analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

As part of its investment banking business, Baird is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Pursuant to an engagement letter dated March 29, 2010, Baird will receive a customary transaction fee for its services, a significant portion of which is contingent upon the consummation of the merger. Pursuant to such engagement letter, Ladish paid Baird a fee of $300,000 payable upon delivery of its opinion, regardless of the conclusions reached in such opinion (such fee to be creditable against the transaction fee described above). In addition, Ladish has agreed to indemnify Baird against certain liabilities that may arise out of its engagement, including liabilities under the federal securities laws. Baird will not receive any other significant payment of compensation contingent upon the successful completion of the merger. In the past, Baird has provided financial advisory services to Ladish for which Baird received customary compensation.

Baird is a full service securities firm. As such, in the ordinary course of its business, Baird may from time to time trade the securities of Ladish or ATI for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities.

ATI’s Reasons for the Merger

On October 28, 2010, ATI’s board of directors unanimously authorized ATI management to complete the negotiation of and enter into the merger agreement. In evaluating the merger, the merger agreement and the other transactions contemplated by the merger agreement, ATI’s board of directors consulted with ATI’s management and ATI’s legal and financial advisors and, in making its determination, ATI’s board of directors considered numerous factors, including the following:

ATI believes that the merger will make it a more efficient provider of specialty metal products, will deliver several significant strategic benefits to ATI and will create sustainable long-term value for its stockholders. Key factors considered by the ATI board of directors included the following:

•	Enhancement of position with aerospace customers. Both ATI and Ladish have significant relationships with aerospace customers. The merger provides an opportunity for ATI to offer these customers a more integrated supply chain and to grow its relationship with certain existing aerospace customers.

•	Growth opportunities for mill products. ATI believe that it will have opportunities to increase its sales of mill products such as titanium, nickel and specialty alloys, as well as cutting tools. ATI also anticipates that its acquisition of Ladish will accelerate growth in sales of its new alloys and powder metals.

•	Improvement of ATI’s competitive position in light of supply chain consolidation. ATI’s acquisition of Ladish is expected to provide value-added engineered component capabilities to ATI’s mill products, as well as an ability to better meet customer demand for near net shapes.

•	Profitability. ATI anticipates that the merger will be accretive to its annual adjusted earnings per share of common stock within 18 to 24 months after the completion of the merger.

ATI’s potential annual pre-tax operating savings are expected to come from, among other things:

•	Procurement costs. These expected cost savings will come from additional and more coordinated purchasing power with major suppliers to reduce costs.

•	General and administrative expenses. These expected cost savings include reduced labor in functional operational areas. In addition, the merger will enable ATI to provide shared services across its businesses more efficiently, potentially resulting in headcount reductions.

•	Information technology systems. ATI believes that the merger will enable it to achieve net cost savings in the area of information technology systems. Ladish operates a large number of information technology systems for various functions. ATI believes that it will be able to rationalize the two companies’ information technology systems.

The potential annual pre-tax revenue enhancements from operating the businesses of ATI together with the businesses of Ladish are expected to come from, among other things:

•	Expanding sales in new and existing markets. ATI expects to be able to use Ladish’s businesses to complement its existing market position in the market segments currently served by ATI, as well as to offer opportunities to cross-sell additional products in market segments currently served by Ladish but not ATI.

•	Increased diversity of market segments served. ATI expects the merger to enhance its market position relative to diversified competitors and enable it to compete more effectively.

In reaching its determination to approve the merger agreement and the merger, the ATI board of directors also considered the following factors:

•	a review by ATI’s management, assisted by ATI’s advisors, of Ladish’s financial condition, results of operations, business, reputation, risks and prospects, including the results of the business, financial, accounting and legal due diligence investigations of Ladish;

•	the fact that the exchange ratio of 0.4556 of a share of ATI common stock for each share of Ladish common stock is fixed and will not be adjusted for fluctuations in the market price of ATI common stock or Ladish common stock, and the resulting percentage ownership interests and voting power that current ATI stockholders would have in ATI following the merger;

•	the fact that, because the exchange ratio under the merger agreement is fixed, the per share value of the merger consideration to be paid to Ladish shareholders on completion of the merger could be significantly more or less than its implied value immediately prior to the announcement of the merger agreement;

•	the other financial terms of the merger;

•	the terms and conditions of the merger agreement and its belief in the likelihood of the satisfaction of all conditions to the completion of the merger;

•	current industry, economic and market conditions and trends, including Ladish’s market position; and

•	the strategic alternatives available to ATI, and the costs and benefits of pursuing growth strategies on a stand-alone basis rather than through acquisitions.

The ATI board of directors also considered a number of potentially negative factors in its deliberations considering the merger, including:

•	the possibility that the merger might not be completed as a result of the failure to obtain the required approval from Ladish’s shareholders, and the effect the resulting termination of the merger agreement could have on the trading price of ATI common stock and ATI’s operating results;

•	the risk that the closing may be delayed because regulatory approvals required to consummate the merger are not received on a timely basis;

•	the possible disruption to ATI’s business that may result from the merger, including the resulting distraction of the attention of ATI’s management, and the costs and expenses associated with completing the merger;

•	the risks that the potential benefits, synergies and cost savings sought in the merger may not be realized or may not be realized within the expected time period, and that the cost of achieving such benefits, synergies and savings may be significantly higher than estimated; and

•	the risks described in the section entitled “Risk Factors.”

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the ATI board of directors did not find it useful and did not attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement. In addition, individual members of the ATI board of directors may have given differing weights to different factors. The ATI board of directors conducted an overall review of the factors described above and consulted with ATI’s management and outside legal and financial advisors regarding certain of the matters described above.

Treatment of Outstanding Equity and Deferred Compensation Awards

Stock Options.  Pursuant to the terms of the merger agreement, at the effective time of the merger, each outstanding option to purchase shares of Ladish common stock will be converted into an option to purchase shares of ATI common stock, on the same terms and conditions as are applicable to the options to purchase shares of Ladish common stock, except that the number of shares of ATI common stock and the exercise price per share will be adjusted based on the merger consideration and the closing price per share of ATI common stock on the trading day date immediately preceding the date on which the merger is consummated. As of the date of the proxy statement/prospectus, no options to purchase shares of Ladish common stock were outstanding under Ladish equity compensation plans, and no additional grants are authorized under such plans.

Restricted Stock Units.  Restricted stock units awarded under the 2010 Plan are subject to forfeiture under certain circumstances. However, under the terms of the 2010 Plan, if a change of control such as the merger occurs, each restricted stock unit awarded under the 2010 Plan will vest in full, and one share of Ladish common stock will be deliverable to the holder of the restricted stock unit on the date of the transaction. Those shares then would be converted into the right to receive the merger consideration upon consummation of the merger. If any shares authorized for issuance under the 2010 Plan remain unissued on the date of the completion of the merger, the unissued shares will be issued on that date to those participants in the 2010 Plan who are employed by Ladish or an affiliate of Ladish immediately prior to the completion of the merger, which are referred to as the eligible group. In such an event, each member of the eligible group would receive a number of shares equal to (i) the ratio of the aggregate number of restricted stock units then held by the participant to the total number of restricted stock units then held by the members of the eligible group, multiplied by (ii) the number of shares then remaining available for issuance under the 2010 Plan.

Under the 2010 Plan, the aggregate number of shares of Ladish common stock that may be issued may not exceed 500,000 shares. As of the date of this proxy statement/prospectus, 500,000 restricted stock units have been awarded under the 2010 Plan, all of which were awarded to certain employees and directors of Ladish.

Deferred Compensation.  Under the terms of the 2006 Plan, each award of deferred compensation will become immediately and fully vested on the date of a change of control such as the merger if the participant is employed by Ladish or an affiliate of Ladish immediately prior to the date of the change of control. As of

September 30, 2010, an aggregate of approximately $387,000 of deferred compensation was held in investment accounts under the 2006 Plan, approximately $278,000 of which was fully vested.

Pursuant to the Deferred Compensation Plan, upon the consummation of the merger, all amounts deferred under the Deferred Compensation Plan and any earnings on such amounts will be paid to participants in a single lump sum within seven days of the consummation of the merger. As of September 30, 2010, an aggregate of approximately $1.2 million of deferred compensation was held in investment accounts under the Deferred Compensation Plan, all of which was fully vested.

Establishment of Retention Pool

Pursuant to the terms of the merger agreement, ATI has agreed to establish a retention pool in an amount of approximately $7.0 million to make payments to certain Ladish employees who remain employees of PADL or any of its affiliates for a period of no less than six months following the effective date of the merger, referred to as the retention period. One half of the amounts awarded under the retention pool will be paid promptly after the effective time of the merger, and one half of the amounts awarded under the retention pool will be paid at the end of the retention period to eligible individuals, subject to the requirement that an eligible individual who ceases to be an employee of PADL or any affiliate of PADL during the retention period, except if terminated or caused to be terminated by ATI without cause, will no longer be eligible to receive the payment due at the end of the retention period and will repay ATI a portion of the initial amount paid, determined by multiplying the payment that the eligible individual received from the retention pool at the effective time of the merger by a fraction, the numerator of which is 182 minus the number of days the eligible employee remained an employee of PADL or any affiliate of PADL and the denominator of which is 182. An eligible individual terminated by or caused to be terminated by PADL or any affiliate of PADL without cause during the retention period will be eligible to retain the initial payment and receive the subsequent payment from the retention pool. ATI, in consultation with Ladish management, will determine the allocation of the retention pool shortly before, or at, the closing of the merger.

Interests of Certain Persons in the Merger

Members of the Ladish board of directors and the executive officers of Ladish (and individuals who served in such roles during the last fiscal year) have interests in the merger that are different from, or are in addition to, the interests of Ladish’s shareholders generally. The Ladish board of directors was aware of these interests and considered them, among other matters, in adopting and approving the merger agreement and in determining to recommend that Ladish shareholders adopt the merger agreement. These interests include:

•	the possible employment of certain of Ladish’s executive officers by ATI after the merger, although no agreements have been proposed or entered into;

•	the beneficial ownership of restricted stock units which will vest in full as of the effective date of the merger and potential to receive unissued shares eligible for issuance under the 2010 Plan on the effective date of the merger;

•	the eligibility of certain executive officers to receive payments from a retention pool to be established by ATI; and

•	the receipt of indemnification and liability insurance benefits by directors and executive officers of Ladish from ATI, as described below under “— Indemnification of Executive Officers and Directors.”

Restricted Stock Units.  Certain of Ladish’s directors and executive officers beneficially own restricted stock units under the 2010 Plan. As a result, such directors and executive officers will receive the merger consideration with respect to the shares of Ladish common stock deliverable to those persons on the date of the consummation of the merger. In addition, Ladish’s directors and executive officers will receive a portion of any shares authorized for issuance under the 2010 Plan that remain unissued on the date of the completion of the merger, assuming that the individual remains employed by, or affiliated with, Ladish immediately prior to the completion of the merger, based on (i) the ratio of the aggregate number of restricted stock units then held by each individual to the total number of restricted stock units then held by the members of the eligible group under the 2010 Plan, multiplied by (ii) the number of shares then remaining available for issuance under the 2010 Plan. The following table indicates, as of the date of this proxy statements/prospectus, (i) the number of restricted stock units beneficially owned by each of Ladish’s directors and executive officers and (ii) the aggregate amount of merger consideration that each of Ladish’s directors and executive officers would receive in respect of all shares received by such person under the 2010 Plan:

		Aggregate Merger Consideration
	Restricted Stock	Shares of
	Units Beneficially	ATI
	Owned Under the	Common
	2010 Plan	Stock	Cash

Gary J. Vroman	122,500	55,811	$2,940,000
Lawrence W. Bianchi	12,250	5,581	294,000
James C. Hill	12,250	5,581	294,000
Leon A. Kranz	12,250	5,581	294,000
Wayne E. Larsen	91,875	41,858	2,205,000
J. Robert Peart	12,250	5,581	294,000
John W. Splude	12,250	5,581	294,000
John Delaney	36,750	16,743	882,000
Lawrence C. Hammond	36,750	16,743	882,000
Randy B. Turner	36,750	16,743	882,000

Deferred Compensation.  As of September 30, 2010, an aggregate of approximately $387,000 of deferred compensation was held in investment accounts under the 2006 Plan on behalf of Ladish’s executive officers, approximately $278,000 of which was fully vested. The following table indicates the value of each of Ladish’s executive officer’s unvested awards under the 2006 Plan, which will become immediately and fully vested on the date of the consummation of the merger:

Value of Awards
to Vest

Gary J. Vroman	$31,263
Wayne E. Larsen	32,855
John Delaney	20,861
Lawrence C. Hammond	—
Randy B. Turner	23,352

As of September 30, 2010, an aggregate of approximately $1.2 million of deferred compensation was held in investment accounts under the Deferred Compensation Plan on behalf of Ladish’s executive officers. The following table indicates the amounts that will be paid to Ladish’s executive officers under the Deferred Compensation Plan in lump sums within seven days of the consummation of the merger in respect of such deferred compensation:

Amount
to be Paid

Gary J. Vroman	$—
Wayne E. Larsen	839,578
John Delaney	—
Lawrence C. Hammond	395,974
Randy B. Turner	—

Retention Pool.  Pursuant to the terms of the merger agreement, ATI has agreed to establish a retention pool in an amount of approximately $7.0 million to make payments to certain Ladish employees who remain employees of PADL or any of its affiliates for a period of no less than six months following the effective date of the merger, referred to as the retention period. ATI, in consultation with Ladish management, will determine the allocation of the retention pool shortly before, or at, the closing of the merger. Accordingly, it is not possible to determine the amount that any executive officer will receive, if any, from the retention pool.

Indemnification of Executive Officers and Directors

The merger agreement provides that, from and after the effective time of the merger, ATI, LPAD and PADL will indemnify each present and former director or officer of Ladish or any of its subsidiaries with respect to all acts or omissions by them in their respective capacities as such at any time prior to the effective time of the merger, to the fullest extent (i) required by Ladish’s articles of incorporation and Ladish’s by-laws as in effect on the date of the merger agreement and (ii) permitted under applicable law.

The merger agreement also provides that ATI will use its reasonable best efforts to cause the individuals serving as officers and directors of Ladish or any of its subsidiaries immediately prior to the effective time of the merger who are then covered by the directors’ and officers’ liability insurance policy currently maintained by Ladish to be covered for a period of six years from the effective time of the merger by such policy (or one or more policies of at least the same coverage and amounts in the aggregate and containing terms and conditions that are not less advantageous in any material respect) with respect to acts or omissions occurring prior to the effective time of the merger that were committed by such officers and directors in their respective capacities as such. However, ATI is not required to pay for an annual premium in excess of 300% of the annual premiums paid by Ladish on the date of the merger agreement for such coverage. If ATI is unable to maintain or obtain such insurance, ATI will obtain as much comparable insurance as available for an amount equal to 300% of the annual premiums paid by Ladish on the date of the merger agreement for such coverage.

Board of Directors of ATI Following the Merger

Upon completion of the merger, the ATI board of directors is expected to continue to be composed of nine members, consisting of the nine members of the ATI board of directors immediately prior to the completion of the merger. Information about the current ATI directors can be found in the documents listed under the heading “Where You Can Find More Information.”

Regulatory Approvals

ATI and Ladish have agreed to cooperate with each other and use, and cause their respective subsidiaries to use, their respective reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to cause the conditions to the closing of the merger to be satisfied as promptly as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws). ATI and Ladish also have agreed to use their respective reasonable best efforts to obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the merger, including under the HSR Act and any other applicable antitrust laws. If any objections are asserted by a governmental authority or other person with respect to the merger, each of ATI and Ladish has agreed to use its reasonable best efforts to resolve such objections. Ladish may not commit to any divestiture transaction or agree to any restriction on its business without ATI’s prior written consent. ATI is not required to offer, accept or agree to (i) dispose or hold separate any part of its or Ladish’s businesses, operations, assets or product lines (or a combination of ATI’s and Ladish’s respective businesses, operations, assets or product lines); (ii) refrain from competing in any geographic area or line of business; or (iii) restrict the manner in which, or whether, ATI, Ladish or any of their respective affiliates may carry on business in any part of the world. Neither ATI nor Ladish is required to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging the merger as being violative of any antitrust law.

The transactions contemplated by the merger agreement are subject to the HSR Act. The HSR Act and related rules prohibit the completion of transactions such as the merger unless the parties notify the FTC and the Antitrust Division of the DOJ in advance. The HSR Act further provides that a transaction notifiable under the HSR Act, such as the merger, may not be completed until the expiration of a 30 calendar day waiting period, or the early termination of that waiting period, following the parties’ filing of their respective HSR Act notification forms. On December 1, 2010, ATI and Ladish filed the requisite notification and report forms under the HSR Act with the FTC, and the Antitrust Division of the DOJ. If the DOJ or the FTC issues a second request prior to the expiration of the waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless the waiting period is terminated earlier or extended with the consent of the parties.

At any time before or after the merger is completed, either the DOJ or FTC, or any other antitrust authority having jurisdiction over ATI or Ladish, could take action under applicable antitrust laws in opposition to the merger, including seeking to enjoin the transaction or seeking divestiture of substantial assets of ATI, Ladish or their subsidiaries. Private parties also may seek to take legal action under antitrust laws under some circumstances.

Based upon an examination of information available relating to the businesses in which the companies are engaged, ATI and Ladish believe that the merger should receive the necessary regulatory clearance. However, ATI and Ladish can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that ATI and Ladish will prevail.

In addition, the merger may be reviewed by the attorneys general in the various states in which ATI and Ladish operate. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the merger. These authorities may claim that they have authority, under the applicable state and federal antitrust laws and regulations, to investigate or disapprove of the merger under the circumstances and based upon the review set forth in applicable state laws and regulations.

ATI and Ladish cannot assure you that all of the regulatory approval under the HSR Act or any other applicable antitrust law will be obtained and, if obtained, ATI and Ladish cannot assure you as to the timing of any approvals, ability to obtain the approval on satisfactory terms or the absence of any litigation challenging such approval. ATI and Ladish also cannot assure you that the DOJ, the FTC or any state attorney general, any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, ATI and Ladish cannot assure you as to its result.

ATI and Ladish are not aware of any material governmental or regulatory approvals or actions that are required for completion of the merger other than as described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

See “Risk Factors — ATI and Ladish may be unable to obtain in the anticipated timeframe, or at all, the regulatory approvals required to complete the merger or, in order to do so, ATI and Ladish may be required to comply with material restrictions or conditions.”

Merger Expenses, Fees and Costs

All fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring those fees and expenses, whether or not the merger is consummated. For additional information, see “The Merger Agreement — Termination Fee and Expenses.”

Restrictions on Resales by Affiliates

The shares of ATI common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of ATI for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, ATI and may include the executive officers, directors and significant stockholders of ATI.

Dissenters’ Rights

Dissenters’ rights are statutory rights that enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Under Wisconsin law, dissenters’ rights generally are not available to holders of shares, such as shares of Ladish common stock, that are listed on a national securities exchange, unless the transaction is a business combination involving a significant shareholder or the corporation’s articles of incorporation provide otherwise. Ladish’s articles of incorporation do not otherwise provide for dissenters’ rights. Accordingly, holders of Ladish common stock are not entitled to dissenters’ rights in connection with the merger.

Stock Exchange Listing of ATI Common Stock

ATI will use all reasonable best efforts to cause the shares of ATI common stock issuable pursuant to the merger agreement to be approved for listing on the NYSE at or prior to the completion of the merger, subject to official notice of issuance. Approval of the listing on the NYSE of the shares of ATI common stock issuable pursuant to the merger, subject to official notice of issuance, is a condition to each party’s obligation to complete the merger.

Delisting and Deregistration of Ladish Stock

If the merger is completed, it is expected that Ladish common stock will be delisted from and will no longer be traded on the Nasdaq Global Select Market. It also is expected that Ladish common stock will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting in conformity with GAAP. Under the acquisition method, the assets acquired and liabilities assumed are measured at fair values.

Litigation Relating to the Merger

Following announcement of the merger on November 17, 2010, Ladish, its directors and ATI were named as defendants in lawsuits brought by and on behalf of Ladish shareholders in Wisconsin state court and in the United States District Court for the Eastern District of Wisconsin, each challenging ATI’s acquisition of Ladish pursuant to the merger agreement. The respective plaintiffs generally allege that the consideration that Ladish shareholders will receive in connection with the merger is inadequate and that Ladish’s directors breached their fiduciary duties to Ladish shareholders in negotiating and approving the merger agreement. Generally, the respective plaintiffs further allege that Ladish and ATI aided and abetted the alleged breaches by Ladish’s directors. The complaints seek various forms of relief, including injunctive relief that would, if granted, prevent the merger from being consummated in accordance with the agreed-upon terms. Ladish and ATI believe that the claims stated in the complaints against them (and, in Ladish’s case, also its directors) are all without merit and intend to defend the actions vigorously.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is included in this proxy statement/prospectus as Annex A. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The merger agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding ATI, Ladish or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus.

The representations, warranties and covenants contained in the merger agreement and described in this proxy statement/prospectus (i) were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments; (ii) were made solely for the benefit of the parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to disclosures, for the purposes of allocating risk between parties to the merger agreement instead of establishing these matters as facts; and (iii) may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. The representations and warranties contained in the merger agreement do not survive the effective time of the merger. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of ATI, LPAD, PADL or Ladish or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by ATI and Ladish.

Structure; Merger Consideration

Upon the terms and subject to the conditions set forth in the merger agreement, LPAD will merge with and into Ladish, with Ladish continuing as the surviving entity and a wholly owned subsidiary of ATI. At the effective time and as a result of the merger, each outstanding share of Ladish common stock will be converted into the right to receive the merger consideration, which is (i) 0.4556 of a share of ATI common stock and (ii) a cash payment by ATI equal to $24.00. Immediately following the merger, Ladish will be merged with and into PADL, with PADL continuing as the surviving entity and a wholly owned subsidiary of ATI.

Effective Time; Closing

Unless another date is agreed upon by ATI and Ladish, the closing of the merger will occur no later than the second business day following satisfaction or waiver, of the conditions to completion of the merger (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the time of closing), as described under “— Conditions to the Closing of the Merger.” As soon as practicable on the closing date, ATI and Ladish will cause the merger to be consummated by filing articles of merger with the Department of Financial Institutions of the State of Wisconsin. The merger will become effective at the time specified in the articles of merger. ATI will cause the merger of Ladish with and into PADL, with PADL continuing as the surviving entity and a wholly owned subsidiary of ATI, to be consummated on the same business day as the articles of merger related to the merger are filed with the Department of Financial Institutions of the State of Wisconsin. There will be no condition to the completion of the merger of Ladish with and into PADL other than the completion of the merger. The merger of Ladish with and into PADL will become effective immediately following the effective time of the merger.

No Issuance of Fractional Shares

ATI will not issue fractional shares in the merger. Each holder of Ladish common stock exchanged pursuant to the merger who otherwise would have been entitled to receive a fraction of a share of ATI common stock will receive, in lieu of the fractional share, cash (without interest) in an amount equal to the fractional part of a share of ATI common stock multiplied by the arithmetic average of the average daily high and low sales prices per share of ATI common stock as reported on the NYSE during the 10 trading days immediately preceding the effective date of the merger, less any applicable withholding taxes.

Procedures for Surrendering Stock Certificates and Book-Entry Shares

The conversion of Ladish common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. Prior to the effective time of the merger, ATI will engage an exchange agent to handle the exchange of shares of Ladish common stock (whether in certificated or book-entry form) for shares of ATI common stock and the payment of the cash portion of the merger consideration and cash for any fractional shares. At or promptly following the effective time of the merger, ATI will deposit the aggregate merger consideration with the exchange agent. Promptly after the effective time of the merger, the exchange agent will send a letter of transmittal to each person who is a record holder of Ladish common stock at the effective time of the merger for use in the exchange and instructions explaining how to surrender Ladish common stock certificates or book-entry shares to the exchange agent.

Ladish shareholders who surrender their stock certificates with a properly completed letter of transmittal or properly surrender their book-entry shares as described in the provided instructions will receive the applicable number of shares of ATI common stock into which the shares of Ladish common stock were converted in the merger, the applicable cash portion of the merger consideration with respect to the surrendered shares of Ladish common stock and any applicable cash in lieu of fractional shares. Shares of ATI common stock will be delivered to Ladish shareholders in book-entry form through the Direct Registration System maintained by ATI’s transfer agent, unless a Ladish shareholder specifically requests a physical certificate. After the effective date of the merger, each certificate that previously represented shares of Ladish common stock will only represent the right to receive the applicable merger consideration into which those shares of Ladish common stock have been converted.

Neither ATI nor Ladish will be responsible for transfer or other similar taxes and fees incurred by holders of Ladish common stock in connection with the merger and thus such taxes and fees, if any, will be the sole responsibility of such holder. In addition, if there is a transfer of ownership of Ladish common stock that is not registered in Ladish’s transfer agent’s records, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered only if the certificate is properly endorsed or otherwise is in proper form for transfer; and the person requesting the exchange must satisfy the exchange agent that any such transfer or other taxes required by reason of the payment of the merger consideration to such other person have been paid or that no payment of such taxes is necessary.

After the completion of the merger, ATI will neither pay dividends with a record date after the effective time of the merger nor make any cash payment in lieu of fractional shares to any holder of any Ladish common stock certificates until the holder surrenders the Ladish stock certificates. However, once those certificates have been surrendered, ATI will pay to the holder, without interest, any dividends that have been declared after the effective date of the merger on the shares into which those Ladish shares have been converted.

Termination of Exchange Fund

180 days after the effective time of the merger, ATI may require the exchange agent to deliver to ATI all undistributed cash and shares of ATI common stock remaining in the exchange fund. Thereafter, Ladish shareholders must look only to ATI for payment of the merger consideration with respect to their shares of Ladish common stock. In addition, under the merger agreement, any amounts remaining unclaimed by holders of shares of Ladish common stock immediately prior to the time when the amounts would otherwise escheat to or become property of any governmental authority will become, to the extent permitted by applicable law, the property of ATI, free and clear of any claim or interest of any person previously entitled to the unclaimed amounts.

Treatment of Stock Options

At the effective time of the merger, each outstanding option to purchase shares of Ladish common stock, whether or not then exercisable, will be converted into and become a right with respect to ATI common stock. From and after the effective time of the merger, each such Ladish option assumed by ATI may be exercised solely for ATI common stock. The number of shares of ATI common stock (rounded down to the nearest whole share) subject to each such Ladish option will be equal to the product of (i) the number of shares of Ladish common stock previously subject to such option and (ii) the amount determined by adding (A) 0.4556 and (B) the quotient obtained by dividing $24.00 by the closing price per share of ATI common stock on the NYSE on the trading day preceding the closing date of the merger, rounded up to the nearest whole cent. The per share exercise price for each such Ladish option will be equal to the exercise price per share for the shares of Ladish common stock previously purchasable pursuant to such option divided by the amount obtained by adding 0.4556 and the quotient obtained by dividing $24.00 by the closing price per share of ATI common stock on the NYSE on the trading day preceding the closing date of the merger, rounded up to the nearest whole cent. Such Ladish options will be subject to the same terms and conditions (including expiration date and exercise provisions) as were applicable to the corresponding options with respect to Ladish common stock immediately prior to the effective time of the merger. As of the date of this proxy statement/prospectus, no options to purchase shares of Ladish common stock were outstanding under Ladish equity compensation plans, and no additional grants are authorized under such plans.

Representations and Warranties

The merger agreement contains representations and warranties made by Ladish relating to, among other topics, the following:

•	corporate organization;

•	capitalization;

•	authority to enter into and perform the merger agreement;

•	enforceability of the merger agreement;

•	absence of conflicts between the merger agreement and Ladish’s organizational documents, material agreements and instruments or applicable laws;

•	approval and recommendation to Ladish shareholders of the merger agreement and the merger by its board of directors;

•	governmental approvals;

•	Ladish’s filings with the SEC;

•	absence of any undisclosed liabilities;

•	absence of certain changes or events since December 31, 2009;

•	absence of material legal proceedings;

•	compliance with laws and permits;

•	information supplied by Ladish for inclusion or incorporation by reference in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus forms a part;

•	tax matters;

•	employee benefits and labor matters;

•	environmental matters;

•	material contracts of Ladish;

•	Ladish’s title to properties and assets;

•	intellectual property;

•	insurance;

•	receipt of the opinion of Baird;

•	broker and other similar fees or commissions in connection with the merger;

•	inapplicability of the rights agreement to the merger agreement and the merger

•	compliance with state takeover laws

•	absence of any action that could reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, referred to as the Code; and

•	lack of beneficial ownership by Ladish and its subsidiaries of ATI common stock.

The representations and warranties of ATI, LPAD and PADL are more limited and relate to, among other topics, the following:

•	corporate organization;

•	capitalization;

•	authority to enter into and perform the merger agreement;

•	enforceability of the merger agreement;

•	absence of conflicts between the merger agreement and ATI’s organizational documents, material agreements and instruments or applicable laws;

•	governmental approvals;

•	ATI’s filings with the SEC;

•	absence of any undisclosed liabilities;

•	absence of certain changes or events since December 31, 2009;

•	broker and other similar fees or commissions in connection with the merger;

•	absence of any action that could reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; and

•	availability of sufficient cash to pay the cash portion of the merger consideration.

The representations and warranties in the merger agreement do not survive the closing of the merger.

Many of the representations and warranties of ATI and Ladish are qualified by disclosure schedules and as to “materiality” or “material adverse effect.” In addition, there are separate standalone conditions to completion of the merger relating to the absence of any material adverse effect. For purposes of the merger agreement, “material adverse effect” means, with respect to ATI or Ladish, as the case may be, any material adverse effect on, or change, event, occurrence or state of facts materially adverse to, (i) the business, properties, assets, liabilities (contingent or otherwise), results of operations or financial condition of such party and its subsidiaries taken as a whole, other than any effect, change, event, occurrence or state of facts (A) relating to the economy in general, (B) relating to the industry or industries in which such party and its subsidiaries operate specifically or (C) resulting from actions taken pursuant to such party’s obligations under the merger agreement to cooperate with the other parties and use its reasonable best efforts to cause the conditions to closing of the merger to be satisfied as promptly as practicable and to obtain all approvals from any governmental authority or third party necessary to consummate the merger, and, in each case under clauses (A) and (B), not specifically relating to (or disproportionately affecting) such party; or (ii) such party’s ability to, in a timely manner, perform its obligations under the merger agreement or consummate the merger.

Conduct of Business Pending the Merger

In general, except as expressly permitted by the merger agreement or as required by applicable law, until the effective time of the merger, Ladish and each of its subsidiaries are required to, among other things:

•	conduct its business in the ordinary course consistent with past practice in all material respects;

•	comply in all material respects with applicable laws and the requirements of all material contracts;

•	use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business will not be materially impaired at the effective time of the merger; and

•	keep in full force and effect all material insurance policies, other than changes to such policies made in the ordinary course of business.

In addition, except as expressly permitted by the merger agreement or as required by applicable law, subject to certain exceptions, until the effective time of the merger, Ladish will not, and will not permit any of its subsidiaries to, among other things:

•	issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock;

•	purchase any of its outstanding capital stock;

•	declare or pay any dividend on any shares of Ladish’s capital stock;

•	incur, assume or guarantee any indebtedness or issue or sell any debt securities;

•	sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any lien any of its properties or assets with a fair market value in excess of $250,000 individually or $500,000 in the aggregate;

•	make any capital expenditure or expenditures which involves the purchase of real property or is in excess of $1,000,000 in the aggregate in any month;

•	directly or indirectly acquire any business or entity or assets that, individually, have a purchase price in excess of $100,000 or, in the aggregate, have a purchase price in excess of $500,000;

•	make any investment in, or loan or advance to, any person or entity;

•	enter into, terminate or amend any material contract;

•	increase the compensation of any of Ladish’s directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other compensation or benefit plan;

•	make or change any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling;

•	make any changes in financial or tax accounting methods, principles or practices, or change an annual accounting period;

•	amend the organizational documents of Ladish or any of its subsidiaries;

•	redeem Ladish’s outstanding common share purchase rights or terminate or otherwise take any action to render the rights agreement inapplicable to any transaction other than the merger or to any person or entity other than ATI and LPAD;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

•	pay, discharge, settle or satisfy any claims, liabilities or obligations;

•	issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of ATI;

•	settle or compromise any material litigation, proceeding or investigation;

•	agree or consent to any agreement or modification of any existing agreement with any governmental authority; or

•	agree to take any of the foregoing actions or to take any action which would cause any of the representations or warranties of Ladish set forth in the merger agreement to be untrue or in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the merger set forth in the merger agreement.

Except as expressly permitted by the merger agreement or as required by applicable law, subject to certain exceptions, until the effective time of the merger, ATI will not, and will not permit any of its subsidiaries to take any action which would cause any of the representations or warranties of ATI set forth in the merger agreement to be untrue or in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the merger set forth in the merger agreement.

Obligation of Ladish’s Board of Directors to Recommend the Merger Agreement and Call a Shareholders’ Meeting

Ladish has agreed to duly call a meeting of its shareholders for the purpose of obtaining the requisite vote of Ladish shareholders necessary to adopt the merger agreement. As discussed under “The Merger — Ladish’s Reasons for the Merger; Recommendation of the Ladish Board of Directors,” Ladish’s board of directors has recommended that Ladish shareholders vote “FOR” the adoption of the merger agreement. Ladish’s board of directors, however, may withdraw or modify its recommendation in a manner adverse to ATI, recommend a takeover proposal or enter into an agreement related to a takeover proposal under certain specified circumstances as discussed under “— No Solicitation by Ladish” and “— Changes in Ladish’s Board of Directors’ Recommendation.”

No Solicitation by Ladish

Under the terms of the merger agreement, subject to certain exceptions, Ladish has agreed that it will not, and will cause its subsidiaries and representatives not to, directly or indirectly:

•	solicit, initiate, cause, facilitate or encourage (including by furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, a takeover proposal (as described below);

•	participate in any discussions or negotiations with any third party regarding a takeover proposal;

•	accept a takeover proposal or enter into any agreement related to a takeover proposal; or

•	enter into any agreement that would require Ladish to abandon the merger or terminate the merger agreement.

A “takeover proposal” is any inquiry, proposal or offer from any person or group (as defined in Section 13(d) of the Exchange Act), other than ATI and its subsidiaries, relating to any of the following, other than the merger:

•	the direct or indirect acquisition, in a single transaction or a series of related transactions, of assets of Ladish (including securities of subsidiaries) equal to 20% or more of the assets of Ladish and its subsidiaries on a consolidated basis or to which 20% or more of Ladish’s revenues or earnings on a consolidated basis are attributable;

•	the direct or indirect acquisition, in a single transaction or a series of related transactions, of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 20% or more of any class of equity securities of Ladish;

•	a tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of any class of equity securities of Ladish; or

•	a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Ladish or any of its subsidiaries.

If, prior to adoption of the merger agreement by Ladish’s shareholders, the board of directors of Ladish receives an unsolicited, bona fide written takeover proposal made after the date of the merger agreement in circumstances not involving a breach of the merger agreement or any standstill agreement, Ladish’s board of directors reasonably determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation) that such proposal constitutes a superior proposal (as described below) and Ladish’s board of directors determines in good faith (after considering applicable state law and consulting with and receiving the advice of outside legal counsel) that the failure to take such action is reasonably likely to constitute a breach by Ladish’s board of directors of its fiduciary duties to Ladish’s shareholders under applicable law, then Ladish may, after giving ATI not less than 24 hours written notice of its intention to do so:

•	furnish information about Ladish and its subsidiaries to the person making the takeover proposal only after the person enters into a customary confidentiality agreement (a copy of which will be provided to ATI within 24 hours of its execution) which is no less favorable to Ladish than Ladish’s confidentiality agreement with ATI, provided that (i) the confidentiality agreement may not include any provision calling for an exclusive right to negotiate with Ladish and may not restrict Ladish from complying with its obligations under the non-solicitation provisions of the merger agreement and (ii) concurrently with its delivery of any non-public information to such person, Ladish delivers any such information to ATI if it has not previously provided to ATI; and

•	participate in discussions and negotiations with such person with respect to the takeover proposal.

A “superior proposal” is a bona fide written offer, obtained after the date of the merger agreement and not in breach of the merger agreement or any standstill agreement, to acquire, directly or indirectly, more than 70% of the outstanding equity securities of Ladish or all or substantially all of the assets of Ladish and its subsidiaries on a consolidated basis:

•	which is made by a third party;

•	which is on terms and conditions which the board of directors of Ladish determines in its good faith and reasonable judgment (after considering applicable state law and after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to Ladish’s shareholders from a financial point of view than the merger, taking into account at the time of determination any changes to the terms of the merger agreement that, as of that time, had been proposed by ATI in writing;

•	which is reasonably likely to be completed, taking into account any approval requirements and all other financial, legal, regulatory and other aspects of such proposal; and

•	for which financing, if it is a cash transaction in whole or in part, is then fully committed or reasonably determined to be available by Ladish’s board of directors.

Ladish must notify ATI promptly, and within 24 hours after receipt in any event, if any proposal, offer, inquiry or other contact is received by, any information is requested from or any discussions or negotiations are sought to be initiated or continued with Ladish in respect of any takeover proposal, including the identity of the person making the proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, as well as provide ATI with copies of any related written materials received from or on behalf of such person relating to the proposal, offer, inquiry or request. Additionally, Ladish is required to promptly keep ATI fully informed of all material developments affecting the status and terms of the proposal, offer, inquiry or request and of the status of any such discussions or negotiations.

After adoption of the merger agreement by Ladish’s shareholders, Ladish’s board of directors may not participate in negotiations with or provide confidential information to a third party in connection with a takeover proposal, and Ladish cannot terminate the merger agreement to accept a superior proposal.

Changes in Ladish’s Board of Directors’ Recommendation

On November 16, 2010, the Ladish board of directors adopted a resolution recommending that the Ladish shareholders adopt the merger agreement. Under the merger agreement, subject to certain exceptions, Ladish agreed that it, through its board of directors, would recommend adoption of the merger agreement to its shareholders and would not (i) withdraw or modify (or publicly propose to withdraw or modify) in a manner adverse to ATI such recommendation or the approval and adoption of the merger agreement and the merger by Ladish’s board of directors, (ii) approve or recommend (or publicly propose to approve or recommend) any takeover proposal or (iii) cause or authorize Ladish or any of its subsidiaries to enter into any letter of intent, agreement in principal, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to a takeover proposal, other than a permitted confidentiality agreement.

If Ladish’s board of directors determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation and of its outside counsel) that failure to take such action would be reasonably likely to constitute a breach by Ladish’s board of directors of its fiduciary duties to Ladish shareholders under applicable law, Ladish’s board of directors may, however, withdraw or modify its recommendation that the Ladish shareholders adopt the merger agreement if:

•	Ladish has received a takeover proposal made after the date of the merger agreement which the Ladish board of directors determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation and of its outside counsel) constitutes a superior proposal; or

•	there have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on ATI.

Any withdrawal or modification of the recommendation by Ladish’s board of directors that the Ladish shareholders adopt the merger agreement must be made in response to a superior proposal. Before withdrawing or modifying its recommendation under these circumstances, Ladish also must first give ATI written notice three business days in advance, advising that it intends to take this action and specifying the terms and conditions of the superior proposal. If at the time such notice is otherwise required to be given there are less than three business days prior to the special meeting, Ladish will provide ATI as much notice as is reasonably practicable. Any amendment to the financial terms or other material terms of the superior proposal requires a new written notice from Ladish to ATI and commences a new three business day period for ATI to respond, subject to the same provision described above in the event that there are less than three business days prior to the special meeting at the time such notice is otherwise required to be given.

In determining whether to withdraw or modify its recommendation, the board of directors of Ladish will take into account any changes to the terms of the merger agreement proposed by ATI in determining whether the takeover proposal still constitutes a superior proposal. Ladish also must negotiate in good faith with ATI during the three business day period, to the extent that ATI desires to negotiate, with respect to such changes to the terms of the merger agreement proposed by ATI. Ladish will keep confidential any such proposals made by ATI to revise the terms of the merger agreement.

Regulatory Approvals

ATI and Ladish have agreed to cooperate with each other and use (and cause their respective subsidiaries to use) their respective reasonable best efforts to promptly:

•	take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions to the completion of the merger to be satisfied as promptly as practicable and to consummate and make effective, in the most expedition manner practicable, the merger, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, including any required or recommended filings under applicable antitrust laws, including the HSR Act; and

•	obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the merger.

ATI and Ladish also have agreed to use their respective reasonable best efforts to:

•	cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the merger and in connection with any investigation or other inquiry by or before a governmental authority relating to the merger, including any proceeding initiated by a private party;

•	keep the other party informed in all material respects on a reasonably timely basis of any material communication received by such party from, or given by such party to the FTC, the Antitrust Division of the DOJ or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the merger; and

•	resolve such objections, if any, as may be asserted by a governmental authority or other person with respect to the merger.

In addition, Ladish will not, without ATI’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business. The merger agreement does not require ATI to offer, accept or agree to (i) dispose or hold separate any part of its or Ladish’s respective businesses, operations, assets or product lines (or a combination of ATI’s and Ladish’s respective businesses, operations, assets or product lines), (ii) not compete in any geographic area or line of business or (iii) restrict the manner in which, or whether, ATI, Ladish or any of their respective affiliates may carry on business in any part of the world. No party to the merger agreement is required to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging the merger as violative of any antitrust law.

Indemnification and Insurance

The merger agreement provides that, from and after the effective time of the merger, ATI, LPAD and PADL will indemnify each present and former director or officer of Ladish or any of its subsidiaries with respect to all acts or omissions by them in their respective capacities as such at any time prior to the effective time of the merger, to the fullest extent (i) required by Ladish’s articles of incorporation and Ladish’s by-laws as in effect on the date of the merger agreement and (ii) permitted under applicable law.

The merger agreement also provides that ATI will use its reasonable best efforts to cause the individuals serving as officers and directors of Ladish or any of its subsidiaries immediately prior to the effective time of the merger who are then covered by the directors’ and officers’ liability insurance policy currently maintained by Ladish to be covered for a period of six years from the effective time of the merger by such policy (or one or more policies of at least the same coverage and amounts in the aggregate and containing terms and conditions that are not less advantageous in any material respect) with respect to acts or omissions occurring prior to the effective time of the merger that were committed by such officers and directors in their respective capacities as such. However, ATI is not required to pay for an annual premium in excess of 300% of the annual premiums paid by Ladish on the date of the merger agreement for such coverage. If ATI is unable to maintain or obtain such insurance, ATI will obtain as much comparable insurance as available for an amount equal to 300% of the annual premiums paid by Ladish on the date of the merger agreement for such coverage.

Securityholder Litigation

Ladish will give ATI the opportunity to participate in the defense or settlement of any securityholder litigation against Ladish or its directors relating to the merger. Ladish has also agreed that it will not agree to settle any such litigation without the prior written consent of ATI.

Conditions to the Closing of the Merger

The respective obligations of each party to the merger agreement to complete the merger are subject to the satisfaction (or, where legally permissible, waiver) of the following conditions:

•	the adoption of the merger agreement by the Ladish shareholders;

•	the expiration or termination of the applicable waiting period under the HSR Act and any other applicable antitrust law, and the taking of all actions required by, and the making of all filings required to be made with, any governmental authority under any antitrust law that are necessary to permit the consummation of the merger;

•	the absence of any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal;

•	the effectiveness under the Securities Act of the registration statement of which this proxy statement/prospectus forms a part and the absence of any stop order or proceedings seeking a stop order with respect to such registration statement;

•	the approval for listing of the shares of ATI common stock to be issued in the merger on the NYSE, subject to official notice of the issuance; and

•	subject to certain exceptions and limitations, the accuracy of the other’s representations and warranties and the performance in all material respects of its covenants.

The respective obligations of ATI, LPAD and PADL to complete the merger are subject to the satisfaction (or, where legally permissible, waiver) of the following conditions:

•	Ladish’s representations and warranties being true as of the date of the merger agreement and as of the date of the closing of the merger, subject to certain “materiality” and “material adverse effect” qualifications, and the receipt of a certificate signed on behalf of Ladish by an executive officer of Ladish to such effect;

•	Ladish’s performance in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger and the receipt of a certificate signed on behalf of Ladish by the chief executive officer and the chief financial officer of Ladish to such effect;

•	the absence of any action, proceeding or litigation instituted, commenced or pending by any governmental authority that would or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition by ATI or LPAD of any shares of Ladish common stock or the consummation of the merger, (ii) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, ATI’s or any of its affiliates’ ownership or operation of all or any portion of the businesses and assets of Ladish or its subsidiaries, or, as a result of the merger, ATI or its subsidiaries, (iii) as a result of the merger, compel ATI or any of its affiliates to dispose of or hold separate any portion of the businesses or assets of Ladish or its subsidiaries, or of ATI or its subsidiaries, or (iv) impose liabilities or damages on ATI, Ladish or any of their respective subsidiaries as a result of the merger;

•	the absence of any law, injunction, judgment or ruling by any governmental authority that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in the immediately preceding bullet;

•	the obtainment of certain consents; and

•	the receipt by ATI of an opinion of counsel from ATI’s tax counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that Ladish and ATI will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

Ladish’s obligation to complete the merger is subject to the satisfaction (or, where legally permissible, waiver) of the following conditions:

•	ATI’s representations and warranties being true as of the date of the merger agreement and as of the date of the closing of the merger, subject to certain “materiality” and “material adverse effect” qualifications, and the receipt of a certificate signed on behalf of ATI by an executive officer of ATI to such effect;

•	The performance in all material respects by ATI, LPAD and PADL of all obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger and the receipt of a certificate signed on behalf of ATI by an executive officer of ATI to such; and

•	the receipt by Ladish of an opinion of counsel from Ladish’s tax counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that Ladish and ATI will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

ATI and Ladish cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied (or, where legally permissible, waived) by the appropriate party, or that the merger will be completed. See “Risk Factors.” As of the date of this proxy statement/prospectus, ATI and Ladish have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

Subject to the terms of the merger agreement, the merger agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the effective time of the merger under the following circumstances:

•	by mutual written consent of ATI and Ladish;

•	by either ATI or Ladish, if:

•	the merger is not consummated on or before June 30, 2011; provided that a party may not terminate the merger agreement if the failure to consummate the merger was primarily due to a failure by that party to perform any of its obligations under the merger agreement;

•	any final, non-appealable law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect that enjoins, restrains, prevents or prohibits consummation of the merger or makes the consummation of the merger illegal; or

•	the Ladish shareholders do not vote to adopt the merger agreement at the special meeting; provided that Ladish may not terminate the merger agreement if it has failed to comply in all material respects with its covenants related to the registration statement of which this proxy statement prospectus forms a part, holding the special meeting and the non-solicitation of takeover proposals;

•	by ATI, if:

•	Ladish has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, or if any of the representations or warranties of Ladish set forth in the merger agreement fails to be true, which breach or failure, if it occurred or was continuing as of the closing date of the merger, would give rise to the failure of a condition to ATI’s obligation to close the merger and is incapable of being cured or is not cured by Ladish prior to the earlier of the 30th calendar day following Ladish’s receipt of written notice of such breach or failure from ATI and June 30, 2011;

•	(i) Ladish’s board of directors (A) withdraws or modifies, in a manner adverse to ATI, its recommendation that the Ladish shareholders adopt the merger agreement or (B) fails to reaffirm its recommendation that the Ladish shareholders adopt the merger agreement within seven days after a takeover proposal is made public and receipt of a written request to so reaffirm from ATI or (ii) prior to the adoption of the merger agreement by Ladish’s shareholders, Ladish willfully and materially breaches its covenants in the merger agreement related to the non-solicitation of takeover proposals or its covenant to hold the special meeting; or

•	there have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on Ladish; or

•	by Ladish, if:

•	ATI has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, or if any of the representations or warranties of ATI set forth in the merger agreement fails to be true, which breach or failure, if it occurred or was continuing as of the closing date of the merger, would give rise to the failure of a condition to Ladish’s obligation to close the merger and is incapable of being cured or is not cured by ATI prior to the earlier of the 30th calendar day following ATI’s receipt of written notice of such breach or failure from Ladish and June 30, 2011; or

•	at any time prior to the adoption of the merger agreement by Ladish’s shareholders while Ladish and its board of directors have complied with the provisions of the merger agreement with respect to a withdrawal or modification of its recommendation that Ladish’s shareholders adopt the merger agreement, Ladish is simultaneously entering into a definitive agreement to effect a superior proposal.

If the merger agreement is validly terminated, the merger agreement will become null and void (other than certain provisions of the merger agreement specified to survive its termination, including those relating to confidentiality), without any liability on the part of any party or their respective directors, officers and affiliates, other than (i) on the part of Ladish in connection with any termination fee owed and (ii) for fraud or a willful breach of the merger agreement.

Termination Fee and Expenses

Ladish will be obligated to pay ATI a $31.0 million termination fee under the following circumstances:

•	(i) A takeover proposal has been made known to Ladish or has been made directly to Ladish shareholders generally, or any person has publicly announced an intention (whether or not conditional or withdrawn) to make a takeover proposal, (ii) either ATI or Ladish thereafter terminates the merger agreement because the merger has not been consummated on or before June 30, 2011 or because Ladish’s shareholders do not adopt the merger agreement at the special meeting and (iii) within 12 months after the termination of the merger agreement, Ladish enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any takeover proposal;

•	ATI terminates the merger agreement due to a material and willful breach by Ladish of, or failure by Ladish to perform, Ladish’s obligations with respect to (i) the preparation of the registration statement of which this proxy statement/prospectus forms a part and this proxy statement/prospectus and the special meeting or (ii) the non-solicitation of takeover proposals;

•	(i) A takeover proposal has been made known to Ladish or has been made directly to Ladish shareholders generally, or any person has publicly announced an intention (whether or not conditional or withdrawn) to make a takeover proposal, (ii) ATI terminates the merger agreement due to a willful breach or failure by Ladish to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement in circumstances not covered by the immediately preceding bullet and (iii) within 12 months after the termination of the merger agreement, Ladish enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any takeover proposal;

•	ATI terminates the merger agreement due to (i) Ladish’s board of directors (A) withdrawing or modifying, in a manner adverse to ATI, its recommendation that the Ladish shareholders adopt the merger agreement or (B) failing to reaffirm its recommendation that the Ladish shareholders adopt the merger agreement within seven days after a takeover proposal is made public (or any person has publicly announced a bona fide intention, whether or not conditioned, to make a takeover proposal or material amendment thereto) and receipt of a written request to so reaffirm from ATI or (ii) prior to the adoption of the merger agreement by Ladish’s shareholders, Ladish willfully and materially breaching its covenants in the merger agreement related to the non-solicitation of takeover proposals or its covenant to hold the special meeting; or

•	Ladish terminates the merger agreement at any time prior to the adoption of the merger agreement by Ladish’s shareholders, Ladish and its board of directors have complied with the provisions of the merger agreement with respect to a withdrawal or modification of its recommendation that Ladish’s shareholders adopt the merger agreement and Ladish simultaneously enters into a definitive agreement to effect a superior proposal.

The merger agreement provides that each of ATI and Ladish will pay its own fees and expenses in connection with the merger agreement, whether or not the merger is consummated.

Governing Law

The merger agreement is governed by the laws of the State of Delaware, except to the extent that the application of the Wisconsin Business Corporation Law, referred to as the WBCL, or federal securities laws is mandatory.

Amendments and Waivers of the Merger Agreement

The merger agreement may be amended or supplemented in any and all respects prior to the effective time of the merger, whether before or after the adoption of the merger agreement by Ladish shareholders, by written agreement of each party to the merger agreement pursuant to action taken by their respective boards of directors, except that, after adoption of the merger agreement by Ladish shareholders, the parties may not amend or change any provision of the merger agreement which by law would require further approval of Ladish shareholders.

At any time prior to the effective time of the merger, any party to the merger agreement may, subject to applicable law, (i) waive any inaccuracy in the representations and warranties of any other party, (ii) extend the time for the performance of any of the obligations or acts of any other party or (iii) waive compliance by the other party with any of the agreements contained in the merger agreement or, except as otherwise provided in the merger agreement, waive any of such party’s conditions.

Third Party Beneficiaries

The merger agreement is not intended to and will not confer upon any person other than the parties to the merger agreement any rights or remedies, other than the rights to indemnification and insurance described above.

Enforcement

The parties to the merger agreement have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or otherwise were breached. Accordingly, the parties agreed that each party shall be entitled to injunctive relief to prevent breaches of the merger agreement and to enforce specifically its terms and provisions in the Chancery Court of State of Delaware or any federal court sitting in the state of Delaware. These remedies are in addition to any other remedy to which such party may be entitled at law or in equity.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes the material U.S. federal income tax consequences of the mergers to U.S. Holders (as defined below) of Ladish common stock. The discussion below is based upon the provisions of the Code, applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. We have not sought any rulings from the Internal Revenue Service (the “IRS”) with respect to the statements and conclusions reached in this summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

This discussion addresses only those Ladish shareholders that hold their Ladish common stock as a capital asset (generally, property held for investment) within the meaning of Section 1221 of the Code. This discussion does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder, does not consider any aspects of U.S. federal tax law other than income taxation and does not address all the U.S. federal income tax consequences that may be relevant to particular Ladish shareholders in light of their individual circumstances or to Ladish shareholders that are subject to special rules, such as:

•	financial institutions or financial services entities;

•	entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or holders of Ladish common stock that hold their shares through entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes;

•	insurance companies, banks, thrifts, and other financial institutions;

•	tax-exempt organizations;

•	qualified retirement plans;

•	individual retirement accounts;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	corporations subject to Section 7874 of the Code;

•	persons that hold Ladish common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	non-U.S. Holders;

•	expatriates and certain former citizens or residents of the United States; and

•	shareholders who acquired their shares of Ladish common stock through the exercise of an employee stock option, the settlement of a restricted stock unit, or otherwise as compensation.

Determining the actual tax consequences of the mergers to you may be complex. They will depend on your specific situation and on factors that are not within ATI’s and Ladish’s control. ATI and Ladish urge you to consult your own tax advisor concerning your particular U.S. federal, state, local and non-U.S. tax consequences of the mergers.

For purposes of this discussion, the term “U.S. Holder” is used to mean a beneficial owner of Ladish common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other business entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or any of its political subdivisions;

•	a trust that (1) is subject to the primary supervision of a court within the United States over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of that trust, or (2) validly elected to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate the income of which is subject to U.S. federal income tax on its income regardless of its source.

The merger of LPAD with and into Ladish and the merger of Ladish with and into PADL are together intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that the board of directors of Ladish receive a written opinion of Foley & Lardner LLP, counsel to Ladish, dated as of the closing date of the mergers, to the effect that the merger of LPAD with and into Ladish and the merger of Ladish with and into PADL will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In addition, it is a condition to the completion of the mergers that ATI receive a written opinion of K&L Gates LLP, counsel to ATI, dated as of the closing date of the mergers, to the effect that the merger of LPAD with and into Ladish and the merger of Ladish with and into PADL will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The opinions will be based on certain factual representations set forth in letters provided by Ladish and ATI, as applicable, to be delivered at the time of closing and on specified assumptions including (i) that the statements and facts concerning the mergers set forth in the merger agreement, including representations, are true and accurate in all respects and (ii) that the mergers will be completed in accordance with the merger agreement. If any of these assumptions and representations is inaccurate, Ladish’s and ATI’s respective counsels may not be able to provide the required opinions, and the tax consequences of the mergers could be adversely affected and differ from those described in this discussion.

An opinion of counsel is not binding on the IRS or any court. Accordingly, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described herein.

Material U.S. Federal Income Tax Consequences to U.S. Holders of Ladish Stock

The following discussion summarizes the material U.S. federal income tax consequences of the mergers to you if you are a U.S. Holder of Ladish common stock, assuming the mergers, together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Gain or Loss on the Mergers.  You generally will recognize gain, but not loss, equal to the lesser of: (1) the amount of cash you receive in the merger (not including any cash received in lieu of a fractional share of ATI common stock) and (2) the excess, if any, of (a) the sum of the amount of the cash you receive in the merger (not including any cash received in lieu of a fractional share of ATI common stock) plus the fair market value of ATI stock (including the fair market value of any fractional share) you receive in the merger, determined as of the closing date of the mergers, over (b) your tax basis in the Ladish common stock surrendered in the merger. If you acquired different blocks of Ladish common stock at different times or at different prices, you should consult your tax advisor regarding the manner in which gain or loss should be determined.

Any gain recognized generally will be capital gain, and such capital gain will constitute long-term capital gain if you held your Ladish shares for more than one year as of the closing date of the mergers. In some cases, if you actually or constructively own ATI shares of common stock other than the ATI shares received in the merger, the recognized gain may be treated as having the effect of the distribution of a dividend. See “— Possible Treatment of Cash as Dividend” below.

Tax Basis and Holding Period.  The aggregate tax basis in the shares of ATI common stock received pursuant to the merger (including any fractional share deemed received and exchanged for cash) will equal the aggregate tax basis in the shares of Ladish common stock surrendered in the merger, decreased by the amount of cash received (excluding any cash received in lieu of a fractional share of ATI common stock), and increased by the amount of gain, if any, recognized (excluding any gain recognized with respect to cash received in lieu of a fractional share of ATI common stock or any amount treated as a dividend). The holding period of the ATI common stock received in the merger (including any fractional share deemed received and exchanged for cash) will include the holding period of the shares of Ladish common stock surrendered in the merger. If you have differing tax bases and/or holding periods with respect to the Ladish common stock exchanged, you should consult with a tax advisor in order to identify the tax bases and/or holding periods of the ATI common stock received pursuant to the merger.

Cash in Lieu of a Fractional Share.  If you receive cash in lieu of a fractional share of ATI common stock, you will be treated as having received such fractional share in the merger, and then as having sold such fractional share for cash to ATI. The amount of any gain or loss recognized as a result of such sale will be equal to the difference between the cash received in lieu of such fractional share and the ratable portion of the tax basis of Ladish common stock exchanged in the merger that is allocated to such fractional share, and will constitute long-term capital gain or loss if the shares of Ladish common stock exchanged have been held by you for more than one year at the time of the exchange.

Possible Treatment of Cash as Dividend.  There are certain circumstances in which all or part of the cash received by you will be treated as a dividend rather than as capital gain. In general, the determination of whether the gain recognized on the merger or on the sale of a fractional share will be treated as capital gain or dividend income depends upon whether and to what extent the exchange in the merger reduces your deemed percentage share ownership interest in ATI. For purposes of this determination, you will be treated as if you first exchanged all of your Ladish common stock solely for ATI common stock and then ATI immediately redeemed a portion of those shares in exchange for the cash that you actually received. In determining whether the receipt of cash has the effect of a distribution of a dividend, the constructive ownership rules of Section 318(a) of the Code must be taken into account. The IRS has indicated in a published ruling that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely-held corporation and that exercises no control over corporate affairs will result in capital gain as opposed to dividend treatment. You are urged to consult your tax advisors about the possibility that all or a portion of the cash received in exchange for Ladish common stock will be treated as a dividend, based on your specific circumstances (e.g., holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code).

Federal Income Tax Consequences if the Mergers Do Not Qualify as a Reorganization.  If the mergers fail to qualify as a reorganization, the merger will be a fully taxable transaction to you. In such case, you will recognize gain or loss measured by the difference between the total consideration received in the merger and your tax basis in the shares of Ladish common stock surrendered in the merger. The aggregate tax basis in the shares of ATI common stock received pursuant to the merger will be equal to the fair market value of such ATI common stock as of the closing date of the merger. The holding period of such shares of ATI common stock will begin on the date immediately following the closing date of the merger.

Reporting Requirements.  Ladish shareholders receiving shares of ATI common stock in the merger must file a statement with their U.S. federal income tax returns setting forth their tax basis in the Ladish common stock exchanged in the merger and the fair market value of the ATI common stock and the amount of cash received in the merger. In addition, holders will be required to retain permanent records of these facts relating to the merger.

Material Tax Consequences of the Mergers to ATI, ATI Stockholders and Ladish

Neither ATI, ATI’s stockholders (who are not also Ladish shareholders) nor Ladish will recognize any gain or loss as a result of the mergers.

Information Reporting and Backup Withholding

Certain U.S. Holders may be subject to information reporting with respect to the cash received in exchange for shares of Ladish common stock. U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding (currently at a rate of 28%) with respect to cash received in the merger (including in exchange for fractional shares of ATI common stock). Backup withholding will not apply, however, to a U.S. Holder that (1) furnishes a correct taxpayer identification number and (as applicable) certifies under penalties of perjury (a) that the taxpayer identification number is correct and (b) that such U.S. Holder is not subject to backup withholding due to notified payee underreporting (such certification can be made on the Form W-9 or substitute Form W-9 or successor form included in the letter of transmittal that will be sent to Ladish shareholders following the consummation of the merger), or (2) is otherwise exempt from backup withholding, and when required, establishes its exemption.

In addition to being subject to backup withholding, if you do not provide ATI (or the exchange agent) with your correct taxpayer identification number, you may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax, and any amount withheld under the backup withholding rules is not refundable by ATI (or the exchange agent) but may be credited against such a U.S. Holder’s federal income tax liability. If backup withholding results in an overpayment of U.S. federal income taxes, a refund may be obtained from the IRS, provided that the required information is properly furnished in a timely manner to the IRS.

This discussion of material U.S. federal income tax consequences of the mergers set forth above is intended to provide only a general summary and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the mergers. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-U.S. federal income tax or any foreign, state, local, or other tax consequences of the mergers. Accordingly, Ladish shareholders are urged to consult their own tax advisors to determine the particular federal, state, local or foreign income, reporting or other tax consequences of the mergers to that shareholder.

INFORMATION ABOUT THE COMPANIES

Allegheny Technologies Incorporated

ATI is one of the largest and most diversified specialty metals producers in the world. ATI uses innovative technologies to offer growing global markets a wide range of specialty metals solutions. ATI’s products include titanium and titanium alloys, nickel-based alloys and superalloys, zirconium, hafnium and niobium, advanced powder alloys, stainless and specialty steel alloys, grain-oriented electrical steel, tungsten-based materials and cutting tools, carbon alloy impression die forgings, and large grey and ductile iron castings. ATI’s specialty metals are produced in a wide range of alloys and product forms and are selected for use in applications that demand metals having exceptional hardness, toughness, strength, resistance to heat, corrosion or abrasion, or a combination of these characteristics.

ATI’s common stock is listed on the NYSE, under the symbol “ATI.” ATI’s principal executive offices are located at 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222-5479, and its telephone number is (412) 394-2800.

Additional information about ATI and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus.

LPAD Co.

LPAD is a newly formed Wisconsin corporation and a wholly owned subsidiary of ATI. LPAD was formed solely for the purpose of effecting the transactions contemplated by the merger agreement and has not carried on any activities other than in connection with the merger. The address and telephone number for LPAD’s principal executive offices are the same as for ATI.

PADL LLC

PADL is a newly formed Wisconsin limited liability company and a wholly owned subsidiary of ATI. PADL was formed solely for the purpose of effecting the transactions contemplated by the merger agreement and has not carried on any activities other than in connection with the merger. The address and telephone number for PADL’s principal executive offices are the same as for ATI.

Ladish Co., Inc.

Ladish engineers, produces and markets high-strength, high-technology forged and cast metal components for a wide variety of load-bearing and fatigue-resisting applications in the jet engine, aerospace and industrial markets. Approximately 88% of Ladish’s 2009 revenues were derived from the sale of jet engine parts, missile components, landing gear, helicopter rotors and other aerospace products. Approximately 44% of Ladish’s 2009 revenues were derived from sales, directly or through prime contractors, under U.S. government contracts or under contracts with allies of the U.S. government, primarily covering defense equipment.

Ladish’s common stock is listed on the Nasdaq Global Select Market under the symbol “LDSH.” Ladish’s principal executive offices are located at 5481 South Packard Avenue, Cudahy, Wisconsin 53110, and its telephone number is (414) 747-2611.

Additional information about Ladish and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus.

DESCRIPTION OF ATI CAPITAL STOCK

The following discussion is a summary of the terms of the capital stock of ATI and should be read in conjunction with the section entitled “Comparison of Rights of Ladish shareholders and ATI Stockholders.” This summary is not meant to be complete and is qualified by reference to the relevant provisions of the Delaware General Corporation Law (the “DGCL”) and ATI’s certificate of incorporation and ATI’s bylaws. You are urged to read those documents carefully. Copies of ATI’s certificate of incorporation and ATI’s bylaws are incorporated by reference as exhibits to the reports ATI files with the SEC, which are incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus.

Common Stock

Under ATI’s certificate of incorporation, ATI is authorized to issue up to 500,000,000 shares of its common stock. As of December 20, 2010, ATI had 98,606,616 shares of common stock issued and outstanding and has reserved 2,875,079 additional shares of common stock for issuance under our stock compensation plans.

The following summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the following:

•	the DGCL, as it may be amended from time to time;

•	ATI’s certificate of incorporation, as it may be amended or restated from time to time; and

•	ATI’s bylaws, as they may be amended or restated from time to time.

Dividends.  The holders of ATI’s common stock are entitled to receive dividends when, as and if declared by its board of directors, out of funds legally available for their payment subject to the rights of holders of its preferred stock.

Voting Rights.  The holders of ATI’s common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Rights upon Liquidation.  In the event of ATI’s voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of ATI’s assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of ATI’s outstanding preferred stock have received their liquidation preferences in full.

Miscellaneous.  The outstanding shares of common stock are fully paid and nonassessable. The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. Mellon Investor Services LLC is the transfer agent and registrar for the common stock.

Preferred Stock

ATI may elect to issue shares of ATI’s preferred stock from time to time. ATI may issue shares of preferred stock separately or as a part of units, and any such shares issued as part of units may be attached to or separate from any other securities part of those units. Shares of ATI’s preferred stock may have dividend, redemption, voting and liquidation rights taking priority over ATI’s common stock, and shares of ATI’s preferred stock may be convertible into ATI’s common stock.

ATI’s board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series. In addition, ATI’s board of directors is authorized to establish from time to time the number of shares to be included in each series of preferred stock and to fix the designation, powers (including but not limited to voting powers, if any), preferences and rights of the shares of each series of preferred stock and any qualifications, limitations or restrictions of each series of preferred stock. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding common stock, without a vote of the holders of the preferred stock, or of any series of preferred stock, unless a vote of any such holders is required pursuant to the terms of any preferred stock.

ATI’s certificate of incorporation authorizes ATI’s board of directors without further stockholder action, to provide for the issuance of up to 50,000,000 shares of preferred stock, in one or more series. As of the date of this proxy statement/prospectus, no shares of preferred stock have been issued. ATI has 6,000,000 shares of preferred designated as Series A Junior Participating Preferred Stock in connection with ATI’s prior rights agreement, leaving 44,000,000 shares of preferred stock remaining available for designation and issuance.

Dividend Rights.  The preferred stock will be preferred over ATI’s common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock) on ATI’s common stock will be declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by ATI’s board of directors. ATI will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates set forth in the applicable prospectus supplement. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless another date is set forth in the applicable prospectus supplement relating to the series. Accruals of dividends will not bear interest.

Rights upon Liquidation.  The preferred stock will be preferred over ATI’s common stock as to assets so that the holders of each series of preferred stock will be entitled to be paid, upon ATI’s voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock, the amount set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up ATI’s net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, ATI’s entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled.

Additional Series of Preferred Stock.  In the event of a proposed merger or tender offer, proxy contest or other attempt to gain control of us and not approved by ATI’s board of directors, it would be possible for the board to authorize the issuance of one or more series of preferred stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of ATI. This authority may be limited by applicable law, ATI’s certificate of incorporation, as it may amended or restated from time to time, and the applicable rules of the stock exchanges upon which the common stock is listed. The consent of ATI’s stockholders would not be required for any such issuance of preferred stock.

Special Charter Provisions.  ATI’s certificate of incorporate provides that:

•	ATI’s board of directors is classified into three classes;

•	in addition to the requirements of law and the other provisions of ATI’s certificate of incorporation, the affirmative vote of at least two-thirds of the outstanding shares of ATI’s common stock is required for the adoption or authorization of any of the following events unless the event has been approved at a meeting of ATI’s board of directors by the vote of more than two-thirds of the incumbent members of ATI’s board of directors:

•	any merger or consolidation of us with or into any other corporation;

•	any sale, lease, exchange, transfer or other disposition, but excluding a mortgage or any other security device, of all or substantially all of ATI’s assets;

•	any merger or consolidation of a Significant Stockholder (as defined in ATI’s certificate of incorporation) with or into us or a direct or indirect subsidiary of ATI’s;

•	any sale, lease, exchange, transfer or other disposition to us or to a direct or indirect subsidiary of ATI’s of any of ATI’s common stock held by a Significant Stockholder or any other assets of a Significant Stockholder which, if included with all other dispositions consummated during the same fiscal year of ATI’s by the same Significant Stockholder, would result in dispositions of assets having an aggregate fair value in excess of five percent of ATI’s total consolidated assets as shown on ATI’s certified balance sheet as of the end of the fiscal year preceding the proposed disposition;

•	any reclassification of ATI’s common stock, or any re-capitalization involving ATI’s common stock, consummated within five years after a Significant Stockholder becomes a Significant Stockholder, whereby the number of outstanding shares of common stock is reduced or any of those shares are converted into or exchanged for cash or other securities;

•	any dissolution; and

•	any agreement, contract or other arrangement providing for any of these transactions but, notwithstanding anything to the contrary in ATI’s certificate of incorporation, not including any merger pursuant to the DGCL, as amended from time to time, which does not require a vote of ATI’s stockholders for approval;

•	ATI’s stockholders may not adopt, amend or repeal ATI’s bylaws other than by the affirmative vote of 75% of the combined voting power of all of ATI’s outstanding voting securities entitled to vote generally in an election of directors, voting together as a single class;

•	any action required or permitted to be taken by ATI’s stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by the written consent of the stockholders; and

•	special meetings of the stockholders may be called at any time by a majority of ATI’s directors and may not be called by any other person or persons or in any other manner.

COMPARISON OF RIGHTS OF ATI STOCKHOLDERS AND LADISH SHAREHOLDERS

ATI is incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of ATI are currently governed by the DGCL. Ladish is incorporated under the laws of the State of Wisconsin and, accordingly, the rights of the shareholders of Ladish are currently governed by the WBCL. Upon the completion of the merger, all outstanding shares of Ladish stock will be converted into the right to receive the merger consideration, which will include shares of ATI common stock, see “The Merger Agreement — Structure; Merger Consideration.” Therefore, upon the completion of the merger, the rights of the former Ladish shareholders will be governed by Delaware law, ATI’s certificate of incorporation and ATI’s bylaws.

The following discussion is a summary of the current rights of Ladish shareholders and the rights of ATI stockholders under ATI’s certificate of incorporation and ATI’s bylaws as they are expected to be in effect upon closing of the merger. While this summary includes the material differences, this summary may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, the relevant provisions of the DGCL and the WBCL and the other governing documents which are referenced in this proxy statement/prospectus for a more complete understanding of the differences between being a shareholder of Ladish and a stockholder of ATI. ATI and Ladish have filed with the SEC their respective governing documents as currently in effect and will send copies of these documents to you, without charge, upon your request. See the section entitled “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus.

Rights of ATI Stockholders
	Current Rights of Ladish Shareholders	Following the Merger

Authorized and Outstanding Capital Stock	Ladish’s articles of incorporation authorizes 100,000,000 shares of common stock, $.01 par value. As of December 20, 2010 there were 15,707,552 shares of Ladish common stock issued and outstanding (excluding 200,000 shares of Ladish common stock held in treasury).	ATI’s certificate of incorporation authorizes 500,000,000 shares of common stock, par value $0.10. As of December 20, 2010, ATI had 98,606,616 shares of common stock issued and outstanding (excluding 3,797,639 shares of ATI common stock held in treasury). In addition, ATI’s certificate of incorporation authorizes 50,000,000 shares of preferred stock, par value $0.10, none of which has been issued or is outstanding.

Size of Board of Directors	The WBCL provides that the board of directors shall consist of one or more natural persons, with the number specified or fixed in accordance with the articles of incorporation or by-laws.

Ladish’s articles of incorporation provide that the number of directors constituting its board of directors is fixed by Ladish’s by-laws. Ladish’s by-laws provide that the number of directors shall be one or more, as fixed from time to time by resolution of the board of directors. By resolution of Ladish’s board of directors, there are currently seven members of Ladish’s board of directors.	The DGCL provides that the board of directors shall consist of one or more members, each of whom shall be a natural person, and that the number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change shall be made only by amendment to the certificate of incorporation.

ATI’s certificate of incorporation does not fix the number of directors. ATI’s bylaws provide that ATI’s board of directors shall consist of one or more members. Under ATI’s bylaws, the number of directors shall be fixed and may be changed from time to time by resolution of a majority of directors then in office, except as otherwise provided by law or ATI’s certificate of incorporation. By resolution of ATI’s board of directors, there are currently nine members of ATI’s board of directors.

Cumulative Voting	The WBCL provides that shareholders do not have the right to cumulate their votes for directors, unless the articles of incorporation provide for cumulative voting.

Ladish’s articles of incorporation do not provide for cumulative voting.	The DGCL provides that a certificate of incorporation may provide for cumulative voting.

ATI’s certificate of incorporation states that ATI stockholders shall not have the right to cumulate their shares.

Rights of ATI Stockholders
Current Rights of Ladish Shareholders	Following the Merger

Class of Directors	The WBCL provides that directors may be divided into two or three classes if provided in the articles of incorporation.

Ladish’s articles of incorporation do not provide for classes of directors. Ladish’s by-laws provide that Ladish’s directors shall be elected at the annual meeting of Ladish’s shareholders and shall serve until the next succeeding annual meeting and until their successors shall have been elected and qualified.	The DGCL provides that, pursuant to a certificate of incorporation, an initial bylaw or a bylaw adopted by the corporation’s stockholders, a classified board of directors with staggered terms can be created. A maximum of three classes of directors is allowed, with expiring terms in one-year intervals. There is no statutory requirement as to the number of directors in each class or that the number in each class be equal.

ATI’s certificate of incorporation provides that ATI’s board of directors is divided into three classes, with each class consisting of three directors. Each director serves for a term expiring at the third annual meeting of stockholders after his or her election, or until his or her successor is duly elected and qualified.
Qualifications of Directors	Under the WBCL, a director is not required to be a resident of the State of Wisconsin or a shareholder of the corporation.

Ladish’s by-laws provide that directors need not be residents of the State of Wisconsin or shareholders of Ladish.	Under the DGCL, unless otherwise restricted in a corporation’s bylaws, a director is not required to be a stockholder of the corporation, and other qualifications of directors may be prescribed in the corporation’s bylaws.

ATI’s bylaws provide that a director is not required to be a stockholder of ATI. ATI’s bylaws do not set forth additional qualifications of directors.

Voting for Directors	Under the WBCL, unless otherwise provided in the company’s articles of incorporation, directors are elected by a plurality of the votes cast by shares entitled to vote at a meeting.

Ladish’s articles of incorporation have no contrary applicable provision.	Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

ATI’s certificate of incorporation and bylaws have no contrary applicable provisions.

Filling Vacancies on the Board of Directors	The WBCL provides that unless the articles of incorporation provide otherwise, if a vacancy occurs on the board of directors it may filled by (i) the shareholders; (ii) the board of directors; or (iii) if the directors remaining in office constitute fewer than a quorum of the board, the affirmative vote of a majority of all directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group may vote to fill the vacancy if it is filled by shareholders, and only the remaining directors elected by that voting group may vote to fill the vacancy if it is filled by the directors. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.	The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, the board of directors may fill any vacancy on the board of directors, including newly created directorships resulting from an increase in the number of directors.

ATI’s certificate of incorporation and ATI’s bylaws have no contrary applicable provisions.

Rights of ATI Stockholders
Current Rights of Ladish Shareholders	Following the Merger

Ladish’s by-laws provide that vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual election and until their respective successors are duly elected and qualified. A vacancy created by the removal of a director by Ladish’s shareholders may be filled by Ladish’s shareholders.
Removal of Directors	Under the WBCL, shareholders may remove a director with or without cause, unless the articles of incorporation or by-laws provide that a director may only be removed for cause.

Ladish’s articles of incorporation and by-laws do not provide that a director may only be removed for cause.	Under the DGCL, directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote on their election. In the case of a corporation with a classified board, unless the certificate of incorporation provides otherwise, stockholders may only remove a director for cause.

ATI’s certificate of incorporation provides that, except as otherwise fixed pursuant to rights of holders of any class or series of stock having a preference over ATI’s common stock as to dividends or upon liquidation to elect directors, any director may be removed only for cause and only by the affirmative vote of 75% of the combined voting power of all outstanding voting securities of ATI entitled to vote generally in the election of directors voting together as a single class.

Nomination of Directors for Election	Ladish’s articles of incorporation and by-laws do not provide for nominations of persons for election to the board of directors by shareholders. Pursuant to the terms of the charter of the Independent/Nominating Committee of Ladish’s board of directors, the Independent/Nominating Committee will evaluate all prospective director nominees, including those nominated by Ladish’s shareholders. Shareholders who wish to submit a nominee for director may direct that request to Ladish’s president or secretary, who then will forward the nomination to the Independent/Nominating Committee.	ATI’s certificate of incorporation provides that nominations of persons for election to ATI’s board of directors may be made at an annual meeting of ATI’s stockholders (i) pursuant to ATI’s notice of meeting; (ii) by or at the direction of ATI’s board of directors; or (iii) by any stockholder of ATI who was a stockholder of record at the time of giving of the required notice, is entitled to vote at the meeting and complies with the notice procedures set forth in ATI’s certificate of incorporation.

For a nomination to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice in writing to the secretary of ATI. To be timely, the notice must be delivered to the secretary at the principal executive offices of ATI not less than 75 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the notice is timely if delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.

Rights of ATI Stockholders
Current Rights of Ladish Shareholders	Following the Merger

The notice must set forth all information relating to the nominee that is required to be disclosed regarding nominees pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). The notice also must set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of such stockholder and beneficial owner as they appear on ATI’s books and the class and number of shares which are owned beneficially and of record by such stockholder and beneficial owner.
Fiduciary Duty of Directors	Under the WBCL, a director or officer, in discharging his or her duties to the corporation and determining what he or she believes to be in the best interests of the corporation may, in addition to considering the effects of any action on shareholders, consider:

•   the effects of the action on employees, suppliers and customers of the corporation;

•   the effects of the action on the communities in which the corporation operates; and

• any other factors that the director or officer considers pertinent.	Directors of corporations incorporated or organized under Delaware law have fiduciary obligations to the corporation and its stockholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of “due care” and “loyalty.” Under Delaware law, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest and in a manner that the directors reasonably believe to be in the best interests of the corporation.

Anti-Takeover Provisions	The WBCL protects Wisconsin corporations from hostile takeovers and abusive take over tactics by preventing a person from engaging in specified transactions with the corporation or from taking specific actions after that person has acquired a significant portion of the corporation’s shares. These protections fall into three categories:

•   the business combination statute, which regulates specified types of transactions with interested shareholders;
Section 203 of the DGCL generally prohibits certain Delaware corporations from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

• before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

Rights of ATI Stockholders
Current Rights of Ladish Shareholders	Following the Merger

•   the fair price statute, which regulates the price at which significant shareholders may acquire the remaining shares of the corporation; and

•   the control share statute, which regulates the voting power of shares held by specified large shareholders.

The following section summarizes each of these statutes.

Business combination statute.  The WBCL prohibits business combinations between Wisconsin corporations and a person who is an interested shareholder. This prohibition lasts for three years after the date on which that person became an interested shareholder. Business combinations include mergers, consolidations, share exchanges, sales of assets, liquidations, dissolutions, and specified types of stock transactions and stock issuances. An interested shareholder is a person who is the beneficial owner of at least 10% of the voting power of the outstanding voting stock or who is an affiliate or associate of the corporation and is the beneficial owner of at least 10% of the voting power of the outstanding voting stock at any time within the prior three-year period. The prohibition on business combinations does not apply if the corporation’s board of directors has approved, before the interested shareholder’s stock acquisition date, that business combination or the purchase of stock made by the interested shareholder on that stock acquisition date.

•   upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors or officers and by employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•   at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The DGCL generally defines “business combination” as:

•   any merger or consolidation of the corporation with the interested stockholder;

•   any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10 percent or more of the assets of the corporation involving the interested stockholder;

The prohibition on business combinations continues after the initial three-year period unless:

•   the corporation’s board of directors has approved, before the interested shareholder’s stock acquisition date, the purchase of stock made by the interested shareholder on that stock acquisition date;

•   the business combination is approved by the affirmative vote of the holders of a majority of the voting stock not beneficially owned by the interested shareholder at a meeting called for that purpose;

•   the interested shareholder pays a fair price, as defined in the statute, for the shares it acquires in the business combination; or

• the business combination is a business combination specifically excluded from the prohibition on business combinations by the WBCL.	• subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•   any transaction involving the corporation that increases the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder; or

•   any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Generally, the DGCL defines and “interested stockholder” as any entity or person owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by that entity or person.

A corporation may elect not to be governed by Section 203 of the DGCL. Neither ATI’s certificate of incorporation nor its bylaws contains the election not to be governed by Section 203 of the DGCL.

Rights of ATI Stockholders
	Current Rights of Ladish Shareholders	Following the Merger

Fair price statute. The WBCL provides that a business combination must be approved by the affirmative vote of at least all of the following: (i) 80% of the votes entitled to be cast by outstanding voting shares of the corporation, voting together as a single voting group; and (ii) two-thirds of the votes entitled to be cast by holders of voting shares other than voting shares beneficially owned by a significant shareholder who is a party to the business combination or an affiliate or associate of a significant shareholder who is a party to the business combination, voting together as a single voting group. This voting requirement does not apply to a business combination if the corporation’s shareholders receive a fair price, as defined in the statute, for their shares from the significant shareholder in the business combination. A significant shareholder is a person who is the beneficial owner of at least 10% of the voting power of the outstanding voting stock or who is an affiliate of the corporation and is the beneficial owner of at least 10% of the voting power of the outstanding voting stock at any time within the prior three-year period.

Control share statute. Under the WBCL, unless otherwise provided in a corporation’s articles of incorporation, the voting power of shares of a corporation held by any person, including shares issuable upon conversion of convertible securities or upon exercise of options or warrants, in excess of 20% of the voting power in the election of directors shall be limited to 10% of the full voting power of those shares. The full voting power of the excess shares may be restored by a vote of a majority of the corporation’s shares. The person seeking restoration of full voting power may vote on this resolution.
The Wisconsin anti-takeover provisions are not applicable to the merger.

Stockholder Rights Plan	On October 9, 2009, Ladish’s board of directors declared a dividend of one common share purchase right for each outstanding share of Ladish common stock. Each right entitles the registered holder to purchase from Ladish one share of common stock at a price of $75.00 per share, subject to adjustment.	ATI does not have a stockholder rights plan.

Rights of ATI Stockholders
	Current Rights of Ladish Shareholders	Following the Merger

Until the earlier to occur of (1) 10 days following a public announcement that a person has become an acquiring person or (2) 10 business days (or such later date as may be determined by action of the Ladish board of directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person becoming an acquiring person (the earlier of such dates being called the “distribution date”), the rights will be evidenced by common stock certificates. An “acquiring person” is any person that becomes a beneficial owner of 15% or more of Ladish’s common stock. The rights are not exercisable until the distribution date.

If there is a distribution date, then each right, subject to certain limitations, will entitle its holder to purchase, at the rights’ then-current purchase price, a number of shares of Ladish common stock (or if, after the share acquisition date, Ladish is acquired in a business combination, common shares of the acquiror) having a market value at the time equal to twice the then-current purchase price of the rights. The rights will expire on October 9, 2019, subject to extension.

On November 16, 2010, immediately prior to its execution of the merger agreement, Ladish amended the rights agreement for the purpose of rendering the rights agreement inapplicable to the merger agreement and the transactions contemplated thereby, including the merger.

Stockholder Meetings	Annual Meetings. Under the WBCL, a corporation shall hold a meeting of shareholders annually at a time stated in or fixed in accordance with the by-laws.	Annual Meetings. Under the DGCL, a corporation shall hold a meeting of stockholders either within or without Delaware, as may be designated by the bylaws or certificate of incorporation.

Rights of ATI Stockholders
Current Rights of Ladish Shareholders	Following the Merger

Ladish’s by-laws provide for an annual meeting to be held each anniversary of the beginning of Ladish’s existence, or at such other time as Ladish’s board of directors may designate.

Special Meeting.  Under the WBCL, the board of directors, any person authorized by the articles of incorporation or by-laws and holders of at least 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, may call or demand a special meeting of shareholders.

Ladish’s by-laws provide that special meetings of shareholders of Ladish may only be called by the president, the board of directors or the holders of not less than 1/10 of all of the shares entitled to vote at the special meeting.

Place of Meeting. The WBCL provides that a corporation may hold the annual shareholders meeting or special shareholders meeting in or outside Wisconsin at the place stated in or fixed in accordance with the by-laws, or, if no place is stated or fixed in accordance with the by-laws, the corporation shall hold the annual meeting at the principal office.	ATI’s bylaws provide that each annual meeting of stockholders shall be held on such date and at such time as shall be designated from time to time by ATI’s board of directors may determine and stated in the notice of meeting.

Special Meeting.  Under the DGCL, a special meeting may be called by the board of directors or such person or persons as may be authorized by the bylaws.

ATI’s bylaws provide that special meetings of stockholders may be called only as provided in ATI’s certificate of incorporation. ATI’s certificate of incorporation provides that special meetings of stockholders may be called only by the board of directors pursuant to a resolution approved by a majority of the directors then in office, the chairman of the board or the chief executive officer.

Place of Meeting. The DGCL provides that meetings of stockholders may be held at such geographic location within or without Delaware as may be provided in or fixed pursuant to the certificate of incorporation or the bylaws, or, if no place is designated as determined by the board of directors.

Ladish’s by-laws provide that special meetings of Ladish shareholders may be held at such place within or without the Wisconsin as shall be stated in the notice of the meeting.	ATI’s bylaws provide that meetings of stockholders shall be held at such place, either within or without Delaware, as shall be designated from time to time by the board of directors or the officer of ATI calling the meeting and stated in the notice of the meeting.

Attendance and Voting. The WBCL provides that a shareholder may vote his or her shares in person or by proxy. A shareholder may appoint a proxy in writing or by transmitting or authorizing the transmission of an electronic transmission of the appointment. The WBCL provides that unless the articles of incorporation provides otherwise, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders meeting.

Ladish’s by-laws provide that each outstanding share of stock having voting power shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. Ladish’s by-laws also provide that a shareholder may vote either in person or by proxy executed in writing by the shareholder or by his or her duly authorized attorney-in-fact.	Attendance and Voting. The DGCL provides that every stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person to act for him by proxy. Every proxy shall be executed or authenticated by the stockholder or by his duly authorized attorney-in-fact and filed with or transmitted to the secretary of the corporation or its designated agent. A stockholder may execute or authenticate a writing or transmit an electronic message authorizing another person to act for the stockholder by proxy. The DGCL provides that, unless otherwise provided in the certificate of incorporation, every stockholder of a business corporation shall be entitled to one vote for every share of capital stock held by such stockholder.

Rights of ATI Stockholders
Current Rights of Ladish Shareholders	Following the Merger

Quorum.  The WBCL provides that unless the articles of incorporation or by-laws provide otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of the voting group for action on that matter.

Under Ladish’s by-laws, the holders of a majority of the shares of stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of shareholders for the transaction of business.
ATI’s bylaws provide that each stockholder shall have one vote for every share of stock entitled to vote which is registered in the stockholder’s name on the record date for the meeting, except as otherwise required by law or under ATI’s certificate of incorporation. ATI’s board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock and to establish the voting powers, if any, associated with the preferred stock.

Quorum. The DGCL provides that unless the certificate of incorporation or bylaws provide otherwise, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings for the transaction of business except as otherwise provided by law.

ATI’s bylaws provide that, the holders of a majority of all of the shares of the stock entitled to vote at a meeting, present in person or by proxy, constitutes a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law or ATI’s certificate of incorporation.

Stockholder Action Without a Meeting	Under the WBCL, action required or permitted to be taken at a meeting of shareholders may be taken without a meeting: (i) without action by the board of directors, by all shareholders entitled to vote on the action or (ii) if the articles of incorporation so provide, by shareholders who would be entitled to vote at a meeting those shares with voting power to cast not less than the minimum number or, in the case of voting by voting groups, numbers of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.	Unless prohibited by the certificate of incorporation, the DGCL provides that stockholders may take action by written consent in lieu of a stockholders meeting if signed by the holders of outstanding stock having not less than the minimum number of votes that would have been required to be taken at a meeting of stockholders.

ATI’s certificate of incorporation provides that any action required or permitted to be taken by ATI’s stockholders must be effected at a duly called annual or special meeting and may not be effected by the written consent of such stockholders.
Ladish’s by-laws provide that any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is provided to all shareholders and is signed by a majority of the shareholders entitled to vote with respect to the subject matter thereof.

Rights of ATI Stockholders
	Current Rights of Ladish Shareholders	Following the Merger

Submission of Stockholder Proposals	Ladish’s articles of incorporation and by-laws do not contain advance notice provisions.	ATI’s certificate of incorporation provides that proposals of business to be considered by the stockholders may be made at an annual meeting of ATI’s stockholders (i) pursuant to ATI’s notice of meeting, (ii) by or at the direction of ATI’s board of directors or (iii) by any stockholder of ATI who was a stockholder of record at the time of giving of the required notice, is entitled to vote at the meeting and complies with the notice procedures set forth in ATI’s certificate of incorporation.

For a proposal of business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice in writing to the secretary of ATI. To be timely, the notice must be delivered to the secretary at the principal executive offices of ATI not less than 75 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the notice is timely if delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.

The notice must set forth a brief description of the business desired to be brought before the meeting. The notice also must set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the name and address of such stockholder and beneficial owner as they appear on ATI’s books and the class and number of shares which are owned beneficially and of record by such stockholder and beneficial owner.

Notice of Stockholder Meetings	Under the WBCL, a corporation shall notify shareholders of the date, time and place of each annual and special shareholders’ meeting not less than 10 days nor more than 60 days before the meeting date, unless a different time is provided by the articles of incorporation or the by-laws.

Ladish’s by-laws provide that written or printed notice of each annual or special meeting stating the place, day and hour of the meeting shall be delivered to each shareholder of record entitled to vote at the meeting not less than 10 nor more than 50 days before the date of the meeting.	Under the DGCL, written notice of any stockholders’ meeting must be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, subject to other provisions in the DGCL setting forth specific notice requirements for actions on particular matters.

ATI’s bylaws provide that written notice of the place, date and time of all meetings of stockholders shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held.

Rights of ATI Stockholders
Current Rights of Ladish Shareholders	Following the Merger

Stockholder Vote Required for Mergers	The WBCL provides that, unless a corporation’s articles of incorporation, by-laws or other provisions of the WBCL provide otherwise, a merger to which a Wisconsin corporation is a party must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote on the merger and the affirmative vote of the holders of a majority of the shares of each class or series entitled to vote separately on the merger, if any. Ladish’s articles of incorporation and by-laws do not provide otherwise. Under the WBCL, subject to certain exceptions, a business combination described above under ‘‘— Anti-Takeover Provisions” must be approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by outstanding voting shares of the corporation, voting together as a single voting group and (ii) two-thirds of the votes entitled to be cast by holders of voting shares beneficially owned by a significant shareholder who is a party to the business combination or an affiliate or associate of such a significant shareholder, voting together as a single class.	The DGCL generally requires that a merger or consolidation or sale, lease or exchange of all or substantially all of a corporation’s property and assets be approved by the directors and by a majority of the outstanding stock entitled to vote thereon. Under the DGCL, a surviving corporation need not obtain stockholder approval for a merger if:

•   the merger agreement does not amend the certificate of incorporation of the surviving corporation;

•   each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger; or

• either no shares of common stock of the surviving corporation are to be issued or delivered in the merger, or, if common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding prior to the merger by more than 20%.

Approval of a plan of merger by the shareholders of the surviving corporation is not required if: (i) the articles of incorporation of the surviving corporation will not differ, except for limited changes; (ii) the number of shares and the rights and preferences of the shares held by the surviving corporation’s shareholders prior to the merger will not change immediately after the merger; (iii) the number of shares of stock of the surviving corporation outstanding immediately after the merger plus the number of voting shares issuable as a result of the merger will not be greater than 20% of the total number of voting shares of stock of the surviving corporation outstanding immediately before the merger; and (iv) the number of shares that entitle their holders to participate in distributions of stock of the surviving corporation (“participating shares”) outstanding immediately after the merger plus the number of participating shares issuable as a result of the merger will not be greater than 20% of the total number of participating shares of stock of the surviving corporation outstanding immediately before the merger.	In addition, the DGCL permits the merger of one corporation, of which at least 90% of the outstanding shares of each class is owned by another corporation, with or into the other corporation, without shareholder approval of either corporation.

Under ATI’s certificate of incorporation, the affirmative vote of the holders of at least two-thirds of the outstanding shares of ATI’s common stock entitled to vote shall be required for the adoption or authorization of a “fundamental change” unless the fundamental change has been approved at a meeting of ATI’s board of directors by the vote of more than two-thirds of the incumbent members of ATI’s board of directors. The term “fundamental change” includes several types of transactions, including any merger or consolidation of ATI with or into any other corporation and a sale of all or substantially all of ATI’s assets.

Rights of ATI Stockholders
Current Rights of Ladish Shareholders	Following the Merger

Dividends	Under the WBCL, a corporation may issue share dividends unless the articles of incorporation provide otherwise. The board of directors may authorize and the corporation may make distributions to its shareholders, including in connection with the repurchase of the corporation’s shares, in amounts determined by the board, unless: (i) after the distribution the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) the corporation’s total assets after the distribution would be less than the sum of its total liabilities, plus, unless the articles of incorporation provide otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution, if the corporation were to be dissolved at the time of distribution.	The DGCL allows the board of directors to authorize a corporation to declare and pay dividends and other distributions to its stockholders, subject to any restrictions contained in the certificate of incorporation, either out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared. However, a distribution out of net profits is not permitted if a corporation’s capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until the deficiency has been repaired.

Holders of ATI common stock, subject to the rights of holders of ATI preferred stock, are entitled to receive such dividends as may be declared thereon from time to time by the board of directors, in its discretion, out of any funds of the corporation at the time legally available for dividends on common stock. Holders of ATI preferred stock would be entitled to receive, when, as and if declared by the board of directors, out of funds legally available therefor, dividends at the annual rate fixed by the board of directors with respect to each series of shares and no more. Such dividends would be paid or declared and set apart for payment for each dividend period before any dividend for the same period would be paid or set apart for payment on the common stock. The holders of preferred stock would not, however, be entitled to participate in any other or additional earnings or profits of the corporation, except for such premiums, if any, as may be payable in case of redemption, liquidation, dissolution or winding up.

Dissenters’ Rights	Under the WBCL, a shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of specified mergers, share exchanges and transactions involving the sale of all or substantially all of the corporation’s property other than in the usual and regular course of business.

However, dissenters’ rights generally are not available to holders of shares, such as shares of Ladish common stock, that are listed on a national securities exchange, unless the transaction is a business combination involving a significant shareholder or the corporation’s articles of incorporation provide otherwise.

Ladish’s articles of incorporation do not otherwise provide for dissenters’ rights.	Under the DGCL, stockholders have dissenters’ rights in connection with mergers and consolidations, provided the stockholder complies with certain procedural requirements of the DGCL. However, this right to demand appraisal does not apply for shares of any class or series of stock, which stock or depository receipt in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, if:

•   the shares are listed on a national securities exchange; or

• the shares are held of record by more than 2,000 stockholders.

Rights of ATI Stockholders
Current Rights of Ladish Shareholders	Following the Merger

Further, no dissenters’ rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation.

Notwithstanding the above, dissenters’ rights are available for the shares of any class or series of stock if the holders are required by the terms of an agreement of merger or consolidation to accept for their stock anything except:

• shares of stock of the corporation surviving or resulting from the merger or consolidation;

•   shares of stock of any other corporation which, at the effective date of the merger or consolidation, will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers or held of record by more than 2,000 stockholders;

• cash in lieu of fractional shares of the corporations described in either of the above; or

• any combination of the shares of stock and cash in lieu of fractional shares described in any of the three above.

A Delaware corporation may provide in its certificate of incorporation that dissenters’ rights shall be available for the shares of any class or series of its stock as the result of an amendment to its certificate of incorporation, any merger or consolidation to which the corporation is a party, or the sale of all or substantially all of the assets of the corporation.
ATI’s certificate of incorporation and bylaws do not address dissenters’ rights.

Stockholder Preemptive Rights	Under the WBCL, subject to specified limitations, holders of shares of a class authorized before January 1, 1991 have preemptive rights to acquire a corporation’s unissued shares or other securities convertible into unissued shares, unless the articles of incorporation provide otherwise. Subject to specified limitations, holders of shares of a class authorized after January 1, 1991 do not have a preemptive right to acquire the corporation’s unissued shares or other securities except to the extent provided in the articles of incorporation.

Ladish’s articles of incorporation do not address preemptive rights.	The DGCL provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants these rights.

ATI’s certificate of incorporation does not address preemptive rights.

Rights of ATI Stockholders
Current Rights of Ladish Shareholders	Following the Merger

Indemnification	The WBCL requires a corporation to indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is or was a director or officer of the corporation. Indemnification is also required in other instances, unless the director or officer is personally liable because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following:

•   a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

•   a violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;
•   a transaction from which the director or officer derived an improper personal benefit; or

•   willful misconduct.

The WBCL provides that reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by a corporation at such time as the director or officer furnishes to the corporation a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of the WBCL are not exclusive. A corporation may provide directors and officers additional rights to indemnification, except for conduct described above, in (i) the articles of incorporation or by-laws; (ii) by a written agreement between the director or officer and the corporation; (iii) by a resolution adopted by the board of directors; or (iv) by a resolution that is adopted, after notice, by a majority vote of all of the corporation’s voting shares then issued and outstanding.

Ladish’s by-laws provide that Ladish shall indemnify any of its directors or officers to the maximum extent allowed or mandated by Wisconsin law.	A Delaware corporation is required to indemnify a present or former director or officer against expenses actually and reasonably incurred in an action that such person successfully defended on the merits or otherwise.

Under the DGCL, in non-derivative third-party proceedings, a corporation may indemnify any director, officer, employee or agent who is or is threatened to be made a party to the proceeding against expenses, judgments and settlements actually and reasonably incurred in connection with a civil proceeding, provided such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. Further, in actions brought on behalf of the corporation, any director, officer, employee or agent who is or is threatened to be made a party can be indemnified for expenses actually and reasonably incurred in connection with the defense or settlement of the action if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; however, indemnification is not permitted with respect to any claims in which such person has been adjudged liable to the corporation unless the appropriate court determines such person is entitled to indemnity for expenses.

Any permissive indemnification of a present or former director, officer, employee or agent, unless ordered by a court, shall be made by the corporation upon a determination by: (i) a majority vote of the disinterested directors even though less than a quorum; (ii) a committee of disinterested directors, designated by a majority vote of such directors even though less than a quorum; (iii) independent legal counsel in a written opinion; or (iv) the stockholders. The statutory rights regarding indemnification are not exclusive.

ATI’s certificate of incorporation provides that the rights to indemnification conferred in ATI’s bylaws shall not be exclusive of any other right which any person may have or acquire.

The certificate of incorporation of ATI provides for indemnification of ATI’s directors and officers to the fullest extent permitted by law.

The indemnification provided under Ladish’s by-laws is not deemed exclusive of any other right to which an indemnified person may be entitled as a matter of law.

Rights of ATI Stockholders
Current Rights of Ladish Shareholders	Following the Merger

The WBCL allows a corporation to limit its obligation to indemnify directors and officers. Neither Ladish’s articles of incorporation nor its by-laws provide for such a limit.

Limitations on Directors’ Liability	Under the WBCL, a director is not liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes:

•   a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

•   a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

•   a transaction from which the director derived an improper personal profit; or

• willful misconduct.	Under the DGCL, a Delaware corporation’s certificate of incorporation may eliminate director liability for all acts except:

•   an act or omission not in good faith or that involves intentional misconduct or knowing violation of the law;

•   a breach of the duty of loyalty;

•   improper personal benefits; or

•   certain unlawful distributions.

ATI’s certificate of incorporation provides that a director of ATI shall not be personally liable to ATI or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•   for any breach of the director’s duty of loyalty to ATI or its stockholders;

•   for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•   under Section 174 of the DGCL; or

•   for any transaction from which such director derived any improper personal benefit.

No amendment or repeal of this provision of ATI’s certificate of incorporation shall apply to or have any effect on the liability or alleged liability of any director of ATI for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating the personal liability of directors, then the liability of a director of ATI shall be eliminated or limited to the fullest extent permitted by the DGCL.

Rights of ATI Stockholders
Current Rights of Ladish Shareholders	Following the Merger

Amendment of Certificate or Articles of Incorporation	Under the WBCL, a corporation’s board of directors may adopt one or more amendments to the corporation’s articles of incorporation without shareholder action in a limited number of specified circumstances. The WBCL also provides that the board of directors of a corporation may propose one or more amendments to the articles of incorporation for submission to shareholders. The board of directors may condition its submission of the proposed amendment on any basis. Unless the articles of incorporation or by-laws require a greater vote or a vote by voting groups, the amendment is adopted if approved by (i) a majority of the votes entitled to be cast on the amendment by each voting group with respect to which the amendment would create dissenters’ rights and (ii) the votes required by every other voting group entitled to vote on the amendment.

Ladish’s articles of incorporation provide that the articles of incorporation may be amended in the manner authorized by law at the time of the amendment.	Under the DGCL, under the following circumstances, a class of stockholders has the right to vote separately on an amendment to a Delaware corporation’s certificate of incorporation even if the certificate does not include such a right: (i) increasing or decreasing the aggregate number of authorized shares of the class (the right to a class vote under this circumstance may be eliminated by a provision in the certificate of incorporation); (ii) increasing or decreasing the par value of the shares of the class; or (iii) changing the powers, preferences, or special rights of the shares of the class in a way that would affect them adversely. Approval by a majority of outstanding shares entitled to vote is also required. Further, a separate series vote is not required unless a series is adversely affected by an amendment in a manner different from other shares in the same class. Under the DGCL, a corporation’s certificate of incorporation also may require, for action by the board of directors or by the holders of any class or series of voting securities, the vote of a greater number or proportion than is required by the DGCL, and the provision of the certificate of incorporation requiring such greater vote cannot be altered, amended or repealed except by such greater vote.

ATI’s certificate of incorporation provides that ATI reserves the right to amend and repeal any provision contained in its certificate of incorporation in the manner from time to time prescribed by Delaware law. Notwithstanding any other provisions of ATI’s certificate of incorporation, or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of voting stock required by law or the certificate of incorporation, the affirmative vote of the holders of at least 75% of the outstanding voting power, voting together as a single class, shall be required to alter or repeal any provision inconsistent with the provisions of the certificate of incorporation relating to:

• amendment of ATI’s bylaws; • limitation on liability of directors;

• actions taken by ATI stockholders at annual or special meetings;

• classification of ATI’s board of directors, board vacancies and removal of directors;

• matters that may be considered by the ATI board of directors;

• approval of certain fundamental change transactions; and

• amendment of certain provisions of ATI’s certificate of incorporation.

Rights of ATI Stockholders
	Current Rights of Ladish Shareholders	Following the Merger

Amendment of Bylaws
Under the WBCL, a corporation’s board of directors may amend or repeal the corporation’s by-laws or adopt new by-laws except to the extent that the articles of incorporation or the WBCL reserve that power exclusively to the shareholders or the shareholders in adopting, amending or repealing a particular by-law provide within the by-laws that the board of directors may not amend, repeal or adopt that by-law. A corporation’s shareholders may amend or repeal the corporation’s by-laws or adopt new by-laws even though the board of directors may also amend or repeal the corporation’s by-laws or adopt new by-laws.

Ladish’s by-laws provide that the by-laws may be amended or repealed, and new by-laws may be adopted, (i) at any regular or special meeting of shareholders at which a quorum is present or represented, by the affirmative vote of a majority of the stock entitled to vote, provided notice of the proposed amendment or repeal be contained in the notice of such meeting, or (ii) by the affirmative vote of a majority of the board of directors at any regular or special meeting of the board of directors. Ladish shareholders shall have authority to change or repeal any bylaws adopted by the directors.
Under the DGCL, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors. However, the stockholders always retain the power to adopt, amend or repeal the bylaws, even though the board of directors may also be delegated such power.

ATI’s certificate of incorporation provides that the board of directors may amend or repeal ATI’s bylaws. ATI’s stockholders may amend or repeal the ATI’s bylaws only upon the affirmative vote of 75% of the combined voting power of all outstanding voting securities of ATI entitled to vote generally in the election of ATI’s directors, voting together as a single class.

Stockholder Inspection Rights	Under the WBCL, each shareholder and his or her agent or attorney has the right to inspect and copy, subject to specified requirements (including having a proper purpose), the list of shareholders entitled to notice of a shareholder’s meeting. The list shall be arranged by class or series of shares and show the address of and number of shares held by each shareholder. Inspections must be conducted during regular business hours at the shareholder’s expense. This right of inspection begins two business days after notice of the shareholders’ meeting is given and continues through the meeting. This right of inspection may be exercised upon written demand.	Under the DGCL, every stockholder of record has the right to inspect, upon written demand under oath stating the stockholder’s purpose for inspection, in person or by agent or attorney, the corporation’s stock ledger, stockholder list, its other books and records and, subject to certain restrictions, the books and records of a subsidiary of the corporation.

Rights of ATI Stockholders
Current Rights of Ladish Shareholders	Following the Merger

The WBCL further provides that both shareholders of record and beneficial shareholders of a corporation who satisfy specified requirements, and their attorneys and agents, have the right to inspect and copy the corporation’s by-laws and, subject to the requirements discussed below, minutes of meetings and consent actions of the board of directors and shareholders, records of actions taken by a committee of the board of directors on behalf of the corporation, accounting records and the record of shareholders. Inspections must be conducted during regular business hours and are conducted at the shareholder’s expense. Notice of a demand must be given five business days before the date on which the shareholder wants to inspect and copy the records. For records other than the by-laws, the demand must be made in good faith and for proper purpose, and the person must have been a shareholder for at least six months before his or her demand or hold at least five percent of the outstanding shares of the corporation.

The WBCL also requires corporation to mail a copy of its latest financial statements to any shareholder who requests a copy in writing.

LEGAL MATTERS

The validity of the ATI common stock to be issued in connection with the merger has been passed upon for ATI by K&L Gates LLP, Pittsburgh, Pennsylvania.

As a condition to the completion of the merger, ATI will have received an opinion from K&L Gates LLP, and Ladish will have received an opinion from Foley & Lardner LLP, in each case, dated as of the effective time of the merger, to the effect that, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368 of the Code.

EXPERTS

The consolidated financial statements of Allegheny Technologies Incorporated (ATI) appearing in Allegheny Technologies Incorporated’s Annual Report (Form 10-K) for the year ended December 31, 2009 and ATI’s effectiveness of internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and ATI’s effectiveness of internal control over financial reporting as of December 31, 2009 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of Ladish and subsidiaries as of December 31, 2009 and 2008, and for each of the three years ended December 31, 2009, have been incorporated by reference in the registration statement in reliance upon the reports of Grant Thornton LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing in giving said reports.

FUTURE STOCKHOLDER PROPOSALS

ATI

If the merger is completed, Ladish shareholders will become stockholders of ATI. Under Rule 14a-8 of the Exchange Act, proposals of stockholders intended to be presented at ATI’s 2011 Annual Meeting of Stockholders must have been received no later than December 3, 2010 for inclusion in the proxy statement and proxy card for that meeting. In addition, ATI’s certificate of incorporation provides that in order for director nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to ATI’s corporate secretary. The notice must contain certain information, including information about the proposal and the interest, if any, of the stockholder who is making the proposal, as well as the name, address and share ownership of the stockholder giving notice.

ATI stockholders may nominate candidates for election to the ATI board of directors by following the procedures described in ATI’s certificate of incorporation. Stockholder-recommended candidates will be evaluated on the same basis as other candidates. The provisions of ATI’s certificate of incorporation generally require that written notice of a nomination be received by ATI corporate secretary, who will forward the information to the Nominating and Governance Committee of ATI’s board of directors for that committee’s consideration. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving notice. For all such notices to be timely, the provisions of ATI’s certificate of incorporation generally require that notice be received by ATI’s corporate secretary not less than 75 days and not more than 90 days before the first anniversary of the date of the preceding year’s annual meeting. For ATI’s annual meeting in the year 2011, ATI must receive this notice on or after February 6, 2011 and on or before February 21, 2011.

ATI stockholders may obtain a copy of the full text of the provisions of ATI certificate of incorporation by writing to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479. A copy of ATI’s certificate of incorporation has been filed with the SEC and can be viewed on ATI’s web site at http://www.ATImetals.com by first clicking “About Us” and then “Our Corporate Governance.”

Ladish

If the merger occurs, there will be no Ladish annual meeting of shareholders for 2011. In that case, shareholder proposals must be submitted to ATI’s corporate secretary in accordance with the procedures described above in order to present business at ATI’s 2011 annual meeting. In case the merger is not completed, Ladish expects to hold a 2011 annual meeting of shareholders. In order to be considered for inclusion in the proxy statement and proxy for Ladish’s 2011 annual meeting of shareholders, if it is held at all, shareholder proposals would need to have been received by the secretary of Ladish no later than December 4, 2010. If the board of directors of Ladish chooses to present a proposal or nomination despite its untimeliness, the people named in the proxies solicited by the board of directors for the 2011 annual meeting of shareholders will have the right to exercise discretionary voting power with respect to such proposal or nomination.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Ladish board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting, or any adjournment or postponement of the meeting, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the Ladish board of directors.

WHERE YOU CAN FIND MORE INFORMATION

ATI has filed a registration statement with the SEC under the Securities Act that registers the distribution to Ladish shareholders of the shares of common stock of ATI to be issued in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about ATI, Ladish and the common stock of these companies. The rules and regulations of the SEC allow ATI and Ladish to omit some information included in the registration statement from this proxy statement/prospectus.

In addition, ATI (File No. 001-12001) and Ladish (File No. 001-34495) file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like ATI and Ladish, that file electronically with the SEC. The address of the site is http://www.sec.gov. ATI’s website address is http://www.ATImetals.com, and Ladish’s address is http://www.ladishco.com. The information on ATI’s and Ladish’s respective websites is not a part of this proxy statement/prospectus.

You can also inspect reports, proxy statements and other information about ATI at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows ATI and Ladish to incorporate by reference information into this proxy statement/prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that ATI and Ladish have previously filed with the SEC (other than the portions of those documents not deemed to be filed). They contain important information about ATI and Ladish and their financial condition.

ATI’s SEC Filings (File No. 001-12001)	Period for or Date of Filing

Annual Report on Form 10-K	Year Ended December 31, 2009
Quarterly Report on Form 10-Q	Quarters Ended March 31, June 30 and September 30, 2010
Current Reports on Form 8-K	January 29, March 2 and 29, May 13, June 21, August 4, November 17 and 24 and December 2, 2010
Registration Statement on Form 8-A	July 30, 1996

Ladish’s SEC Filings (File No. 001-34495)	Period for or Date of Filing

Annual Report on Form 10-K	Year Ended December 31, 2009
Quarterly Report on Form 10-Q	Quarters Ended March 31, June 30 and September 30, 2010
Current Reports on Form 8-K	April 9, May 11 and November 17, 2010
Registration Statement on Form 8-A	December 23, 1997

ATI and Ladish hereby further incorporate by reference additional documents that either company may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and certain Current Reports on Form 8-K that are “filed” with the SEC, as well as proxy statements.

You can obtain any of the documents incorporated by reference in this proxy statement/prospectus through ATI or Ladish, as the case may be, or from the SEC through the SEC’s website at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Allegheny Technologies Incorporated	Ladish Co., Inc.

1000 Six PPG Place	5481 S. Packard Avenue
Pittsburgh, Pennsylvania 15222	Cudahy, Wisconsin 53202
Attention: Investor Relations	Attention: Investor Relations
Telephone: (412) 394-2800	Telephone: (414) 747-2611

If you would like to request documents, please do so by          , 2011 to receive them before the special meeting. If you request any incorporated documents from ATI or Ladish, ATI and Ladish will mail them to you by first class mail, or another equally prompt means, within one business day after ATI or Ladish receives your request.

Information contained in this proxy statement/prospectus regarding ATI has been provided by, and is the responsibility of, ATI and information contained in this proxy statement/prospectus regarding Ladish has been provided by, and is the responsibility of, Ladish. No one has been authorized to give you any other information, and neither ATI nor Ladish takes responsibility for any information that others may give you. This proxy statement/prospectus is dated          , 2011. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to Ladish shareholders nor the issuance by ATI of common stock in connection with the merger will create any implication to the contrary.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

Householding Information

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement/prospectus and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

In connection with the mailing of this proxy statement/prospectus, a number of brokers with account holders who are Ladish shareholders will be “householding” the proxy statement/prospectus. A single proxy statement/prospectus will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement/prospectus, please notify your broker or contact Ladish Investor Relations at (414) 747-2611. Shareholders who currently receive multiple copies of the proxy statement/prospectus at their address and would like to request “householding” of their communications should contact their broker.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
among
ALLEGHENY TECHNOLOGIES INCORPORATED,
LPAD CO.,
PADL LLC
and
LADISH CO., INC.
Dated as of November 16, 2010

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 16, 2010 (this “Agreement”), is among ALLEGHENY TECHNOLOGIES INCORPORATED, a Delaware corporation (“Parent”), LPAD CO., a Wisconsin corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), PADL LLC, a Wisconsin limited liability company and a direct wholly owned Subsidiary of Parent (“Merger Sub 2”), and LADISH CO., INC., a Wisconsin corporation (the “Company”). Certain terms used in this Agreement are defined in Section 8.11.

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, Parent and the Company have determined that, immediately after the effectiveness of the Merger, the Company shall be merged with and into Merger Sub 2 (the “Second Merger”); and

WHEREAS, for United States federal income tax purposes, the parties hereto intend that the Merger and Second Merger (collectively, the “Integrated Merger”) shall constitute an integrated plan of reorganization described in Rev. Rul. 2001-46, 2001-2 C.B. 321, and together are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Section 368 of the Code.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub, Merger Sub 2 and the Company hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.1  The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Wisconsin Business Corporation Law (the “WBCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation of the Merger (the “Surviving Corporation”).

(b) As soon as practicable after the Effective Time of the Merger, and as part of a single integrated transaction and plan of reorganization, the Surviving Corporation shall be merged with and into Merger Sub 2, and the separate corporate existence of the Surviving Corporation shall thereupon cease, and Merger Sub 2 shall be the surviving entity of the Second Merger (the ‘‘Surviving LLC”.)

Section 1.2  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Eastern time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of K&L Gates LLP, K&L Gates Center, 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.3  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall cause the Merger to be consummated by filing with the Department of Financial Institutions of the State of Wisconsin articles of merger, executed in accordance with the relevant provisions of the WBCL (the “First Articles of Merger” ). The Merger shall become effective at such time as is specified in the First Articles of Merger or at such later date or time as is permitted by the WBCL and agreed to by the parties hereto and specified in the First Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”). Parent shall cause the Second Merger to be consummated on the same Business Day as the filing of the First Articles of Merger, by filing with the Department of Financial Institutions of the State of Wisconsin articles of merger, executed in accordance with the relevant provisions of the WBCL and Chapter 183 of the

Wisconsin Limited Liability Company Law (the “Second Articles of Merger”). There shall be no condition to the completion of the Second Merger other than the completion of the Merger. The Second Merger shall become effective immediately following the Effective Time.

Section 1.4  Effects of the Mergers.

(a) The Merger shall have the effects set forth in the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) The Second Merger shall have the effects set forth in the WBCL and Chapter 183 of the Wisconsin Limited Liability Company Law. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Merger, all the properties, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub 2 shall vest in the Surviving LLC, and all debts, liabilities and duties of the Surviving Corporation and Merger Sub 2 shall become the debts, liabilities and duties of the Surviving LLC.

Section 1.5  Governing Instruments of the Surviving Corporation and Surviving LLC.

(a) At the Effective Time and by virtue of the Merger, the articles of incorporation of the Company shall be the articles of incorporation of the Surviving Corporation in effect immediately before the Effective Time until thereafter amended as provided therein or by applicable Law.

(b) At the Effective Time, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(c) At the effective time of the Second Merger, the articles of organization of Merger Sub 2 shall be the articles of organization of the Surviving LLC, except that the articles of organization of the Surviving LLC shall be amended to reflect that the name of the Surviving LLC shall be “Ladish Co.,” or such other name as Parent shall determine, and, as so amended, such articles of organization shall be the articles of organization of the Surviving LLC until thereafter amended as provided therein or by applicable Law.

(d) At the effective time of the Second Merger, the Limited Liability Company Operating Agreement of Merger Sub 2 shall thereafter be the Limited Liability Company Operating Agreement of the Surviving LLC, except that the Limited Liability Company Operating Agreement of the Surviving LLC shall be amended to reflect that the name of the Surviving LLC shall be “Ladish Co.,” or such other name as Parent shall determine, and, as so amended, such Limited Liability Company Operating Agreement shall be the Limited Liability Company Operating Agreement of the Surviving LLC until thereafter amended as provided therein or by applicable Law.

Section 1.6  Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation. At the effective time of the Second Merger, the directors of the Surviving Corporation shall become the managers of the Surviving LLC until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Limited Liability Company Operating Agreement of the Surviving LLC.

(b) Prior to the Effective Time, Parent shall inform the Company in writing of the individuals who shall be the officers of the Surviving Corporation from and after the Effective Time and the offices which each such officer shall hold. Such officers shall hold such offices until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation. At the effective time of the Second Merger, the officers of the Surviving Corporation shall become the officers of the Surviving LLC and shall hold such offices until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the Limited Liability Company Operating Agreement of the Surviving LLC.

ARTICLE II

EFFECTS OF THE MERGERS ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY
STOCK OPTIONS

Section 2.1  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub.  Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only issued and outstanding capital stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Merger Sub Owned Stock.  Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive (i) 0.4556 of a share of Parent Common Stock (the “Exchange Ratio”) and (ii) $24.00 in cash, without interest. The number of shares of Parent Common Stock issued, together with the amount of cash to be paid, pursuant to this Section 2.1(c) is referred to herein as the “Merger Consideration”. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (and any dividends in accordance with Section 2.2(c) and any cash in lieu of fractional shares of Parent Common Stock in accordance with Section 2.2(e)).

(d) At the effective time of the Second Merger, by virtue of the Second Merger and without any action on the part of the Surviving Corporation or Merger Sub 2:

(i) each issued and outstanding share of common stock, par value $0.01 per share, of the Surviving Corporation shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor;

(ii) each share of capital stock of the Surviving Corporation that is held as a treasury share by the Surviving Corporation immediately prior to the effective time of the Second Merger shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(iii) the membership interests of Merger Sub 2 immediately prior to the effective time of the Second Merger shall continue unchanged as a result of the Second Merger as the membership interests of the Surviving LLC from and after the effective time of the Second Merger.

Section 2.2  Exchange of Certificates.

(a) Exchange Agent.  On or promptly following the Closing Date, Parent shall deposit with such bank or trust company as may be designated by Parent (the “Exchange Agent”), for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock and cash constituting the Merger Consideration (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any cash payments in lieu of any fractional shares of Parent Common Stock, and cash being hereinafter referred to as the “Exchange Fund”) payable and issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock.

(b) Exchange Procedures.  Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted pursuant to Section 2.1(c)

into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificate shall be entitled to receive in exchange therefore a certificate or certificates representing the number of full shares of Parent Common Stock and the amount of cash into which the aggregate number of shares of Company Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Article II. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If any certificate for such Parent Common Stock is to be issued in, or if cash is to be remitted to, a name other than that in which the Certificate surrendered for exchange is registered, it shall be condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Parent or its transfer agent any transfer or other taxes required by reason of the issuance of Certificates for such Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or establish to the reasonable satisfaction of Parent or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.1. No interest will be paid or will accrue on cash payable to a holder of a Certificate pursuant to this Agreement.

(c) Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of record of such Certificate surrenders such Certificate. Following surrender of such Certificate, in addition to the Merger Consideration payable and issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) Transfer Books; No Further Ownership Rights in Company Stock.  The Merger Consideration issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable law. Subject to the last sentence of Section 2.2(g), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes which may be required thereon, equal to such fractional part of a share of Parent

Common Stock multiplied by the arithmetic average of the average daily high and low sales prices per share of Parent Common Stock as reported on the New York Stock Exchange (the “NYSE”) during the ten trading days immediately preceding the date on which the Effective Time occurs.

(f) Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration pursuant to this Agreement.

(g) Termination of Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for one hundred eighty (180) days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, in accordance with this Article II. If any Certificate shall not have been surrendered immediately prior to such date on which any Merger Consideration would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(h) No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) Investment of Exchange Fund.  The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent.

(j) Withholding Taxes.  Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, Parent and the Exchange Agent shall be treated as though they withheld from the type of consideration from which withholding is required, an appropriate amount otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock in order to provide for such withholding obligation and such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock.

Section 2.3  Company Stock Options.  At the Effective Time, all then outstanding options to purchase Company Common Stock under the Company’s Long Term Incentive Plan, as amended (the “Company Option Plan”), will be assumed by Parent in accordance with Section 5.10.

Section 2.4  Adjustments.  Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2(a)), if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock or the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents to Parent, Merger Sub and Merger Sub 2 that except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates) delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (which Company Disclosure Schedule sets forth, among other things, items the disclosure of which are necessary or appropriate in response to an express disclosure requirement contained in this Article III, as an exception to one or more representations or warranties contained in this Article III or in response to one or more of the Company’s covenants contained in this Agreement; provided however, that notwithstanding anything to the contrary in this Agreement, (x) any matter disclosed in any section of the Company Disclosure Schedule will be deemed to be disclosed in any other section of the Company Disclosure Schedule to the extent it is reasonably apparent on its face that such disclosure is applicable to such other section and (y) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or a material fact, event or circumstance or that such item has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) and except as set forth in any Filed Company SEC Document filed or furnished between January 1, 2010 and the date of this Agreement (excluding any disclosures set forth in any such Filed Company SEC Document under the heading “Risk Factors” or with regard to the safe harbor for forward-looking statements or any similar section or disclosure and any disclosures therein that are predictive, cautionary or forward-looking in nature):

Section 3.1  Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction in which it is incorporated or otherwise organized and has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company (a “Company Material Adverse Effect”). For purposes of this Agreement, “Material Adverse Effect” means, with respect to any party, any material adverse effect on, or change, event, occurrence or state of facts materially adverse to, (i) the business, properties, assets, liabilities (contingent or otherwise), results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any effect, change, event, occurrence or state of facts (x) relating to the economy in general, (y) relating to the industry or industries in which a party and its Subsidiaries operate specifically or (z) resulting from actions taken pursuant to Section 5.4, and, in each case under clauses (x) and (y), not specifically relating to (or disproportionately affecting) such party, or (ii) such party’s ability to, in a timely manner, perform its obligations under this Agreement or consummate the Merger.

(b) Section 3.1(b) of the Company Disclosure Schedule lists each Subsidiary of the Company, together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All such outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). Neither the Company (except with regard to its Subsidiaries) nor any of its Subsidiaries owns, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c) The Company has made available to Parent correct and complete copies of its articles of incorporation and by-laws (the “Company Charter Documents”) and correct and complete copies of the certificates or articles of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions.

Section 3.2  Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. At the close of business on November 12, 2010, (i) 15,704,552 shares of Company Common Stock were issued and outstanding, (ii) 203,000 shares of Company Common Stock were held by the Company in its treasury, (iii) 3,000 shares of Company Common Stock were reserved for issuance under the Company Option Plan, all of which were subject to outstanding Options granted under the Company Option Plan, (iv) 500,000 shares of Company Common Stock were reserved for issuance under the Company’s 2010 Restricted Stock Unit Plan (the “Company Stock Unit Plan”), all of which were subject to outstanding units under the Company Stock Unit Plan, and (v) 15,907,552 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding rights (the “Rights”) to purchase shares of Company Common Stock issued pursuant to the Rights Agreement, dated as of October 9, 2009 (the “Company Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as rights agent. All outstanding shares of Company Common Stock are and all shares of Company Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of November 12, 2010, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Option Plan, the Company Stock Unit Plan or otherwise, and, for each such option or other right, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof. Since December 31, 2009, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding Options and outstanding units under the Company Stock Unit Plan referred to above in this Section 3.2(a). Except (A) as set forth in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2, as of the date of this Agreement, there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

(b) None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries, except pursuant to the Company Stock Unit Plan.

Section 3.3  Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Merger, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Shareholder Approval for the adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company’s Board of Directors, at a meeting duly called and held, has (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, (ii) resolved to submit this Agreement to the shareholders of the Company and recommend that shareholders of the Company approve and adopt this Agreement and the transactions contemplated hereby, and (iii) determined that this Agreement and the Merger are fair to and otherwise in the best interests of the holders of Company Common Stock.

(c) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or the compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or the Subsidiary Documents, or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Shareholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”), or any Permit, to which the Company or any of its Subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or affected, except, in the case of clause (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Shareholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the ‘‘Company Shareholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Merger.

Section 3.4  Governmental Approvals.  Except for (a) the filing by Parent with the Securities and Exchange Commission (the “SEC”) of a registration statement (the ‘‘Registration Statement”) under the Securities Act with respect to the issuance of Parent Common Stock in the Merger, which shall include the proxy statement of the Company relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) and other filings required under, and compliance with other applicable requirements of, the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of The NASDAQ Stock Market LLC (“Nasdaq”), (b) the filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin pursuant to the WBCL, (c) filings required under, and compliance with other applicable requirements of, the HSR Act and (d) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 3.5  Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2007 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole). Without limiting the generality of the foregoing, with respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the Company SEC Documents, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of the Company as of, and for, the periods presented in such Company SEC Documents.

(c) The Company and, to the Knowledge of the Company, each of its executive officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq. The Company has previously disclosed to Parent all of the information required to be disclosed by the Company’s chief executive officer and chief financial officer to the Board of Directors of the Company or its audit committee pursuant to the certification requirements relating to Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(d) The Company has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct.

(e) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Since March 15, 2010, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(f) None of the Company or any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the audited balance sheet of the Company and its Subsidiaries as of December 31, 2009 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the ‘‘Filed Company SEC Documents”) or (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(g) None of the Company or any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Company SEC Documents.

Section 3.6  Absence of Certain Changes or Events.  Since the Balance Sheet Date there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date, (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) none of the Company or any of its Subsidiaries has taken any action described in Section 5.2(a) hereof that, if taken after the date hereof and prior to the Effective Time, without the prior written consent of Parent, would violate such provision. Without limiting the foregoing, except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.

Section 3.7  Legal Proceedings.  There is no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective officers or directors (in each case, in their capacity as such) that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, and there is no injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective officers or directors (in each case, in their capacity as such) or the assets of the Company or any of its Subsidiaries by or before any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8  Compliance with Laws; Permits.

(a) The Company and its Subsidiaries are in compliance in all material respects with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries any of their properties or other assets or any of their businesses or operations. The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, “Permits”). The Company and its Subsidiaries are in compliance in all material respects with the terms of all Permits. The consummation of the Merger will not cause the revocation or cancellation of any

Permit, except revocations or cancellations as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, agents, employees or representatives (in each case acting in their capacities as such) has , in the past three (3) years, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, that was illegal under any applicable law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, (v) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, including without limitation, the Arms Export Control Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act and other U.S. customs laws, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the Office of Foreign Assets Control Regulations, the U.S. Customs Regulations, or any Law, ruling, decision, writ, judgment, or injunction of any Governmental Authority issued pursuant thereto.

Section 3.9  Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it and any amendment thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, at the time and in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus will, at the date mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.10  Tax Matters.

(a) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns, and all material Taxes otherwise required to be paid by the Company and any of its Subsidiaries have been timely paid, except for any such Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company included in the most recent Filed Company SEC Documents. Since the Balance Sheet Date, the Company and each Subsidiary have not incurred any liability for Taxes other than Taxes incurred in the ordinary course of their business consistent with past practice of the Company and each Subsidiary.

(b) The consolidated federal income Tax Returns of the Company have been examined by and settled with (or received a “no change” letter from) the Internal Revenue Service or the applicable statute of limitations has expired for all years through December 31, 2006. Section 3.10(b) of the Company Disclosure Schedule lists each state income Tax Return filed by the Company and each of its Subsidiaries for all taxable years since the taxable year ending December 31, 2003 and lists which of such Tax Returns have been examined by and settled with (or received a “no change” letter from) the appropriate state taxing authority or for which the applicable statute of limitations has expired. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(c) Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor or by contract.

(d) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(e) With the exception of any affiliated, consolidated, combined or unitary group of which the Company is the parent, neither the Company, nor any of its Subsidiaries is or has been a member of an affiliated, consolidated, combined or unitary group.

(f) No audit or other administrative or court proceedings are pending with any taxing authority with respect to any income or other material Taxes of the Company, any of its Subsidiaries and, to the Knowledge of the Company, none is threatened. No written notice has been received by the Company or any of its Subsidiaries from any taxing authority: (i) indicating an intent to open an audit or other review; (ii) requesting information related to Tax matters; or (iii) asserting a notice of deficiency or proposed adjustment for any amount of Tax. No issue has been raised by any taxing authority in any presently pending Tax audit except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any income or other material Taxes.

(g) No claim that could give rise to material Taxes has been made in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(h) The Company has made available to Parent correct and complete copies of (A) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three (3) taxable years and (B) any audit report issued within the last three (3) years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise Taxes of the Company or any of its Subsidiaries.

(i) No Liens for Taxes exist with respect to any properties or other assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(j) All material Taxes required to be withheld by the Company or any of its Subsidiaries have been withheld and have been or will be duly and timely paid to the proper taxing authority.

(k) None of the Company or any Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(l) None of the Company or any Subsidiary will be required to include any material item of income in, or exclude a material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) change in the method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction outside the ordinary course of business of the Company or any Subsidiary or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received outside the ordinary course of business of the Company or any Subsidiary received on or prior to the Closing Date. None of the Company or any Subsidiary has participated, or is currently participating, in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any transaction requiring disclosure under a similar provision of state, local or foreign law). None of the Tax Returns of the Company or any Subsidiary contains any item that is, or would be, subject to penalties under Code Section 6662 (or any similar provision of state, local, or foreign law).

(m) Neither the Company nor any Subsidiary is a party to any agreement or arrangement relating to the allocation, sharing or indemnification of Taxes, other than with an affiliated, consolidated, combined or unitary group of which the Company is the parent, except for sharing of or indemnification obligations for Taxes of another Person pursuant to leases entered into in the ordinary course of business.

(n) For purposes of this Agreement, (i) “Taxes” shall mean taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign and shall include any transferee or successor liability in respect of taxes (whether by Law or Contract) and any several liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.11  Employee Benefits and Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) all employment or other compensation agreements, which provide annual salaries or wages exceeding $100,000 or provide for severance benefits exceeding 25% of base salary or wages or a term exceeding three (3) months, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, pension benefit, welfare benefit, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plan, policies, agreements or arrangements with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, for current or former employees, individual consultants or directors of the Company or any of its Subsidiaries (collectively, the ‘‘Company Plans”). Section 3.11(a) of the Company Disclosure Schedule separately sets forth each Company Plan which is subject to Title IV of ERISA or is a “multiemployer plan”, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b) Correct and complete copies of the following documents with respect to each of the Company Plans (other than a Multiemployer Plan) have been made available to Parent by the Company to the extent applicable: (i) any plans and related trust documents, insurance Contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto; (iii) the most recent actuarial report, if any; (iv) the most recent Internal Revenue Service determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all material non-written Company Plans.

(c) The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws. To the extent any representation in this Section 3.11 applies to a Multiemployer Plan, such representation is only made to the extent of the Knowledge of the Company or its Subsidiaries.

(d) The Company Plans intended to qualify under Section 401 or other tax-favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code, except immaterial errors or omissions that may be corrected under the Internal Revenue Service’s voluntary correction program.

(e) All contributions required to have been made by the Company or any of its Subsidiaries (without regard to any waivers granted under Section 412 of the Code), have been timely made, and no accumulated funding deficiencies exist in any of the Company Plans subject to Title IV of ERISA or Section 412 of the Code.

(f) There are no pending material actions, claims or lawsuits arising from or relating to the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such claim or lawsuit.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Merger will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Company Plan.

(h) Any individual who performs services for the Company or any of its Subsidiaries (other than through a Contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for U.S. federal income tax purposes by the Company is not an employee for such purposes.

(i) The Company has previously made available to Parent a list of each material collective bargaining or other labor union Contract applicable to Persons employed by the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party (each, a “Company Collective Bargaining Agreement”). As of the date of this Agreement, no Company Collective Bargaining Agreement is being negotiated or renegotiated by the Company or any of its Subsidiaries. No labor union, labor organization or works council or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification to the Company or any of its Subsidiaries, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(j) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations, (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened against or involving the Company or any of its Subsidiaries involving any employee of the Company or any of its Subsidiaries or (iii) complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. There are no unfair labor practice charges pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened by or on behalf of any employee or former employee of the Company or any of its Subsidiaries.

(k) The Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries within the six (6) months prior to the Closing.

(l) Neither the Company nor any of its Subsidiaries is a party to any Contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

Section 3.12  Environmental Matters.

(a) Except as set forth in Section 3.12(a) of the Company Disclosure Schedule and except for those matters that would not reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental Liabilities individually in excess of $500,000 or in the aggregate in excess of $2,000,000, (i) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (ii) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws and (iv) no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries or any property to or at which the Company or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental Liabilities.

(b) For purposes of this Agreement:

(i) ‘‘Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

(ii) ‘‘Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental Permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

(iii) “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos and polychlorinated biphenyls.

(iv) ‘‘Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

(c) Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.12 shall be the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Environmental Liabilities and Environmental Laws.

Section 3.13  Contracts.

(a) Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of (i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof, and (ii) each of the following to which the Company or any of its Subsidiaries is a party: (A) Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom the Company, any of its existing or future Subsidiaries or Affiliates may sell products or deliver services, (B) partnership or joint venture agreement, (C) Contract for the acquisition or sale of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) (1) entered into since January 1, 2006 or (2) currently in effect, which requires ongoing performance or imposes ongoing obligations, (D) Contract with any (x) Governmental Authority or (y) director or officer of the Company or any of its Subsidiaries or Affiliates, (E) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which such indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, (F) financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities, (G) voting agreement or registration rights agreement, (H) mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries, (I) customer, client or supply Contract that involves consideration in the Company’s fiscal year ended December 31, 2010 in excess of $500,000 or that is reasonably likely to involve consideration in the Company’s fiscal year ending December 31, 2011 or the Company’s fiscal year ending December 31, 2012 in excess of $500,000, (J) Contract (other than customer, client or supply Contracts) that involve consideration (whether or not measured in cash) of greater than $500,000, (K) collective bargaining agreement, (L) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, (1) lease or rental Contract, (2) product design or development Contract, (3) consulting Contract, (4) indemnification Contract, (5) license or royalty Contract, (6) merchandising, sales representative or distribution Contract or (7) Contract granting a right of first refusal or first negotiation, and (M) commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2(a), each a “Material Contract”). The Company has heretofore made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. No approval, consent or waiver of any Person is needed in order that any Material Contract continues in full force and effect following the consummation of the Merger. None of the Company or any of its Subsidiaries is in default under any Material Contract or other Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Company Contracts”), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received any notice of termination or cancellation under any Material Contract, received any notice of breach or default in any material respect under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

Section 3.14  Title to Properties.  Each of the Company and its Subsidiaries (i) has good and valid title to all properties and other assets and good, marketable, indefeasible and insurable fee simple title to all real property assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except Permitted Liens, and (ii) is the lessee or sublessee of all leasehold estates and leasehold interests (A) reflected as being leased in the Filed Company SEC Documents (or acquired after the date thereof) and (B) set forth in Section 3.14 of the Company Disclosure Schedule as being leased, which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents). Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects, subject to Permitted Liens.

Section 3.15  Intellectual Property.

(a) For purposes of this Agreement:

(i) ‘‘Company Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

(ii) ‘‘Company Technology” means all Technology used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

(iii) ‘‘Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, ‘‘Patents”); (B) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights and registrations and applications therefor (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); and (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D).

(iv) ‘‘Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

(v) ‘‘Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks and any unregistered Marks that are material to the business of the Company and its Subsidiaries taken as a whole, registered Copyrights and pending applications for registration of any Copyrights owned or filed by the Company or any of its Subsidiaries. Section 3.15(b) of the Company Disclosure Schedule lists the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.

(c) The Company and/or one of its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, all of the Company Intellectual Property and Company Technology. The use, practice or other commercial exploitation of the Company Intellectual Property by the Company or any of its Subsidiaries and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company Technology, and the operation of the Company’s and its Subsidiaries’ businesses do not infringe, constitute an unauthorized use of or misappropriate any Intellectual Property Rights of any third Person. None of the Company or any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened, suit, action, investigation or proceeding which involves a claim (i) against the Company or any of its Subsidiaries of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or (ii) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner. None of the Company or any of its Subsidiaries has received written notice of any such threatened claim.

(d) To the Knowledge of the Company, no Person (including employees and former employees of the Company or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property, and none of the Company or any of its Subsidiaries has made any such claims against any Person (including employees and former employees of the Company or any of its Subsidiaries).

(e) No Trade Secret or any other non-public, proprietary information material to the businesses of the Company or any of its Subsidiaries as presently conducted has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any employee or any third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use of the Company Intellectual Property or Company Technology. The Company and its Subsidiaries have taken reasonably necessary and appropriate steps to protect and preserve the confidentiality of the Trade Secrets and any other confidential information of the Company or its Subsidiaries.

(f) The Company and its Subsidiaries own, lease or license all Software, hardware, databases, computer equipment and other information technology (collectively, “Computer Systems”) that are necessary for the operations of the businesses of the Company and its Subsidiaries. The Computer Systems used by the Company and its Subsidiaries have functioned consistently and accurately since being installed. The data storage and transmittal capability, functionality and performance of each item of the Computer Systems and the Computer Systems as a whole are wholly satisfactory for the Company’s and its Subsidiaries’ businesses. The Computer Systems used by the Company and its Subsidiaries have not failed to any material extent and the data which they process has not been corrupted. The Company and its Subsidiaries have taken reasonable steps in accordance with industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems. The Computer Systems are adequate for the operation of the Company’s and its Subsidiaries’ businesses as currently conducted, taken as a whole.

Section 3.16  Insurance.  The Company has made available to Parent all insurance policies maintained by the Company or any of its Subsidiaries (the “Policies”). The Policies (a) have been issued by insurers which, to the Knowledge of the Company, are reputable and financially sound and (b) are in full force and effect. None of the Company or any of its Subsidiaries is in material breach or default, and none of the Company or any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies. No notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any of the Policies. The consummation of the Merger will not, in and of itself, cause the revocation, cancellation or termination of any Policy.

Section 3.17  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Robert W. Baird & Co. Incorporated (the “Company Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock (the “Fairness Opinion”). A correct and complete copy of the Fairness Opinion has been delivered to Parent. The Company has been authorized by the Company Financial Advisor to permit the inclusion of the Fairness Opinion and/or references thereto in the Proxy Statement/Prospectus.

Section 3.18  Brokers and Other Advisors.  Except for the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent a correct and complete copy of the Company’s engagement letter with the Company Financial Advisor, which letter describes all fees payable to the Company Financial Advisor in connection with the Merger, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of the Company Financial Advisor (the “Engagement Letter”).

Section 3.19  State Takeover Statutes; Company Rights Agreement.  The Company has taken all necessary action so that no “business combination”, “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company

(including, without limitation, Sections 180.1130 through 180.1134, Sections 180.1140 through 180.1144 and Section 180.1150 of the WBCL, Section 6.05 of Chapter DFI of the Department of Financial Institutions of the Wisconsin Administrative Code and Chapter 552 of the Wisconsin Statutes) will (a) prohibit or restrict the Company’s ability to perform its obligations under this Agreement or the Articles of Merger or its ability consummate the Merger, (b) have the effect of invalidating or voiding this Agreement or the Articles of Merger, or any provision hereof or thereof, or (c) subject Parent or Merger Sub to any impediment or condition in connection with the exercise of any of their respective rights under this Agreement. No other Wisconsin state takeover statute or similar statute or regulation is applicable to or purports to be applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement. In addition, the Company has taken all actions necessary: (a) to render the Company Rights Agreement inapplicable to this Agreement and the Merger; and (b) to amend the Company Rights Agreement so that (i) the execution and delivery of this Agreement and the consummation of the Merger shall not cause (A) the Rights to become exercisable under the Company Rights Agreement, (B) Parent, Merger Sub or any of their respective Affiliates to be deemed an Acquiring Person (as defined in the Company Rights Agreement) under the Company Rights Agreement or (C) the occurrence of the Shares Acquisition Date or Distribution Date (as such terms are defined in the Company Rights Agreement); and (ii) immediately prior to the Effective Time, the Rights shall expire and no longer be outstanding. Neither the Shares Acquisition Date nor the Distribution Date (as such terms are defined in the Company Rights Agreement) has occurred.

Section 3.20  Reorganization Treatment.  Neither the Company nor any of its Subsidiaries nor any of their Affiliates has taken or agreed to take any action that could reasonably be expected to prevent the Integrated Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. To the Company’s Knowledge, there are no agreements, plans or other circumstances that would reasonably be expected to prevent the Integrated Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.21  Ownership of Parent Common Stock.  Neither the Company nor any of its Subsidiaries beneficially owns any shares of Parent Common Stock or any options, warrants or other rights to acquire Parent Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT,
MERGER SUB AND MERGER SUB 2

Parent, Merger Sub and Merger Sub 2, jointly and severally, represent that except as set forth in any Parent SEC Document filed or furnished between January 1, 2010 and the date of this Agreement (excluding any disclosures set forth in any such Parent SEC Document under the heading “Risk Factors” or with regard to the safe harbor for forward-looking statements or any similar section or disclosure and any disclosures therein that are predictive, cautionary or forward-looking in nature):

Section 4.1  Organization, Standing and Power.  Each of Parent and Merger Sub is a corporation, and Merger Sub 2 is a limited liability company, duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate or limited liability company power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”).

Section 4.2  Capitalization of Parent.  The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock and 50,000,000 shares of Preferred Stock, par value $.10 per share (“Parent Preferred Stock”). At the close of business on November 12, 2010, (i) 98,592,490 shares of Parent Common Stock were issued and outstanding, (ii) 3,811,766 shares of Parent Common Stock were held by Parent in its treasury, (iii) 2,810,140 shares of Parent Common Stock were reserved for issuance pursuant to options or other rights outstanding to acquire Parent Common Stock, (iv) 10,886,435 shares of Parent Common Stock were reserved for issuance upon conversion of Parent’s outstanding 4.25% Convertible Senior Notes due 2014 and (v) 5,000,000 shares of Parent Preferred Stock were reserved for issuance upon the exercise of previously outstanding rights to purchase shares of Parent Preferred Stock issued pursuant to the Rights Agreement, dated as of March 12, 1998 (the “Parent Rights Agreement”), between Parent and ChaseMellon Shareholder Services, L.L.C. As of the date of this Agreement, no shares of Parent Preferred Stock or preferred share purchase rights issuable pursuant to the Parent Rights Agreement are issued and outstanding. All outstanding shares of Parent Common Stock are and all shares of Parent Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Each share of Parent Common Stock to be issued in connection with the Merger has been duly authorized and, when so issued, will be fully paid and nonassessable, and will not be subject to preemptive rights. None of Parent, Merger Sub or Merger Sub 2 owns any shares of Company Common Stock.

Section 4.3  Authority; Noncontravention.

(a) Each of Parent, Merger Sub and Merger Sub 2 has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Merger. The execution, delivery and performance by Parent, Merger Sub and Merger Sub 2 of this Agreement, and the consummation by Parent, Merger Sub and Merger Sub 2 of the Merger, have been duly authorized and approved by their respective Boards of Directors or Managers, and no other corporate or limited liability company action on the part of Parent, Merger Sub and Merger Sub 2 is necessary to authorize the execution, delivery and performance by Parent, Merger Sub and Merger Sub 2 of this Agreement and the consummation by them of the Merger. This Agreement has been duly executed and delivered by Parent, Merger Sub and Merger Sub 2 and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub and Merger Sub 2, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) None of the execution and delivery of this Agreement by Parent, Merger and Merger Sub 2, the consummation by Parent, Merger Sub or Merger Sub 2 of the Merger or the compliance by Parent, Merger Sub or Merger Sub 2 with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation or formation, as the case may be, or bylaws or operating agreement of Parent, Merger Sub or Merger Sub 2 or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4  Governmental Approvals.  Except for (a) filings required under, and compliance with applicable requirements of, the Securities Act, the Exchange Act and the rules of the NYSE, (b) the filing of Articles of Merger with the Department of Financial Institutions of the State of Wisconsin pursuant to the WBCL and (c) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent, Merger Sub or Merger Sub 2 or the consummation by Parent, Merger Sub and Merger Sub 2 of the Merger, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent, Merger Sub or Merger Sub 2 to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 4.5  Parent SEC Documents; Undisclosed Liabilities.

(a) Parent has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2007 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole). Without limiting the generality of the foregoing, with respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the Parent SEC Documents, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of the Company as of, and for, the periods presented in such Parent SEC Documents.

(c) None of Parent or any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the audited balance sheet of Parent and its Subsidiaries as of December 31, 2009 (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement or (ii) incurred after December 31, 2009 in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6  Absence of Certain Changes or Events.  Since December 31, 2009 there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7  Brokers and Other Advisors.  Except for Credit Suisse, the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.8  Reorganization Treatment.  Neither Parent nor any of its Subsidiaries nor any of their Affiliates has taken or agreed to take any action that could reasonably be expected to prevent the Integrated Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. To Parent’s Knowledge, there are no agreements, plans or other circumstances that would reasonably be expected to prevent the Integrated Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.9  Financing.  Parent has available sufficient cash, cash equivalents and access to financing in the aggregate to satisfy its obligations to permit Parent and Merger Sub to consummate the Merger, including to pay the cash portion of the Merger Consideration.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1  Preparation of the Registration Statement and Proxy Statement/Prospectus; Company Shareholders Meeting.

(a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare the Proxy Statement/Prospectus and Parent shall prepare and file with the SEC the Registration Statement, which shall include the Proxy Statement/Prospectus. If at any time prior to the Effective Time any information relating to the Company or Parent or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Registration Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Registration Statement or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement or the Merger.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Company Shareholders Meeting”) solely for the purpose of obtaining the Company Shareholder Approval, provided, however, that the Board of Directors of the Company may postpone the holding of the Company Shareholders Meeting if it determines in good faith (after considering applicable provisions of state law and after consulting with and receiving the advice of its outside counsel) that the failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the shareholders of the Company under applicable Law. Subject to Section 5.3(c), the Company shall, through its Board of Directors, recommend to its shareholders adoption of this Agreement (the “Company Board Recommendation”). The Proxy Statement/Prospectus shall include a copy of the Fairness Opinion and (subject to Section 5.3(c)) the Company Board Recommendation. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) any Company Adverse Recommendation Change.

Section 5.2  Conduct of Business.

(a) Except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (w) conduct its business in the ordinary course consistent with past practice in all material respects, (x) comply in all material respects with all applicable Laws and the requirements of all Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall not be materially impaired at the Effective Time and (z) keep in full force and effect all material Policies, other than changes to such Policies made in the ordinary course of business. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement, as required by applicable Law or as expressly consented to in writing by Parent, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Company Common Stock upon the exercise of options granted under the Company Stock Plan and shares of Company Common Stock under the terms of the Company Stock Unit Plan, in each case that are outstanding on the date of this Agreement and in accordance with the terms thereof; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests except pursuant to the Company Stock Unit Plan; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its shareholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (D) split, combine, subdivide or reclassify any shares of its capital stock; or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plan or the Company Stock Unit Plan or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related Contract;

(ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (A) borrowings by the Company in the ordinary course of business under the Company’s existing revolving credit agreement listed on Section 3.13(a) of the Company Disclosure Schedule (as to which the Company shall keep Parent regularly informed) and guarantees of such borrowings issued by the Company’s Subsidiaries to the extent required under the terms of such credit facility, and (B) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(iii) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) with a fair market value in excess of $250,000 individually or $500,000 in the aggregate to any Person, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(a)(iii) of the Company Disclosure Schedule, correct and complete copies of which have been made available to Parent or (C) dispositions of obsolete or worthless assets;

(iv) make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is in excess of $1,000,000 in the aggregate in any month;

(v) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or (B) except in the ordinary course of business consistent with past practice or pursuant to a capital expenditure permitted pursuant to Subsection 5.2(a)(iv), any assets that, individually, have a purchase price in excess of $100,000 or, in the aggregate, have a purchase price in excess of $500,000;

(vi) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business;

(vii) (A) other than in the ordinary course of business consistent with past practice, enter into, terminate or amend any Material Contract or any other Contract that is material to the Company and its Subsidiaries, taken as a whole, (B) enter into or extend the term or scope of any Contract that purports to restrict the Company or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, in each case that is material to the business of the Company and its Subsidiaries taken as a whole, (C) amend or modify the Engagement Letter, (D) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Merger or (E) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(viii) (A) increase in any manner, other than increases in benefits that do not violate clause (B) of this subsection, the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any director, officer, other employee, consultant or Affiliate or (B) amend or otherwise modify benefits under any Company Plan, except as set forth in Section 5.2(a)(viii) of the Company Disclosure Schedule grant any awards under any Company Plan (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units, restricted stock units or restricted stock, or the removal of existing restrictions in any Contract or Company Plan or awards made thereunder), accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Plan as in effect on the date hereof, or terminate or establish any Company Plan, other than, in the case of clause (A) or (B), (x) as required pursuant to applicable Law or the terms of the agreements set forth on Section 5.2(a)(viii) of the Company Disclosure Schedule (correct and complete copies of which have been made available to Parent) and (y) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice;

(ix) make or change any material election concerning Taxes or Tax Returns, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(x) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xi) amend the Company Charter Documents or the Subsidiary Documents; redeem the Rights, amend or terminate the Company Rights Agreement or otherwise take any action to render the Company Rights Plan inapplicable to any transaction (other than the Merger) or any Person (other than Parent and Merger Sub);

(xii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(xiii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(xiv) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without prior approval of Parent, except for communications in the ordinary course of business that do not relate to the Merger;

(xv) settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 5.11 hereof);

(xvi) other than in the ordinary course of business, consistent with past practice, agree or consent to any agreement or modification of any existing agreement with any Governmental Authority, except as required by applicable Laws; or

(xvii) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would (A) cause any of the representations or warranties of the Company set forth in this Agreement (1) that are qualified as to materiality or Material Adverse Effect to be untrue or (2) that are not so qualified to be untrue in any material respect or (B) in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement.

Parent agrees that, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement or as required by applicable Law, and except as may be consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to, take any action or agree, in writing or otherwise, to take any action which would (A) cause any of the representations or warranties of Parent, Merger Sub or Merger Sub 2 set forth in this Agreement (1) that are qualified as to materiality or Material Adverse Effect to be untrue or (2) that are not so qualified to be untrue in any material respect or (B) in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement.

Section 5.3  No Solicitation by the Company, Etc.

(a) The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives. The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal, (iii) accept a Takeover Proposal or enter into any agreement related to any Takeover Proposal or (iv) enter into any agreement that would require the Company to abandon the Merger or terminate this Agreement; provided, however, that if after the date hereof the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement or any standstill agreement, and the Board of Directors of the Company reasonably determines in good faith (after receiving the advice of a financial advisor of national recognized reputation) that such Takeover Proposal constitutes a Superior Proposal, and such Board determines in good faith (after considering applicable provisions of state law and after consulting with and receiving the advice of outside counsel) that failure to take the actions specified in clauses (A) or (B) of this Section 5.3(a) is reasonably likely to constitute a breach by such Board of its fiduciary duties to the Company’s shareholders under applicable Law, then the Company may, at any time prior to obtaining the Company Shareholder Approval (but in no event after obtaining the Company Shareholder Approval) and after providing Parent not less than 24 hours written notice of its intention to take such actions (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 5.3, and (2) the Company delivers to Parent, concurrently with its delivery to such Person, all such non-public information delivered to such Person not previously provided to Parent, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests and of the status of any discussions or negotiations.

(c) Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or the approval and adoption by such Board of Directors of this Agreement and the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)) (any action described in clauses (i), (ii) or (iii) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding the foregoing, the Board of Directors of the Company may make a Company Adverse Recommendation Change, (x) following receipt of any Takeover Proposal made after the date hereof which the Board of Directors of the Company determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation and of its outside counsel) constitutes a Superior Proposal or (y) if a Parent Material Adverse Effect has occurred, and, in the case of either (x) or (y), the Board of Directors of the Company determines in good faith (after considering applicable provisions of state law and after consulting with and receiving the advice of its outside counsel) that failure to take such action would be reasonably likely to constitute a breach by the Board of Directors of the Company of its fiduciary duties to the shareholders of the Company under applicable Law; provided, however, that no Company Adverse Recommendation Change may be made (i) unless in response to a Superior Proposal and (ii) until after the third business day following Parent’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than three (3) business days prior to the Company Shareholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable) from the Company (a “Company Adverse Recommendation Notice”) advising Parent that the Board of Directors of the Company intends to make such Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new three (3) business day period (unless at the time such notice is otherwise required to be given there are less than three (3) business days prior to the Company Shareholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable)). In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a Company Adverse Recommendation Notice or otherwise) in determining whether such third party Takeover Proposal still constitutes a Superior Proposal (and the Company shall have negotiated in good faith with Parent during such three (3) business day period (to the extent Parent desires to negotiate) with respect to such changes to the terms of this Agreement proposed by Parent). The Company shall keep confidential any proposals made by Parent to revise the terms of this Agreement.

(d) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 20% or more of any class of equity securities of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of the Company or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Merger.

“Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement or any standstill agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 70% of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the Board of Directors of the Company determines in its good faith and reasonable judgment (after considering applicable provisions of state law and after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to the Company’s shareholders from a financial point of view than the Merger, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing, and which is reasonably likely to be completed, taking into account any approval requirements and all other financial, legal, regulatory and other aspects of such proposal, and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

(e) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.3(c); provided, further, that any such disclosure made pursuant to this Section 5.3(e) with respect to a Takeover Proposal (other than a communication of the type contemplated by Rule 14d-9(f) of the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Board of Directors of the Company expressly reaffirms its recommendation that the shareholders of the Company approve and adopt this Agreement in such communication.

Section 5.4  Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 5.4(d)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Merger, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Merger. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and appropriate filings under all other applicable Antitrust Laws with respect to the Merger as promptly as practicable and in any event within thirty (30) business days after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable Antitrust Laws. Each party shall use its reasonable best efforts and cooperate fully with each other (i) to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Antitrust Laws as soon as practicable; and (ii) the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to the Merger and (y) if any state takeover statute or similar Law becomes applicable to the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Merger.

(c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Merger (including, to the extent permitted by applicable Laws relating to the exchange of information, providing copies of all such documents to the outside antitrust counsel of the other parties prior to the submission of the filing or application and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Merger, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Merger. The parties shall consult with each other prior to any meetings, by telephone or in person, with any Governmental Authority regarding the transactions contemplated hereby, and shall provide each other the right to have a representative present at any such meeting to the extent appropriate or permitted by the Governmental Authority.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Merger. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 5.4 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 7.1 so long as such party has up to then complied in all material respects with its obligations under this Section 5.4, (ii) require Parent to offer, accept or agree to (A) dispose or hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, the Company or any of their Affiliates may carry on business in any part of the world or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging the Merger as violative of any Antitrust Law. Any ‘proposing, negotiating, committing to and effecting any divestiture, sale, disposition, hold separate, or limitation on freedom of action with regard to any aspect of the Company or its Subsidiaries shall be subject to and conditioned upon the consummation of the Merger.

Section 5.5  Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, the Company and Parent shall consult with each other before issuing, and shall give each other reasonable opportunity to review and comment upon, any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the Merger, and shall not issue or cause the publication of any such press release or other public announcement prior to such consultation, except as may be required by Law or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release.

Section 5.6  Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives and the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or submitted by the Company pursuant to the requirements of Federal or state securities Laws to the extent not available to the public through the SEC’s EDGAR system (and the Company shall deliver to Parent a copy of each report, schedule and other document proposed to be filed or submitted by the Company pursuant to the requirements of Federal securities Laws not less than five (5) business days prior to such filing) and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws and (ii) all other information concerning the Company and its Subsidiaries’ businesses, properties and personnel as Parent may reasonably request. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of April 1, 2010, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent and its Representatives shall hold information received from the Company pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreement.

(b) Subject to the conditions in Section 5.6(a), (i) access for Parent and its Representatives shall include access to all material environmentally related audits, studies, reports, analyses and results of investigations performed with respect to the currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries and (ii) Parent and its Representatives shall have the right to conduct (or cause an environmental consultant to conduct) Phase I Environmental Site Assessments and compliance audits at any real property owned, operated or leased by the Company or any of its Subsidiaries, subject to any restrictions imposed in current leases, and the Company shall cooperate in connection therewith.

(c) No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.

Section 5.7  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Merger or from any Person alleging that the consent of such Person is or may be required in connection with the Merger, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Parent or the Company, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (i) that is qualified as to materiality or Material Adverse Effect to be untrue and (ii) that is not so qualified to be untrue in any material respect, and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement or (B) limit the remedies available to the party receiving such notice. Any failure to give notice pursuant to this Section 5.7 shall not be deemed to constitute a violation of this Section 5.7 or the failure of any condition set forth in Article VI or otherwise constitute a breach of this Agreement, unless the underlying matter requiring notice would independently result in a failure of a condition set forth in Article VI to be satisfied.

Section 5.8  Indemnification and Insurance.

(a) From and after the Effective Time, Parent, the Surviving Corporation and the Surviving LLC shall indemnify the individuals who at or prior to the Effective Time were directors or officers of the Company or any its Subsidiaries or who is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of, or in any other fiduciary capacity with respect to, any Company Plan or any other Person (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent (i) required by the Company Charter Documents as in effect on the date of this Agreement and (ii) permitted under applicable Law. An Indemnitee shall notify Parent, the Surviving Corporation and the Surviving LLC in writing promptly upon learning of any claim, action, suit, proceeding, investigation or other matter in respect of which such indemnification may be sought. Parent, the Surviving Corporation and the Surviving LLC shall have the right, but not the obligation, to assume and control the defense of, including the investigation of, and corrective action required to be undertaken in response to, any litigation, claim or proceeding (each, a “Claim”) relating to any acts or omissions covered under this Section 5.8 with counsel reasonably selected by it (and, if Parent, the Surviving Corporation and the Surviving LLC shall have assumed such defense, they shall not be liable for the fees or expenses of any separate counsel retained by the Indemnitee); provided, however, that the Indemnitee shall be permitted to participate in the defense of such Claim at his or her own expense. Notwithstanding anything to the contrary, in no event shall Parent, the Surviving Corporation or the Surviving LLC be liable for any settlement or compromise effected without its written consent. Each of Parent, the Surviving Corporation, the Surviving LLC, and the Indemnitees shall cooperate in the defense of any Claim and shall furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(b) Parent shall use its reasonable best efforts to cause the individuals serving as officers and directors of the Company or any its Subsidiaries or who is or was serving at the request of the Company or any of its Subsidiaries as a director or officer, or in any other fiduciary capacity with respect to, any Company Plan or any other Person immediately prior to the Effective Time who are then covered by the directors’ and officers’ liability insurance policy currently maintained by the Company (a correct and complete copy of which has heretofore been delivered to Parent) to be covered for a period of six (6) years from the Effective Time by such policy (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous in any material respect than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, that in no event shall Parent be required to expend per year of coverage more than 300% of the amount currently expended by the Company per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto. If notwithstanding the use of reasonable best efforts to do so, Parent is unable to maintain or obtain the insurance called for by this paragraph, Parent shall obtain as much comparable insurance as available for the Maximum Amount. The Indemnitees may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.

(c) The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee and his or her heirs.

Section 5.9  NYSE Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

Section 5.10  Company Stock Options

(a) Prior to the Effective Time, the Company shall take such actions as may be necessary such that at the Effective Time each option (“Option”) to acquire Company Common Stock outstanding after the Effective Time under the Company Option Plan, whether or not then exercisable, shall be converted into and become a right with respect to Parent Common Stock. From and after the Effective Time, (i) each Option assumed by Parent may be exercised solely for Parent Common Stock, (ii) the number of shares of Parent Common Stock (rounded down to the nearest whole share) subject to each Option shall be equal to the product of (A) the number of shares of Company Common Stock previously subject to such Option and (B) the amount determined by adding (y) the Exchange Ratio and (z) the quotient obtained by dividing $24.00 by the closing price per share of Parent Common Stock on the NYSE on the trading day preceding the Closing Date, rounded up to the nearest whole cent (the “Cash Equivalent”), and (iii) the per share exercise price for each Option shall be equal to the exercise price per share for the shares of Company Common Stock previously purchasable pursuant to such Option divided by the amount obtained by adding the Exchange Ratio and the Cash Equivalent; provided, however, that in the case of any Option which is an “incentive stock option,” as defined under Section 422 of the Code, the exercise price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option shall be determined in a manner consistent with Section 424(a) of the Code and, in the case of all Options, a manner satisfying the requirements of Section 409A of the Code. The Options shall be subject to the same terms and conditions (including expiration date and exercise provisions) as were applicable to the corresponding options with respect to Company Common Stock immediately prior to the Effective Time. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Company Option Plans and the Options to permit the assumption of unexercised Options by Parent pursuant to this Section 5.10.

(b) Effective as of the Effective Time, Parent shall assume each Option in accordance with the terms of the Company Option Plan and the stock option agreement by which it is evidenced. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of all Options assumed by it in accordance with this Section 5.10. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8 or any successor or other appropriate form with respect to the shares of Parent Common Stock subject to such Options. Parent shall use all reasonable efforts to maintain the current status of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding.

Section 5.11  Securityholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Merger, and no such settlement shall be agreed to without Parent’s prior written consent.

Section 5.12  Fees and Expenses.  Except as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 5.13  Rule 16b-3.  Prior to the Effective Time, the Company and Parent shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 5.14  Reorganization Matters.  The parties hereto shall cooperate and use their commercially reasonable efforts in obtaining the opinion of tax counsel to Parent, for the benefit of Parent, and the tax counsel to the Company, for the benefit of the Company’s Board of Directors, and to deliver to Parent’s and the Company’s respective tax counsels a certificate containing representations reasonably requested by such counsels in connection with rendering of any opinion to be issued by such counsel dated as of the Closing Date to the effect that the Integrated Merger will qualify as a reorganization under Section 368(a) of the Code. Parent’s and the Company’s respective tax counsels shall be entitled to rely upon such representations in rendering any such opinions. None of Parent, Merger Sub, Merger Sub 2, or the Company shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause to be taken any action which would cause to be untrue) any of such certificates and representations. Parent, Merger Sub, Merger Sub 2 and the Company shall, and shall cause any direct or indirect transferee of property from any of the foregoing, to agree to elect to apply the provisions of Temporary Regulations Section 1.368-IT(e)(2) as required by Notice 2010-25 and not adopt any treatment of U.S. federal income tax purposes inconsistent with such election.

Section 5.15  Retention Pool.  Parent shall establish a retention pool in an amount of approximately $7,000,000 (the “Retention Pool”) to make payments to eligible individuals set forth in Section 5.15 of the Company Disclosure Schedule who remain employees of the Surviving LLC or any Affiliate of the Surviving LLC for a period of no less than six (6) months following the Effective Time (the “Retention Period”), except that an eligible individual terminated by or caused to be terminated by the Surviving LLC or any Affiliate of the Surviving LLC without cause during the Retention Period shall be eligible to retain the initial payment and receive the subsequent payment from the Retention Pool. One half of the amounts awarded under the Retention Pool shall be paid promptly after the Effective Time and one half of the amounts awarded under the Retention Pool shall be paid at the end of the Retention Period to eligible individuals, subject to the requirement that an eligible individual who ceases to be an employee of the Surviving LLC or any Affiliate of the Surviving LLC during the Retention Period, except if terminated or caused to be terminated by the Parent without cause, shall no longer be eligible to receive the payment due at the end of the Retention Period and shall repay the Parent an amount determined by multiplying the payment that eligible individual received from the Retention Pool at the Effective Time by a fraction, the numerator of which is 182 minus the number of days the eligible employee remained an employee of the Surviving LLC or any Affiliate of the Surviving LLC and the denominator of which is 182.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

(b) Antitrust.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other applicable Antitrust Law shall have been terminated or shall have expired, and all actions required by, or filings required to be made with, any Governmental Authority under any Antitrust Law that are necessary to permit the consummation of the Merger shall have been taken or made;

(c) No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal;

(d) Registration Statement.  The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e) Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.2  Conditions to Obligations of Parent, Merger Sub and Merger Sub 2.  The obligations of Parent, Merger Sub and Merger Sub 2 to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3(a), 3.3(b), 3.3(c)(i), the first sentence of Section 3.6, Section 3.17 and Section 3.18 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall have been true only as of such time), (ii) the other representations and warranties of the Company contained in this Agreement or in any certificate delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (ii), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(c) No Litigation, Etc.  There shall not be any action, proceeding or litigation instituted, commenced or pending by any Governmental Authority that would or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition by Parent or Merger Sub of any shares of Company Common Stock or the consummation of the Merger, (ii) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, Parent’s or any of its Affiliates’ ownership or operation of all or any portion of the businesses and assets of the Company or its Subsidiaries, or, as a result of the Merger, of Parent or its Subsidiaries, (iii) as a result of the Merger, compel Parent or any of its Affiliates or to dispose of or hold separate any portion of the businesses or assets of the Company or its Subsidiaries, or of Parent or its Subsidiaries, or (iv) impose liabilities or damages on Parent, the Company or any of their respective Subsidiaries as a result of the Merger;

(d) No Restraint.  No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 6.2(c) shall be in effect;

(e) Consents.  The Company shall have obtained or caused to have been obtained all consents set forth in Section 6.2(c) of the Company Disclosure Schedule; and

(f) Opinion.  Parent shall have received the opinion of K&L Gates LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub, Merger Sub 2, and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Integrated Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code. In rendering the opinion described in this

Section 6.2(d), K&L Gates LLP shall have received and may rely upon the certificates referred to in Section 5.14 hereof.

Section 6.3  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Parent contained in Sections 4.1, 4.2, 4.3(a), 4.3(b)(i), 4.6 and 4.7 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall have been true only as of such time), (ii) the other representations and warranties of Parent contained in this Agreement or in any certificate delivered by Parent pursuant hereto (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (ii), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect;

(b) Performance of Obligations of Parent, Merger Sub and Merger Sub 2.  Parent, Merger Sub and Merger Sub 2 shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect; and

(c) Opinion.  The Company’s Board of Directors shall have received the opinion of Foley & Lardner LLP counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub, Merger Sub 2, and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Integrated Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code. In rendering the opinion described in this Section 6.3(c), Foley & Lardner LLP shall have received and may rely upon the certificates referred to in Section 5.14 hereof.

Section 6.4  Frustration of Closing Conditions.  None of the Company, Parent, Merger Sub or Merger Sub 2 may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger, as required by and subject to Section 5.4.

ARTICLE VII

TERMINATION

Section 7.1  Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time: (a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or (b) by either of the Company or Parent: (i) if the Merger shall not have been consummated on or before the Walk-Away Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; (ii) if any final, non-appealable Restraint having the effect set forth in Section 6.1(c) shall be in effect; or (iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of the Company to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 5.1 or 5.3; or (c) by Parent: (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (B) is incapable of being cured, or is not cured by the Company, prior to the earlier of (x) the thirtieth (30th ) calendar day following receipt of written notice from Parent of such breach or failure and (y) the Walk-Away Date; (ii) if (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company’s Board of Directors shall have failed to reaffirm the Company Board Recommendation within seven (7) business days after a Takeover Proposal (or a material amendment to a Takeover Proposal) shall have been made public (or any person shall have publicly announced a bone fide intention, whether or not conditioned, to make a Takeover Proposal or material amendment thereto) and receipt of any written request to so reaffirm from Parent, or (C) prior to the Company Shareholder Approval having been obtained, a willful and material breach (x) by the Company of Section 5.3 shall have occurred, or (y) by the Company of the first sentence of Section 5.1(b) shall have occurred; or (iii) if there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect; or (d) by the Company, if (i) Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b) and (B) is incapable of being cured, or is not cured by Parent, prior to the earlier of (x) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach or failure and (y) the Walk-Away Date; or (ii) at any time prior to the receipt of the Company Shareholder Approval, if the Company is simultaneously entering into a definitive agreement to effect a Superior Proposal; provided, that in order for the termination of this Agreement pursuant to this Section 7.1(d)(ii) to be effective, (x) the Company and its Board of Directors shall have complied with the procedures and obligations set forth in Section 5.3(c) with respect to such Superior Proposal and (y) the Company shall have paid the Termination Fee in accordance with Section 7.3.

Section 7.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the first sentence of Section 3.18, the last sentence of Section 5.6(a), Section 5.13 and this Article VII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, Merger Sub 2, or the Company or their respective directors, officers and Affiliates, except (a) the Company may have liability as provided in Section 7.3, and (b) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.

Section 7.3  Termination Fee.

(a) In the event that:

(i)(A) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), and (C) the Company enters into a definitive agreement with respect to or consummates a transaction contemplated by such Takeover Proposal or any other Takeover Proposal within twelve (12) months of the date this Agreement is terminated;

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) and the Company’s breach or failure triggering such termination shall have been a material and willful breach of, or failure to comply with, the Company’s obligations under Section 5.1 or 5.3;

(iii)(A) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) in circumstances not covered by Section 7.3(a)(ii), and the Company’s breach or failure triggering such termination shall have been willful, and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by such Takeover Proposal or any other Takeover Proposal within twelve (12) months of the date this Agreement is terminated;

(iv) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(v) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii);

then in any such event under clause (i), (ii), (iii), (iv) or (v) of this Section 7.3(a), the Company shall pay to Parent a termination fee of thirty-one million dollars ($31,000,000) in cash (the “Termination Fee”).

(b) Any payment required to be made pursuant to Sections 7.3(a)(i) or 7.3(a)(iii) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal (and in any event not later than two (2) business days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to Section 7.3(a)(iv) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(ii) (and in any event not later than two (2) business days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to Section 7.3(a)(ii) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(i) in the circumstances described in Section 7.3(a)(ii) (and in any event not later than two (2) business days after delivery to the Company of notice of demand for payment). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent’ and any payment required to be made pursuant to Section 7.3(a)(v) shall be made to Parent prior to, and as a condition precedent to the effectiveness of, such termination by the Company.

(c) In the event that the Company shall fail to pay the Termination Fee required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by PNC Bank in the City of Pittsburgh from time to time during such period, as such bank’s Prime Lending Rate plus 5%. In addition, if the Company shall fail to pay such fee when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee. The Company acknowledges that the Termination Fee and the other provisions of this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. The parties acknowledge and agree that in the event of a breach of this Agreement, the payment of the Termination Fee shall not constitute the exclusive remedy available to Parent, and that Parent shall be entitled to the remedies set forth in Section 8.8, including injunction and specific performance, and all additional and other remedies available at law or in equity to which Parent may be entitled; provided, however, that, in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 7.3, the Termination Fee shall be Parent’s, Merger Sub’s and Merger Sub 2’s sole and exclusive remedy under this Agreement.

(d) Notwithstanding anything to the contrary contained herein, the Company shall be obligated, subject to the terms of this Section 7.3, to pay only one Termination Fee.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  No Survival, Etc.  Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that certain of the agreements set forth in Article II and Article V and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 5.12, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.2  Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Merger by the shareholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

Section 8.3  Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent, Merger Sub or Merger Sub 2 in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub or Merger Sub 2 may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct, wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub or Merger Sub 2 of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

Section 8.5  Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Company Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.7  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, without regard to any applicable conflicts of laws principles, except to the extent that the application of the WBCL or federal securities laws is mandatory.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 8.8  Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.9  Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, Merger Sub or Merger Sub 2, to:

Allegheny Technologies Incorporated
1000 Six PPG Place
Pittsburgh, Pennsylvania 15222-5479
Attention: Jon D. Walton, Executive Vice President,
Human Resources, Chief Legal and Compliance Officer
Facsimile: (412) 394-2837

with a copy (which shall not constitute notice) to:

K&L Gates LLP
K&L Gates Center
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222-2613
Attention: Ronald D. West
Facsimile: (412) 355-6501

If to the Company, to:

Ladish Co., Inc.
P. O. Box 8902
Cudahy, Wisconsin 53110-8902
Attention: Wayne E. Larsen, Vice President Law/
Finance and Secretary
Facsimile: (414) 747-2602

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5306
Attention: John M. Olson
Facsimile: (414) 297-4900

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. Eastern Time and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.10  Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11  Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of such Person’s officers and the knowledge that each such officer would have obtained in the prudent discharge of his or her ordinary job responsibilities.

“Parent Common Stock” means the common stock, par value $.10 per share, of Parent.

“Permitted Liens” means (i) any Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value of the property subject thereto, (v) statutory landlords’ Liens and Liens granted to landlords under any lease and any other statutory Liens securing payments not yet due, (vi) any purchase money security interests, (vii) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents, and (viii) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Walk-Away Date” means June 30, 2011.

The following terms are defined on the page of this Agreement set forth after such term below:

Agreement	1
Antitrust Laws	44
Balance Sheet Date	15
Bankruptcy and Equity Exception	12
Certificate	4
Claim	47
Closing	2
Closing Date	2
Code	1
Company	1
Company Adverse Recommendation Change	41
Company Adverse Recommendation Notice	42
Company Board Recommendation	35
Company Charter Documents	10
Company Collective Bargaining Agreement	22
Company Common Stock	4
Company Contracts	26
Company Disclosure Schedule	9
Company Financial Advisor	29
Company Intellectual Property	27
Company Material Adverse Effect	9
Company Option Plan	8
Company Plans	21
Company Rights Agreement	11
Company SEC Documents	13
Company Stock Unit Plan	10
Company Stockholder Approval	13
Company Stockholders Meeting	35
Company Technology	27
Computer Systems	29
Confidentiality Agreement	46
Contract	12
Copyrights	27
Effective Time	2
Engagement Letter	30
Environmental Laws	24
Environmental Liabilities	24
ERISA	21
Exchange Act	13
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	4
Fairness Opinion	29
Filed Company SEC Documents	15

First Articles of Merger	2
Foreign Antitrust Laws	13
Hazardous Materials	24
Indemnitees	47
Integrated Merger	1
Intellectual Property Rights	27
Joint Venture Documents	10
Laws	16
Liens	10
Marks	27
Material Adverse Effect	9
Material Contract	25
Maximum Amount	48
Merger	1
Merger Consideration	4
Merger Sub	1
Merger Sub 2	1
Multiemployer Plan	21
Nasdaq	13
NYSE	7
Option	48
Parent	1
Parent Material Adverse Effect	31
Parent Preferred Stock	31
Parent Rights Agreement	31
Parent SEC Documents	33
Patents	27
Permits	17
Policies	29
Proxy Statement/Prospectus	13
Registration Statement	13
Release	24
Representatives	40
Restraints	51
Retention Period	50
Retention Pool	50
Rights	11
SEC	13
Second Articles of Merger	2
Second Merger	1
Securities Act	10
Software	27
Subsidiary Documents	10
Superior Proposal	43
Surviving Corporation	1

Surviving LLC	2
Takeover Proposal	42
Tax Returns	20
Taxes	20
Technology	27
Termination Fee	56
Trade Secrets	27
WARN	23
WBCL	1

Section 8.12  Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above set forth.

ALLEGHENY TECHNOLOGIES INCORPORATED

By:	/s/ L. Patrick Hassey
Name:     L. Patrick Hassey

Title:	Chairman & CEO

LPAD CO.

By:	/s/ L. Patrick Hassey
Name:     L. Patrick Hassey

Title:	Chairman & CEO

PADL LLC

By:	/s/ L. Patrick Hassey
Name:     L. Patrick Hassey

Title:	Chairman & CEO

LADISH CO., INC.

By:	/s/ Gary J. Vroman
Name:     Gary J. Vroman

Title:	President & CEO

ANNEX B

Investment Banking

November 16, 2010

Board of Directors
Ladish Co., Inc.
5481 South Packard Avenue
Cudahy, WI 53110

Members of the Board of Directors:

We understand that Allegheny Technologies Incorporated (the “Parent”), LPAD CO., a Wisconsin corporation that is a direct wholly owned subsidiary of the Parent (“Merger Sub”), PADL LLC, a Wisconsin limited liability company that is a direct wholly owned subsidiary of the Parent (“Merger Sub 2”) and Ladish Co., Inc. (the “Company”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “First Merger”) and that immediately after the effectiveness of the First Merger, the Company shall be merged with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, the “Merger”). In connection with the Merger, each outstanding share of common stock of the Company (the “Company Common Stock”), other than shares held by Parent or its affiliates, will be converted into the right to receive (i) a fraction of a share of common stock of the Parent (the “Parent Common Stock”) worth $24.00 at the time of the signing of the Agreement based upon a fixed exchange ratio (such number of shares, the “Stock Consideration”) and (ii) $24.00 in cash (such cash amount, the “Cash Consideration” and, together with the Stock Consideration, the “Consideration”).

In connection with your consideration of the Merger, you have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Parent and its affiliates), taken in the aggregate, of the Consideration to be received by such holders in the Merger pursuant to the Agreement. Pursuant to your request, we have only considered the fairness of the Consideration to be received by the holders of Company Common Stock (other than the Parent) in the Merger, from a financial point of view, to such holders. We have not been requested to analyze, and we have not analyzed, the fairness from a financial point of view of the Cash Consideration or the Stock Consideration, or the relative proportional amount thereof, of the Consideration separately or as any part of our analysis, and we express no opinion about the fairness of any amount or nature of the compensation or consideration (including any allocation of the Consideration) payable to any of the Company’s creditors, officers, directors or employees, or any class of such persons or to any particular stockholder, relative to the Consideration to be received by the holders of Company Common Stock. You have not asked us to express, and we are not expressing, any opinion with respect to any of the other financial or non-financial terms, conditions, determinations or actions with respect to the Merger.

Robert W. Baird & Co.
227 West Monroe Street, Suite 2100
Chicago, IL 60606
Main 312 609-4999
Fax 312 609-4950

www.rebaird.com

Board of Directors
November 16, 2010

As part of our investment banking business, we are engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In conducting our investigation and analyses and in arriving at our opinion herein, we have reviewed such information and have taken into account such financial and economic factors, investment banking procedures and considerations as we have deemed relevant under the circumstances. In that connection, and subject to the various assumptions, qualifications and limitations set forth herein, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including financial forecasts concerning the business and operations of the Company as prepared and furnished to us for purposes of our analysis by the Company’s management (the “Forecasts”) as well as the contemplated synergies associated with the Merger as prepared and furnished to us for purposes of our analysis by the Company’s management (the “Expected Synergies”); (ii) reviewed certain publicly available information, including, but not limited to, the Company’s and the Parent’s recent filings with the Securities and Exchange Commission and equity analyst research reports covering the Company and the Parent prepared by various investment banking firms; (iii) reviewed the principal financial terms of the executed Agreement dated November 16, 2010, as they related to our analysis; (iv) compared the financial position and operating results of the Company and the Parent with those of certain other publicly traded companies we deemed relevant; (v) compared the historical market prices, trading activity and market trading multiples of Company Common Stock and Parent Common Stock with those of certain other publicly traded companies we deemed relevant; (vi) compared the proposed valuation multiples implied in the Merger with the implied enterprise value multiples of certain other business combinations we deemed relevant; (vii) considered the present values of the forecasted cash flows of the Company reflected in the Forecasts; and (viii) reviewed certain potential pro forma financial effects of the Merger furnished to us, and prepared, by the Company’s management. We have held discussions with members of the Company’s and the Parent’s respective senior managements concerning the Company’s and the Parent’s historical and current financial condition and operating results, as well as the future prospects of the Company and the Parent. In connection with our engagement, we evaluated potential interest from other parties and contacted one party, other than the Parent, as directed by you. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of the Company. We have not independently verified any information supplied to us by the Company concerning the parties to the Merger that formed a substantial basis for our opinion. We have not been engaged to independently verify, have not assumed any responsibility to verify, assume no liability for, and express no opinion on, any such information, and we have assumed, without independent verification, that the Company is not aware of any information prepared by it or its advisors that might be material to our opinion that has not been provided to us. We have assumed, without independent verification, that: (i) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company and the Parent are as set forth in their respective financial statements provided to us or that are publicly available; (ii) the financial statements of the Company and the Parent provided to us or that are publicly available present fairly the results of operations, cash flows and financial condition of the Company and the Parent, respectively for the periods, and as of the dates, indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied; (iii) the Forecasts and the Expected Synergies were reasonably prepared on bases reflecting the best available estimates and good faith

Board of Directors
November 16, 2010

judgments of the Company’s senior management as to the future performance of the Company, and we have relied, without independent verification, upon such Forecasts and Expected Synergies in the preparation of this opinion, and we have assumed, without independent verification, that the Forecasts and the Expected Synergies currently contemplated by the Company’s management used in our analysis will be realized in the amounts and on the time schedule contemplated; (iv) in all respects material to our analysis, the Merger will be consummated in accordance with the material terms and conditions of the Agreement without any material amendment thereto and without waiver by any party of any of the material conditions to their respective obligations thereunder; (v) in all respects material to our analysis, the representations and warranties contained in the Agreement are true and correct and that each party will perform all of the material covenants and agreements required to be performed by it under such Agreement; (vi) all material corporate, governmental, regulatory or other consents and approvals (contractual or otherwise) required to consummate the Merger have been, or will be, obtained without the need for any material changes to the Consideration or other material financial terms or conditions of the Merger or that would otherwise materially affect the Company or the Parent or our analysis; and (vii) the Merger will be treated as a tax-free reorganization for federal income tax purposes. We have relied, without independent verification, as to all legal matters regarding the Merger on the advice of legal counsel to the Company. In conducting our review, we have not undertaken or obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise, known or unknown) or solvency of the Company or the Parent nor have we made a physical inspection of the properties or facilities of the Company or the Parent. We have not considered any expenses or potential adjustments to the Consideration relating to the Merger as part of our analysis. In each case above, we have made the assumptions and taken the actions or inactions described above with your knowledge and consent. In reaching our conclusions hereunder, we did not perform a discounted cash flow analysis of the Parent because the estimates in publicly available equity analyst research reports for the Parent are either incomplete or do not extend over a sufficiently long period of time. The Parent did not provide us with financial forecasts concerning the business and operations of the Parent. With respect to the publicly available research analyst estimates for the Parent referred to above, with your consent, we have reviewed and discussed such estimates with the management of the Parent. With respect to such estimates for the fourth quarter of 2010, we note the broad earnings per share range, and with respect to such estimates for 2011 and 2012, we have been informed by such management that such estimates represent reasonable estimates and judgments of the future financial results and conditions of the Parent, and in each case, we express no opinion with respect to such estimates or the assumptions on which they are based.

Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and our opinion does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Furthermore, we express no opinion as to the prices or trading ranges at which any of the Company’s or the Parent’s securities (including Company Common Stock and Parent Common Stock) will trade following the date hereof or as to the effect of the Merger on such prices or trading range, or any earnings or ownership dilutive impact that may result from the Parent’s issuance of its common stock as part of the Consideration. Such prices and trading ranges may be affected by a number of factors, including but not limited to (i) dispositions of the common stock of the Company and the Parent by stockholders within a short period of time after, or other market effects resulting from, the announcement and/or effective date of the Merger; (ii) changes in prevailing interest rates and other factors which generally influence the price of securities; (iii) adverse changes in the current capital markets; (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or the Parent or in the Company’s or the Parent’s industries; (v) any necessary actions by, or restrictions of, federal, state or other governmental agencies

Board of Directors
November 16, 2010

or regulatory authorities; and (vi) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.

Our opinion has been prepared at the request and for the internal and confidential information of the Board of Directors of the Company, and may not be relied upon, used for any other purpose or disclosed to any other party without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement / Prospectus to be provided to the Company’s stockholders in connection with the Merger. Any description or reference to us or our opinion in the Proxy Statement / Prospectus (or any other publicly available document or regulatory filing), however, shall be subject to our prior review and approval. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion does not address the relative merits or risks of: (i) the Merger, the Agreement or any other agreements or other matters provided for, or contemplated by, the Agreement; (ii) any other transactions that may be, or might have been, available as an alternative to the Merger; or (iii) the Merger compared to any other potential alternative transactions or business strategies considered by the Company’s Board of Directors and, accordingly, we have relied upon our discussions with the senior management of the Company with respect to the availability and consequences of any alternatives to the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how any such stockholder should vote with respect to the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee (a “Transaction Fee”) for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion, which fee is not contingent upon the conclusions of our opinion or the consummation of the Merger, but is fully creditable against the Transaction Fee (if paid). In addition, the Company has agreed to reimburse us for our out-of-pocket costs and to indemnify us against certain liabilities that may arise out of our engagement. We will not receive any other significant payment or compensation contingent upon the successful completion of the Merger.

In the past, we have provided investment banking services to the Company for which we received our customary compensation. No material relationship between the Company, the Parent or any other party or affiliate to the Merger is mutually understood to be contemplated in which any compensation is intended to be received.

We are a full service securities firm. As such, in the ordinary course of our business, we may from time to time provide investment banking, advisory, brokerage and other services to clients that may be competitors or suppliers to, or customers or security holders of, the Company or the Parent or that may otherwise participate or be involved in the same or a similar business or industry as the Company or the Parent or may from time to time trade the securities of the Company and/or the Parent (including the Company’s and the Parent’s common stock) for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities.

Our opinion was approved by our firm’s internal fairness committee, a majority of the members of which were not involved in providing financial advisory services on our behalf to the Company in connection with the Merger.

Based upon and subject to the foregoing, including the various assumptions, qualifications and limitations set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock (other than the Parent and its affiliates) taken in the aggregate, in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

Board of Directors
November 16, 2010

Very truly yours,

/s/ Robert W. Baird & Co. Incorporated
ROBERT W. BAIRD & CO. INCORPORATED

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. The Restated Certificate of Incorporation, as amended, of Allegheny Technologies Incorporated (“ATI”) provides, among other things, that the personal liability of ATI’s directors is so eliminated.

Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. ATI’s Amended and Restated Bylaws provide that ATI will indemnify any person who may be involved, as a party or otherwise, in a claim, action, suit or proceeding (other than any claim, action, suit or proceeding brought by or in the right of ATI) by reason of the fact that such person is or was a director or officer, or is or was serving at the request of ATI as a director or officer of any other corporation or entity, against certain liabilities, costs and expenses. ATI is also authorized to maintain insurance on behalf of any person who is or was a director or officer, or is or was serving at the request of ATI as a director or officer of any other corporation or entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not ATI would have the power to indemnify such person against such liability under the DGCL. ATI is a party to agreements with its directors and officers pursuant to which it has agreed to indemnify them against certain costs and expenses incurred by them in their capacities as such.

Under the Amended and Restated Bylaws of Ladish Co., Inc. (“Ladish”) and Wisconsin law, Ladish’s directors and officers are entitled to mandatory indemnification from Ladish against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding, and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined the director or officer breached or failed to perform such person’s duties to Ladish and such breach or failure constituted: (i) a willful failure to deal fairly with Ladish or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (ii) a violation of criminal law, unless the director or officer has reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Wisconsin law specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance of expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above.

Under Wisconsin law, unless its Restated Articles of Incorporation provide otherwise, directors of Ladish are not subject to personal liability to Ladish, its shareholders, or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, unless the person asserting liability proves that the breach or failure constituted: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director had a material conflict of interest; (ii) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director derived an improper personal profit; or (iv) willful misconduct. Ladish’s Restated Articles of Incorporation do not limit a director’s immunity provided by Wisconsin law. The above provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. As a result of such provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equity relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit
Number		Description

#2	.1	Agreement and Plan of Merger, by and among Allegheny Technologies Incorporated, LPAD Co., PADL LLC and Ladish Co., Inc., dated as of November 16, 2010 (incorporated by reference to Exhibit 2.1 to Allegheny Technologies Incorporated’s Current Report on Form 8-K filed on November 17, 2010).
3.1		Restated Certificate of Incorporation of Allegheny Technologies Incorporated, as amended (incorporated by reference to Exhibit 3.1 to Allegheny Technologies Incorporated’s Annual Report on Form 10-K for the year ended December 31, 1999).
3.2		Amended and Restated Bylaws of Allegheny Technologies Incorporated (incorporated by reference to Exhibit 3.2 to Allegheny Technologies Incorporated’s Annual Report on Form 10-K for the year ended December 31, 1998).
4.1		Indenture, dated as of December 18, 2001 between Allegheny Technologies Incorporated and The Bank of New York, as trustee, relating to Allegheny Technologies Incorporated’s 8.375% Notes due 2011 (incorporated by reference to Exhibit 4.2 to Allegheny Technologies Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2001).
4.2		Form of 8.375% Notes due 2011 (included in Exhibit 4.1).
4.3		Indenture, dated as of December 15, 1995 between Allegheny Ludlum Corporation and The Chase Manhattan Bank (National Association), as trustee, relating to Allegheny Ludlum Corporation’s 6.95% Debentures due 2025 (incorporated by reference to Exhibit 4(a) to Allegheny Ludlum Corporation’s Annual Report on Form 10-K for the year ended December 31, 1995), and First Supplemental Indenture, by and among Allegheny Technologies Incorporated, Allegheny Ludlum Corporation and The Chase Manhattan Bank (National Association), as Trustee, dated as of August 15, 1996 (incorporated by reference to Exhibit 4.1 to Allegheny Technologies Incorporated’s Current Report on Form 8-K dated August 15, 1996).
4.4		Form of 6.95% Debentures due 2025 (included in Exhibit 4.3).
4.5		Indenture, dated June 1, 2009, between Allegheny Technologies Incorporated and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.1 to Allegheny Technologies Incorporated’s Current Report on Form 8-K dated June 3, 2009).
4.6		First Supplemental Indenture, dated June 1, 2009, between Allegheny Technologies Incorporated and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.2 to Allegheny Technologies Incorporated’s Current Report on Form 8-K dated June 3, 2009.
4.7		Form of 9.375% Senior Notes due 2019 (included in Exhibit 4.6).
4.8		Second Supplemental Indenture, dated June 2, 2009, between Allegheny Technologies Incorporated and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.3 to Allegheny Technologies Incorporated’s Current Report on Form 8-K dated June 3, 2009).
4.9		Form of 4.25% Convertible Senior Notes due 2014 (included in Exhibit 4.8).
+5	.1	Opinion of K&L Gates LLP regarding the legality of the securities being registered.
+8	.1	Opinion of K&L Gates LLP regarding certain U.S. income tax aspects of the merger.
+8	.2	Opinion of Foley & Lardner LLP regarding certain U.S. income tax aspects of the merger.
12.1		Computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12.1 to Allegheny Technologies Incorporated’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009).
+23	.1	Consent of Ernst & Young LLP.
+23	.2	Consent of Grant Thornton LLP.
23.3		Consent of K&L Gates LLP (included in Exhibit 5.1).

Exhibit
Number		Description

23.4		Consent of K&L Gates LLP (included in Exhibit 8.1).
23.5		Consent of Foley & Lardner (included in Exhibit 8.2).
24.1		Powers of Attorney (included on signature page).
99.1		Opinion of Robert W. Baird & Co. Incorporated (included as Annex B to the proxy statement/prospectus forming part of this Registration Statement) and incorporated herein by reference).
+99	.2	Consent of Robert W. Baird & Co. Incorporated.
+99	.3	Form of proxy for Ladish Co., Inc.

#	The registrant hereby agrees to supplementally furnish the Staff, on a confidential basis, a copy of any omitted schedule upon the Staff’s request.

+	Filed herewith.

(c) Opinions

Opinion of Robert W. Baird & Co. Incorporated, attached as Annex B to the proxy statement/prospectus.

Item 22.	Undertakings

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range maybe reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) (1) The undersigned registrant hereby undertakes as follows: that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(E) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(F) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on December 27, 2010.

ALLEGHENY TECHNOLOGIES INCORPORATED

By:	/s/ Jon D. Walton
Name:     Jon D. Walton

Title:	Executive Vice President, Human Resources, Chief Legal and Compliance Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of Allegheny Technologies Incorporated, a Delaware corporation, do hereby constitute and appoint L. Patrick Hassey, Richard J. Harshman and Jon D. Walton, or any of them, the undersigned’s true and lawful attorneys and agents, with full power of substitution and resubstitution in each, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or any of them or any substitute, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ L. Patrick Hassey L. Patrick Hassey	Chairman and Chief Executive Officer (Principal Executive Officer)	December 27, 2010

/s/ Dale G. Reid Dale G. Reid	Senior Vice President, Finance and Principal Financial Officer (Principal Financial Officer)	December 27, 2010

/s/ Karl D. Schwartz Karl D. Schwartz	Controller and Principal Accounting Officer (Principal Accounting Officer)	December 27, 2010

/s/ Diane C. Creel Diane C. Creel	Director	December 27, 2010

/s/ James C. Diggs James C. Diggs	Director	December 27, 2010

Signature	Title	Date

/s/ J. Brett Harvey J. Brett Harvey	Director	December 27, 2010

/s/ Barbara S. Jeremiah Barbara S. Jeremiah	Director	December 27, 2010

/s/ Michael J. Joyce Michael J. Joyce	Director	December 27, 2010

/s/ James E. Rohr James E. Rohr	Director	December 27, 2010

/s/ Louis J. Thomas Louis J. Thomas	Director	December 27, 2010

/s/ John D. Turner John D. Turner	Director	December 27, 2010

EXHIBIT INDEX

Exhibit
Number		Description

#2	.1	Agreement and Plan of Merger, by and among Allegheny Technologies Incorporated, LPAD Co., PADL LLC and Ladish Co., Inc., dated as of November 16, 2010 (incorporated by reference to Exhibit 2.1 to Allegheny Technologies Incorporated’s Current Report on Form 8-K filed on November 17, 2010).
3.1		Restated Certificate of Incorporation of Allegheny Technologies Incorporated, as amended (incorporated by reference to Exhibit 3.1 to Allegheny Technologies Incorporated’s Annual Report on Form 10-K for the year ended December 31, 1999).
3.2		Amended and Restated Bylaws of Allegheny Technologies Incorporated (incorporated by reference to Exhibit 3.2 to Allegheny Technologies Incorporated’s Annual Report on Form 10-K for the year ended December 31, 1998).
4.1		Indenture, dated as of December 18, 2001 between Allegheny Technologies Incorporated and The Bank of New York, as trustee, relating to Allegheny Technologies Incorporated’s 8.375% Notes due 2011 (incorporated by reference to Exhibit 4.2 to Allegheny Technologies Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2001).
4.2		Form of 8.375% Notes due 2011 (included in Exhibit 4.1).
4.3		Indenture, dated as of December 15, 1995 between Allegheny Ludlum Corporation and The Chase Manhattan Bank (National Association), as trustee, relating to Allegheny Ludlum Corporation’s 6.95% Debentures due 2025 (incorporated by reference to Exhibit 4(a) to Allegheny Ludlum Corporation’s Annual Report on Form 10-K for the year ended December 31, 1995), and First Supplemental Indenture, by and among Allegheny Technologies Incorporated, Allegheny Ludlum Corporation and The Chase Manhattan Bank (National Association), as Trustee, dated as of August 15, 1996 (incorporated by reference to Exhibit 4.1 to Allegheny Technologies Incorporated’s Current Report on Form 8-K dated August 15, 1996).
4.4		Form of 6.95% Debentures due 2025 (included in Exhibit 4.3).
4.5		Indenture, dated June 1, 2009, between Allegheny Technologies Incorporated and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.1 to Allegheny Technologies Incorporated’s Current Report on Form 8-K dated June 3, 2009).
4.6		First Supplemental Indenture, dated June 1, 2009, between Allegheny Technologies Incorporated and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.2 to Allegheny Technologies Incorporated’s Current Report on Form 8-K dated June 3, 2009.
4.7		Form of 9.375% Senior Notes due 2019 (included in Exhibit 4.6).
4.8		Second Supplemental Indenture, dated June 2, 2009, between Allegheny Technologies Incorporated and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.3 to Allegheny Technologies Incorporated’s Current Report on Form 8-K dated June 3, 2009).
4.9		Form of 4.25% Convertible Senior Notes due 2014 (included in Exhibit 4.8).
+5	.1	Opinion of K&L Gates LLP regarding the legality of the securities being registered.
+8	.1	Opinion of K&L Gates LLP regarding certain U.S. income tax aspects of the merger.
+8	.2	Opinion of Foley & Lardner LLP regarding certain U.S. income tax aspects of the merger.
12.1		Computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12.1 to Allegheny Technologies Incorporated’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009).
+23	.1	Consent of Ernst & Young LLP.
+23	.2	Consent of Grant Thornton LLP.
23.3		Consent of K&L Gates LLP (included in Exhibit 5.1).
23.4		Consent of K&L Gates LLP (included in Exhibit 8.1).
23.5		Consent of Foley & Lardner (included in Exhibit 8.2).
24.1		Powers of Attorney (included on signature page).

Exhibit
Number		Description

99.1		Opinion of Robert W. Baird & Co. Incorporated (included as Annex B to the proxy statement/prospectus forming part of this Registration Statement) and incorporated herein by reference).
+99	.2	Consent of Robert W. Baird & Co. Incorporated.
+99	.3	Form of proxy for Ladish Co., Inc.

#	The registrant hereby agrees to supplementally furnish the Staff, on a confidential basis, a copy of any omitted schedule upon the Staff’s request.

+	Filed herewith.